SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HI-TECH PHARMACAL CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Hi-Tech Pharmacal Co., Inc. Common Stock, par value $0.01 per share (“Common Stock”).
(2)

Aggregate number of securities to which transaction applies:

13,654,773 shares of Common Stock and 2,390,875 shares of Common Stock underlying outstanding options of the Company with an exercise price of less than $43.50.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, solely for purposes of calculating the filing fee, is $641,571,010. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 13,654,773 shares of Common Stock issued and outstanding and owned by persons other than the Company, Akorn or Purchaser on September 20, 2013, multiplied by (2) $43.50 per share (the “per share merger consideration”); and (B) (1) 2,390,875 shares of Common Stock underlying outstanding options of the Company with an exercise price of less than $43.50, as of September 20, 2013, multiplied by (2) the excess of the per share merger consideration over the weighted average exercise price of $23.59. The filing fee equals the product of .00013640 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $641,571,010 (through September 20, 2013)
	(5)	Total fee paid: $87,510.29

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

[                 , 2013]

Dear Hi-Tech Pharmacal Co., Inc. Stockholders:

We cordially invite you to attend the annual meeting of stockholders (the “Meeting”) of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”, “Hi-Tech”, “we”, “us” or “our”), to be held at 10:00 a.m., Eastern Standard Time on [            ], 2013, at our offices at 10 Edison Street, Amityville, New York 11701 (the “Meeting”).

On August 26, 2013 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Akorn, Inc., a Louisiana corporation (“Akorn”), and Akorn Enterprises, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Akorn, pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (the “Merger”). At the Meeting, you will be asked, among other things, to consider and vote upon a proposal to adopt the Merger Agreement.

If the Merger is completed, each share of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), other than as provided below, will be converted into the right to receive $43.50 in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”). The following shares of Common Stock will not be converted into the right to receive the per share merger consideration in connection with the Merger: (a) treasury shares owned by the Company, (b) shares owned by Akorn, Purchaser or any direct or indirect subsidiary of the Company, Akorn or Purchaser and (c) shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law.

The Board of the Company (the “Board”) reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and unanimously determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders. Our Board directed that the adoption of the Merger Agreement be submitted for a vote at a meeting of stockholders and recommended that our stockholders vote to adopt the Merger Agreement. The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding at least a majority of the outstanding shares of Common Stock at the close of business on the Record Date. Please note that failing to vote has the same effect as a vote against the adoption of the Merger Agreement and approval of the Merger. More information about the Merger is contained in the accompanying proxy statement and a copy of the Merger Agreement is attached thereto as Annex A. We encourage you to read the entire proxy statement and the Merger Agreement carefully.

Regardless of the number of shares of Common Stock you own, your vote is important. Whether or not you plan to attend the Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

The Board appreciates your continuing support of the Company and urges you to support the Merger.

Sincerely,
David S. Seltzer
Chairman, President, Chief Executive Officer, Secretary and Treasurer

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ] and is first being mailed to stockholders on or about [                    ].

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [            ], 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”, “Hi-Tech”, “we”, “us” or “our”) will be held on [            ], 2013 at 10:00 a.m., Eastern Standard Time, at our offices at 10 Edison Street, Amityville, New York 11701 (the “Meeting”), for the following purposes, all as more fully described in the accompanying proxy statement:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2013 with Akorn, Inc., a Louisiana corporation (“Akorn”), and Akorn Enterprises, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Akorn, pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (the “Merger”); and to approve the transactions contemplated by the Merger Agreement, including the Merger;

2.	To consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for certain of the Company’s executive officers (the “Named Executive Officers”) in connection with the Merger;

3.	To approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary;

4.	To elect Messrs. David S. Seltzer, Reuben Seltzer, Martin M. Goldwyn, Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst to the Board of Directors to serve, in the event the Merger is not completed, until the 2014 Annual Meeting or in each case until his successor is duly elected or until his earlier resignation or removal;

5.	To ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014;

6.	To consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and

7.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Please read these materials carefully.

You can vote at the Meeting and at any adjournment or postponement of the Meeting if at the close of business on [            ], 2013 (the “Record Date”) you were a stockholder of record of the Company. Only stockholders of record and their proxies are invited to attend the Meeting in person. Your vote is very important, regardless of the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) you own.

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of Common Stock at the close of business on the Record Date. Regardless of the number of shares of Common Stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the Merger.

Whether or not you plan to attend the Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the Merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

If you plan to attend the Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the Meeting and your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the Record Date.

The Company’s Board of Directors (the “Board”) reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and unanimously determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders. Our Board directed that the adoption of the Merger Agreement be submitted for a vote at a meeting of stockholders and recommended that our stockholders vote to adopt the Merger Agreement. The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.

The Board unanimously recommends that you vote

•	“FOR” adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger;

•	“FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements;

•	“FOR” the proposal to adjourn the Meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Meeting to adopt the Merger Agreement;

•	“FOR” the election of each nominee for director;

•	“FOR” the ratification of EisnerAmper LLP as our independent registered public accounting firm; and

•	“FOR” the non-binding proposal regarding certain compensation for our Named Executive Officers.

By Order of the Board of Directors,

David S. Seltzer
Chairman, President, Chief Executive Officer, Secretary and Treasurer

Dated: [            ], 2013

Important Notice Regarding The Availability of Proxy Materials for the Stockholders’ Meeting to be Held on [                 , 2013].

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement, proxy card and accompanying 2013 annual report are available on the Internet at www.hitechpharm.com.

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on [            ], 2013

This proxy statement is furnished to stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”, “Hi-Tech”, “we”, “us” or “our”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at its Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”). The Meeting is scheduled to be held on [            ], 2013, at 10:00 a.m., Eastern Standard Time, at the Company’s offices at 10 Edison Street, Amityville, New York 11701.

SUMMARY TERM SHEET

This summary term sheet, together with the Questions and Answers About the Merger and the Annual Meeting, highlights selected information in this proxy statement and may not contain all of the information about the Merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 47. In this proxy statement, the terms “we,” “us,” “our,” “Hi-Tech” and the “Company” refer to Hi-Tech Pharmacal Co., Inc. and its subsidiaries. We refer to Akorn, Inc. as “Akorn” and to Akorn Enterprises, Inc. as “Purchaser.” When we refer to the “Merger Agreement”, we mean the Agreement and Plan of Merger, dated as of August 26, 2013, by and among the Company, Akorn and Purchaser.

The Parties Involved in the Merger (page 17)

Hi-Tech, a Delaware corporation, is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. Hi-Tech specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. Hi-Tech’s Health Care Products division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Akorn is a Louisiana corporation formed in January 1971. Akorn is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals with a focus on sterile ophthalmic and injectables. Akorn has finished dose manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey and Paonta Sahib, India.

Purchaser is a Delaware corporation and a wholly owned subsidiary of Akorn, which was formed solely for the purpose of facilitating the acquisition of Hi-Tech. To date, Purchaser has not carried on any activities other than those related to its formation and the Merger Agreement (as defined below).

Overview of the Transaction (page 18)

The Company, Akorn and Purchaser entered into the Merger Agreement on August 26, 2013. Under the terms of the Merger Agreement, Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Akorn. The following will occur in connection with the Merger:

•

each share of the Company’s Common Stock par value $.01 per share (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “effective time”), other than treasury shares or other shares owned by the Company, shares owned by Akorn, Purchaser. or any direct or indirect subsidiary of the

Company, Akorn or Purchaser, and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”), will convert into the right to receive $43.50 per share (the “per share merger consideration”), without interest, as described below;

•	all shares of Common Stock so converted will, at the effective time, be canceled, and each holder of shares of Common Stock will cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such shares; and

•	each option to purchase shares of Common Stock (a “stock option”) outstanding immediately before the effective time of the merger, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the excess, if any, of the per share merger consideration over the exercise price per share of such stock option, multiplied by the total number of shares then issuable upon exercise in full of such stock option, without interest, less any applicable withholding taxes.

At the consummation of the Merger and as a result of the Merger:

•	Purchaser will merge with and into Hi-Tech and will cease to exist, with Hi-Tech continuing as the surviving corporation and a wholly owned subsidiary of Akorn;

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth (except for any person who invests in Akorn and any member of our management team who are granted equity compensation awards in respect of Akorn stock following consummation of the Merger, each of whom will continue so to participate through his or her interest in Akorn);

•	shares of Common Stock will no longer be listed on the NASDAQ Global Select Market (“Nasdaq”), and price quotations with respect to shares of Common Stock in the public market will no longer be available; and

•	the registration of shares of Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

See “The Merger” beginning on page 18 for additional information.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (page 13)

You may vote at the Meeting if you owned any shares of Common Stock at the close of business on [            ], 2013 (the “Record Date”). On that date, there were [                ] shares of Common Stock outstanding and entitled to vote at the Meeting. You may cast one vote for each share of Common Stock that you owned on the Record Date. Adoption of the Merger Agreement requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of the Company’s Common Stock at the close of business on the Record Date. See “The Annual Meeting” beginning on page 13 for additional information.

Merger Consideration (page 47)

If the Merger is completed pursuant to the Merger Agreement, each share of Common Stock, other than as provided below, will be converted into the right to receive $43.50 in cash as the per share merger consideration, without interest and less any applicable withholding taxes.

Shares of Common Stock owned by the Company (including treasury shares), Akorn, Purchaser or any of their respective subsidiaries will be canceled without payment of the per share merger consideration. Shares of Common Stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be canceled without payment of per share merger consideration and such stockholders will instead be entitled to appraisal rights under the DGCL.

A paying agent will send written instructions for surrendering your certificates representing shares of Common Stock (if your shares of Common Stock are certificated) and obtaining the per share merger consideration after we have completed the Merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold uncertificated shares of Common Stock (i.e., you hold your shares in book entry), the paying agent will send written instructions for obtaining the per share merger consideration in respect of your shares. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards—Exchange and Payment Procedures” beginning on page 47 for additional information.

Treatment of Company Stock Options (page 47)

Pursuant to our equity compensation plans and the Merger Agreement, each stock option outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested upon consummation of the Merger and will be canceled as of the effective time and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the per share merger consideration over the exercise price per share of such stock option, multiplied by (ii) the total number of shares of Common Stock then issuable upon exercise in full of such stock option, without interest and less any required withholding taxes. Such amount will be paid promptly following the effective time. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page 47 for additional information.

Reasons for Recommending the Adoption of the Merger Agreement; Recommendation of the Company’s Board of Directors (page 28; page 30)

Our Board of Directors (referred to herein as the “Board”), after careful consideration, unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding, advisory proposal to approve the compensation that may become payable to certain of the Company’s executive officers (the “Named Executive Officers”) in connection with, or following, the consummation of the Merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s Named Executive Officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements between the Company’s Named Executive Officers and Akorn or, following the Merger, the Company and its subsidiaries), and “FOR” the proposal to approve the adjournment of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to establish a quorum or adopt the Merger Agreement. The Board believes that the Merger is fair to and in the best interests of our stockholders. For a discussion of the material factors considered by the Board in determining to recommend the adoption of the Merger Agreement and in determining that the Merger is fair to our stockholders, see “The Merger—Reasons for Recommending the Adoption of the Merger Agreement; Recommendation of the Company’s Board of Directors” beginning on pages 28 and 30, respectively, for additional information.

Opinion of Nomura Securities International, Inc., Financial Advisor to the Board (page 31)

On August 26, 2013, Nomura Securities International, Inc. (“Nomura”) delivered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated August 26, 2013, to the effect that, as of that date and based on and subject to various assumptions, qualifications, matters considered and limitations described in its opinion, the $43.50 per share merger consideration to be received in the Merger by holders of shares of Common Stock was fair, from a financial point of view, to such stockholders.

The full text of Nomura’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Nomura. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. Nomura’s opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view and did not address any other aspects of the Merger. The opinion did not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger

Financing of the Merger (page 38)

Akorn estimates that the total amount of funds required to fund payment of the per share merger consideration to the Company’s stockholders and holders of Company options is approximately $640 million. This amount is expected to be provided through a combination of the Company’s cash assumed and approximately $600 million in term loan borrowings. As of the fiscal quarter ended July 31, 2013, the Company had approximately $108.3 million in cash and cash equivalents. JPMorgan Chase Bank, N.A. has committed to providing financing to Akorn. See “The Merger—Financing of the Merger” beginning on page 38 for additional information.

Interests of the Company’s Directors and Named Executive Officers in the Merger (page 39)

In considering the recommendation of the Board, you should be aware that certain of our executive officers and directors have financial interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to the Company’s stockholders that they approve the proposal to adopt the Merger Agreement. These interests include, among others:

•	accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price that is less than the per share merger consideration;

•	with respect to our Named Executive Officers, the receipt of certain change in control payments; and

•	continued indemnification and liability insurance for directors and officers following consummation of the Merger.

See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 for additional information.

Conditions to the Merger (page 60)

The respective obligations of each of the Company, Akorn and Purchaser to consummate the Merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 60 for additional information.

Regulatory Approvals (page 42)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until the Company and Akorn each file a notification and report form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has expired or been terminated. The Company and Akorn filed the notification and report forms under the HSR Act with the FTC and the DOJ on September 10, 2013. See “The Merger—Regulatory Matters” beginning on page 42 for additional information.

No Solicitation of Acquisition Proposals (page 55)

Subject to certain exceptions, the Company has agreed, and will cause its subsidiaries and its and their representatives, among other things, to not: (i) initiate, solicit, facilitate or knowingly encourage the making of any acquisition proposal (or any inquiry, proposal or offers or other efforts that may reasonably be expected to lead to an acquisition proposal), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or furnish to any third party any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal or (iv) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, in the event that the Company receives an unsolicited written acquisition proposal at any time prior to obtaining stockholder approval of the proposal to adopt the Merger Agreement, the Company and the Board may engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such acquisition proposal and its representatives or potential sources of financing if the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal.

Prior to obtaining the approval of the Company’s stockholders of the proposal to adopt the Merger Agreement, the Board may terminate the Merger Agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if such acquisition proposal was unsolicited and the Board has concluded in good faith, after consultation with the Company’s outside counsel and financial advisors, that such acquisition proposal still constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Akorn and Purchaser, subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including giving Akorn the opportunity to propose changes to the Merger Agreement in response to a superior proposal. If the Merger Agreement is terminated in such a circumstance, the Company must pay to Akorn a termination fee prior to or concurrently with such termination.

See “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 55 for additional information.

Termination of the Merger Agreement (page 61)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time, whether before or after the approval by stockholders of the Merger Agreement and Merger:

•	by the mutual written consent of Akorn and the Company;

•	by either of Akorn or the Company if (i) a statute, rule, executive order or other applicable law shall have been enacted, entered, or promulgated prohibiting the Merger or making the consummation of the Merger illegal or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

•	by either of Akorn or the Company (provided that the terminating party has complied in all material respects with certain of its obligations under the Merger Agreement) if the consummation of the Merger shall not have occurred on or before February 26, 2014, which date may, in certain circumstances, be extended to April 26, 2014 and in certain circumstances, may be further extended to May 26, 2014 (the “Termination Date”);

•	by either Akorn or the Company if the required approval of the stockholders of the Company shall not have been obtained at the Meeting, or any adjournment or postponement thereof; provided that the Company may only terminate if it has not caused the failure to obtain the required approval of the stockholders of the Company;

•	by the Company:

•	if, prior to such time as the stockholders of the Company adopt the Merger Agreement at the Meeting, the Board shall have entered into any definitive acquisition proposal documentation with respect to a superior proposal;

•	if there has been a breach of any representation, warranty, covenant or agreement of Akorn or Purchaser, which breach (a) would give rise to the failure of a condition to the Company’s obligations to consummate the Merger to be satisfied and (b) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) business day following written notice to Akorn from the Company of such breach;

•	if there has been a failure by Akorn or Purchaser to receive the required financing; or

•	if the Termination Date has lapsed and Akorn and Purchaser are unable to satisfy their obligation to effect the Closing because of a failure to obtain requisite regulatory approvals.

•	by Akorn or Purchaser:

•	if the Company or the Board shall have (A) effected a change of recommendation to the stockholders of the Company with respect to the Merger, (B) entered into any documentation with respect to an acquisition proposal, or (C) failed to publicly reaffirm the Board Recommendation upon the reasonable written request therefor by Akorn by the earlier of ten (10) business days following a reasonable written request by Akorn and two (2) Business Days prior to the Meeting;

•	if there has been a breach of any representation, warranty, covenant or agreement of Akorn or Purchaser, which breach (a) would give rise to the failure of a condition to the Akorn’s and Purchaser’s obligations to consummate the Merger to be satisfied and the Company and (b) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) business day following written notice to Akorn from the Company of such breach; or

•	if the Company shall have committed a willful and material breach of its obligations or agreements regarding no solicitation of acquisition proposals.

See “The Merger Agreement—Termination” beginning on page 61 for additional information.

Termination Fees (page 62)

The Merger Agreement contains certain termination rights for the Company and Akorn. The Merger Agreement provides that Akorn will be required to pay the Company a termination fee of $41.6 million if, on or prior to April 26, 2014, (i) the Merger Agreement is terminated by the Company as a result of a financing failure or (ii) the Merger Agreement is terminated as a result of a failure to obtain regulatory approval or clearance with respect to the HSR Act or other applicable antitrust laws. If the Merger Agreement is terminated after April 26, 2014, for either of these reasons, Akorn will be required to pay the Company a termination fee of $48 million. The Merger Agreement also provides that the Company will be required to pay Akorn a termination fee of $20.8 million under certain circumstances, including if (i) the Company terminates the Merger Agreement due to the receipt of a superior proposal or Akorn or Purchaser terminates the Merger Agreement due to a change of recommendation by the Board; provided however, if Akorn or Purchaser terminates the Merger Agreement, or the Company stockholders fail to approve the Merger, as a result of a change of recommendation by the Board related to an intervening material event or development, the Company will be required to pay a termination fee of $32 million, or (ii) (a) the Merger Agreement is terminated because the Company’s stockholders fail to approve the Merger or because of certain Company breaches of the Merger Agreement, (b) a third party publicly discloses or makes known to the Board a bona fide alternative acquisition proposal prior to such termination and (c) the Company enters into or consummates an alternative acquisition agreement within 12 months of the termination of the Merger Agreement. See “The Merger Agreement—Termination Fees” beginning on page 62 for additional information.

Remedies (page 63)

The Company’s right to receive the termination fee from Akorn will be, subject to certain rights to equitable relief, including specific performance as described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Akorn, Purchaser, Akorn’s financing sources or any of their respective former, current or future stockholders, controlling persons, management companies, members, managers, directors, officers, employees, agents, assignees or affiliates and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of the foregoing for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount no such person shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Payment of the termination fee by the Company in the circumstances in which such fee is payable will be the sole and exclusive remedy of Akorn and Purchaser (and the other parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, agents or affiliates for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), no such person will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

The parties are entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement at law or in equity. However, the right of the Company to obtain an injunction, or other appropriate form of equitable relief to cause, or to cause Akorn and Purchaser to cause, the Merger to be consummated are subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Akorn and Purchaser to effect the Merger would have been satisfied or waived if the closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the closing), (ii) Akorn and Purchaser fail to complete the closing of the Merger by the date the closing of the Merger is required to have occurred, (iii) the financing has been funded or will be funded in accordance with the terms of the financing commitment with respect thereto, and (iv) the Company has confirmed to Akorn in writing that if specific performance is granted and Akorn’s debt financing is funded, then the closing of the Merger would occur. While the Company may pursue both a grant of specific performance and the payment by Akorn of a termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and payment by Akorn of a termination fee.

Notwithstanding the foregoing provisions, nothing in the Merger Agreement relieves any party from liability for fraud or any willful and material breach of the Merger Agreement prior to termination.

See “The Merger Agreement— Remedies” beginning on page 63 for additional information.

Appraisal Rights (page 65)

If the Merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Common Stock. Any shares of Common Stock held by a person who does not vote in favor of adoption of the Merger Agreement, demands appraisal of such shares of Common Stock and who complies with the applicable provisions of Delaware law will not be converted into the right to receive the per share merger consideration. Such appraisal rights, if the statutory procedures shall have been complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their shares of Common Stock. The value so determined could be more or less than, or the same as, the per share merger consideration. You should read “Appraisal Rights” beginning on page 65 for a more complete discussion of the appraisal rights in relation to the Merger as well as Annex C, which contains a full text of the applicable Delaware statute.

Litigation Relating to the Merger (page 45)

The Company, members of the Board, Akorn and Purchaser have been named as defendants in a purported class action lawsuit in Delaware brought by an alleged Company stockholder. The lawsuit alleges, among other things, that the members of the Board breached their fiduciary duties owed to the Company’s stockholders and that Akorn and Purchaser aided and abetted these alleged breaches and seeks, among other things, to enjoin the defendants from completing the Merger on the agreed-upon terms.

One of the conditions to the closing of the Merger is that no governmental authority of competent jurisdiction shall have issued any order, writ, injunction, judgment or decree, or enacted any law that prohibits, restrains or makes illegal the consummation of the Merger. As such, if the plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the Merger on the agreed-upon terms, then such injunction may prevent the Merger from becoming effective, or from becoming effective within the expected timeframe.

See “The Merger—Litigation Relating to the Merger” beginning on page 45 for a more complete discussion of the pending claims.

Material U.S. Federal Income Tax Consequences (page 43)

The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of the Company’s Common Stock who receives cash for shares of Common Stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding taxes) and such person’s adjusted U.S. federal income tax basis in the shares of Common Stock. Because individual circumstances may differ, we urge stockholders to consult their tax advisors for a complete analysis of the effect of the Merger on their U.S. federal, state and local and/or non-U.S. taxes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 43 for additional information.

Market Price of the Common Stock (page 68)

The Common Stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “HITK”. The closing trading price of the Common Stock on August 26, 2013, the last trading day prior to our public announcement that we had entered into the Merger Agreement, was $35.21 per share. The per share merger consideration represents a 23.5% premium over the closing price of Common Stock on August 26, 2013, a 51.6% premium over the $28.70 trading price of Common Stock on November 29, 2012, which was the 52-week low for the Common Stock (and a 60% premium over such trading price if adjusted for the special dividend of $1.50 declared in November 2012 and paid in December 2012), and a 14% premium over the $38.17 trading price of Common Stock on January 24, 2013, which was the 52-week high for the Common Stock. See “Market Price and Dividend Information” beginning on page 68 for additional information.

Delisting and Deregistration of Common Stock (page 45)

If the Merger is completed, the Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (“SEC”) on account of the Common Stock. See “Delisting and Deregistration” beginning on page 45 for additional information.

Additional Information (page 110)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information” beginning on page 110 for additional information.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING

The following questions and answers address briefly some questions you may have regarding the Merger and the Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving this proxy statement?

A: On August 26, 2013 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Akorn and Purchaser providing for the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Akorn. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the adoption of the Merger Agreement.

Q: As a stockholder, what will I receive in the Merger?

A: If the Merger is completed, you will be entitled to receive $43.50 in cash, without interest thereon and less any required withholding taxes, for each share of Common Stock that you own immediately prior to the effective time of the Merger (the “effective time”) as described in the Merger Agreement. The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 43 for a more detailed description of the United States federal income tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes.

Q: What will happen to outstanding Company stock options in the Merger?

A: In general, at the effective time of the Merger, each then outstanding stock option, whether or not exercisable, will become fully vested and, immediately after the effective time, be canceled and will only entitle the holder thereof to receive, as soon as reasonably practicable following the effective time of the Merger, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the applicable per share merger consideration over (B) the exercise price per share of Common Stock subject to such stock option multiplied by (ii) the number of shares subject to such stock option. If the exercise price per share of any such stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and terminated without any cash payment or other consideration being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page 47 for additional information.

Q: Do any of the Company’s executive officers or directors have any interests in the Merger that are different from, or are in addition to, my interests as a stockholder?

A: In considering the recommendation of the Board, you should be aware that certain of our executive officers and directors have financial interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to the Company’s stockholders that they approve the proposal to adopt the Merger Agreement. These interests include, among others:

•	accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price that is less than the per share merger consideration;

•	with respect to our Named Executive Officers, the receipt of certain change in control payments; and

•	continued indemnification and liability insurance for directors and officers following consummation of the Merger.

See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 for additional information.

Q: Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Common Stock?

A: Holders of Common Stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal and receive the fair value of their shares of Common Stock (which may be more than, the same as or less than the per share merger consideration applicable to those shares) in lieu of receiving the per share merger consideration if the Merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page 65 for additional information. For the full text of Section 262 of the DGCL, see Annex C hereto.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Common Stock pursuant to the Merger Agreement. Instead, we will remain as a public company and our Common Stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under specified circumstances, we may be required to pay Akorn a termination fee or Akorn may be required to pay us a termination fee. See “The Merger Agreement—Termination Fees” beginning on page 62 for additional information.

Q: When is the Merger expected to be completed?

A: We are working to complete the Merger as quickly as possible. We currently expect the transaction to close in the first quarter 2014; however, we cannot predict the exact timing of the Merger. In order to complete the Merger, we must obtain stockholder approval and regulatory clearance and the other closing conditions under the Merger Agreement must be satisfied or waived.

The Annual Meeting

Q: Where and when is the Meeting?

A: The Meeting is scheduled to be held on [            ], 2013, at 10:00 a.m., Eastern Standard Time, at the Company’s offices at 10 Edison Street, Amityville, New York 11701.

Q: What am I being asked to vote on?

A: You are being asked to consider and vote on the following proposals:

•	To consider and vote upon a proposal to adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including the Merger;

•	To consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for the Company’s Named Executive Officers in connection with the Merger;

•	To approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary;

•	To elect Messrs. David S. Seltzer, Reuben Seltzer, Martin M. Goldwyn, Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst to the Board of Directors to serve, in the event the Merger is not completed, until the 2014 Annual Meeting or in each case until his successor is duly elected or until his earlier resignation or removal;

•	To ratify the appointment of EisnerAmper LLP, as the Company’s independent auditors for the fiscal year ending April 30, 2014;

•	To consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and

•	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Q: How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote

•	“FOR” adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger;

•	“FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements;

•	“FOR” the proposal to adjourn the Meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Meeting to adopt the Merger Agreement;

•	“FOR” the election of each nominee for director;

•	“FOR” the ratification of EisnerAmper LLP as our independent registered public accounting firm; and

•	“FOR” the non-binding proposal regarding certain compensation for our Named Executive Officers.

See “The Merger—Reasons for Recommending the Adoption of the Merger Agreement; Recommendation of the Company’s Board of Directors” beginning on pages 28 and 30, respectively, for additional information.

Q: Are all stockholders of the Company as of the Record Date entitled to vote at the Meeting?

A: Yes. All stockholders who own Common Stock at the close of business on [            ], 2013, which is the Record Date for the Meeting, will be entitled to vote (in person or by proxy) the shares of Common Stock that they hold on that date at the Meeting, or any adjournments of the Meeting.

Q: What constitutes a quorum for the Meeting?

A: The presence at the Meeting, whether in person or by proxy, of a majority of votes eligible to be cast by the holders of Common Stock outstanding on the Record Date will constitute a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum for the transaction of business at the Meeting, but neither will be counted as votes cast. A “broker non-vote” occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Q: What vote of the Company’s stockholders is required to adopt the Merger Agreement and approve the Merger?

A: The adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. A failure to vote, abstention from the vote or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement but will not be sufficient for stockholders seeking to perfect their dissenters’ rights. A broker non-vote occurs when a broker does not have discretion to vote on adoption of the Merger Agreement and approval of the Merger because the broker has not received instructions from the beneficial holder as to how such holder’s shares are to be voted.

Q: What vote of the Company’s stockholders is required to approve the other proposals at the Meeting?

A: The affirmative vote of a plurality of the votes cast, in person or by proxy, is required to elect each nominee to the Board. The proposals other than with respect to the adoption of the Merger Agreement and approval of the Merger and for the election of nominees to the Board will require the affirmative vote of a majority of the shares present and entitled to vote at the Meeting.

Q: How do I vote my shares without attending the Meeting?

A: If you hold shares in your name as a stockholder of record on the Record Date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone or mail without attending the Meeting. To submit a proxy by Internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for stockholders of record will close at [            ], the day prior to the Meeting. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of Common Stock using the voting instructions provided to you.

Q: How do I vote my shares in person at the Meeting?

A: If you hold shares in your name as a stockholder of record on the Record Date, you may vote those shares in person at the Meeting by giving us a signed proxy card or ballot before voting is closed. Even if you plan to attend the Meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you later decide not to attend. If you hold shares in “street name” through a broker, bank or other nominee, you may vote those shares in person at the Meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To obtain a signed proxy prior to the Meeting, you should contact your nominee.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A: Your broker, bank or other nominee will not vote your shares on your behalf unless you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and approval of transactions contemplated by the Merger Agreement, including the Merger, but will not be sufficient for stockholders seeking to perfect their appraisal rights.

Q: Can I revoke or change my vote after I submit my proxy?

A: Yes. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the Meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the Meeting by either (i) giving written notice of revocation to our Inspector of Elections, c/o Georgeson Inc., 480 Washington Boulevard., 26th Floor, Jersey City, NJ 07310, (ii) attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, change or revoke your proxy—you must vote in person at the Meeting to change or revoke a prior proxy), (iii) submitting a later-dated proxy card or (iv) submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

Q: What does it mean if I receive more than one proxy card or vote instruction form?

A: If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this Meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

Q: What is householding and how does it affect me?

A: The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the Meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests the Company to do so. If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us by telephone at (631) 789-8228 or by mail at 369 Bayview Avenue, Amityville, NY 11701. Our proxy materials are also available on the Internet at www.hitechpharm.com.

Q: Will any proxy solicitors be used in connection with the Meeting?

A: Yes. To assist in the solicitation of proxies, the Company has engaged the services of Georgeson Inc.

Q: Who will count the votes cast at the Meeting?

A: A representative of the proxy solicitor will count the votes and act as an inspector of election.

Q: If I am a holder of certificated shares of Common Stock, should I send in my share certificates now?

A: No. Promptly after the Merger is completed, each holder of record as of the time of the Merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Q: Who can help answer my other questions?

A: If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please call the proxy solicitor toll-free at (888) 607-9107 (banks and brokers call collect at (800) 223-2064) or Anne Siebert of the Company at (631) 789-8228 x4120.

THE ANNUAL MEETING

Date, Time, and Place

This proxy is furnished to stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”, “Hi-Tech”, “we”, “us” or “our”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at its Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”). The Meeting is scheduled to be held on [            ], 2013, at 10:00 a.m., Eastern Standard Time, at the Company’s offices at 10 Edison Street, Amityville, New York 11701. This proxy statement and the accompanying proxy will first be mailed to stockholders on or about [                    ]. Proxies will be solicited by telephone, internet and mail.

Purpose

At the Meeting, stockholders will be asked: (1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2013 with Akorn, Inc., a Louisiana corporation (“Akorn”), and Akorn Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Akorn (“Purchaser”), pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (the “Merger”), and to approve the transactions contemplated by the Merger Agreement, including the Merger; (2) to consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for certain of the Company’s executive officers (the “Named Executive Officers”) in connection with the Merger; (3) to approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary; (4) to elect seven directors to the Board; (5) to ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014; (6) to consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and (7) to transact such other business as may properly come before the Meeting or any adjournment thereof. The Board is not currently aware of any other matters that will come before the Meeting.

Each proxy executed and returned by a stockholder may be revoked at any time thereafter by (a) delivering to our Inspector of Elections, c/o Georgeson Inc. at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (b) attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, change or revoke your proxy—you must vote in person at the Meeting to change or revoke a prior proxy), (c) submitting a later-dated proxy card or (d) submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy. No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted FOR the proposals.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.” Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Ratification of EisnerAmper LLP as our independent registered public accounting firm is the only proposal contained in this proxy statement that is considered a routine matter. Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the Merger Agreement or the other matters to be voted on at the Meeting.

If your shares of Common Stock are held in street name by a bank or brokerage firm, you must obtain a legal proxy from such bank or brokerage firm in order to vote in person at the Meeting. Shares of Common Stock held by persons attending the Meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.

Record Date and Quorum

The Board has fixed [            ], 2013 as the record date (the “Record Date”) for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. As of such date, there were issued and outstanding and entitled to vote                 shares of the Company’s Common Stock par value $.01 per share (the “Common Stock”), each such share being entitled to one vote. A quorum of the stockholders, present in person or by proxy, consists of the holders of a majority of the outstanding shares. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. In the event that a quorum is not present at the Meeting, it is expected that the Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. A failure to vote your shares, abstention from the vote or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement but will not be sufficient for stockholders seeking to perfect their appraisal rights. See the section entitled “Appraisal Rights” beginning on page 65 for additional information.

The proposals regarding (1) to consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for the Company’s Named Executive Officers in connection with the Merger; (2) to approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary; (3) to elect seven directors to the Board if the Merger is not completed; (4) to ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014; (5) to consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and (6) to transact such other business as may properly come before the Meeting or any adjournment thereof will each require the affirmative vote of a majority of the shares present and entitled to vote at the Meeting. The affirmative vote of a plurality of the votes cast, in person or by proxy, is required to elect each nominee to the Board. Because the affirmative vote of a plurality of votes cast (in the case of election of nominees) and the affirmative vote of a majority of the shares present and entitled to vote (in the case of the other proposals) is required, a failure to vote your shares, abstention from the vote or a broker non-vote will have no effect on these proposals.

Stock Ownership and Interests of Certain Persons

As of September 24, 2013, our directors and Named Executive Officers owned, in the aggregate, 2,457,248 shares of Common Stock and options (exercisable within sixty days) to acquire an additional 1,123,626 shares of Common Stock, or collectively approximately 24.36% of the outstanding shares of Common Stock (including shares acquirable via exercise of stock options by such group). Our directors and William J. Peters, our Executive Vice President and Chief Financial Officer, have entered into a voting agreement with Akorn to vote all of their shares of Common Stock in favor of the adoption of the Merger Agreement. See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 for additional information.

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 for additional information.

Adjournments and Postponements of the Meeting

Although it is not currently expected, the Meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, at the time of such adjournment or postponement. Any adjournment may be made without notice, other than by an announcement made at the Meeting of the time, date and place of the adjourned meeting.

Any signed proxies received by us prior to 10:00 AM, local time, on the date of the Meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement at the time of such adjournment. Any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned or postponed. In the event of any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be permitted to revoke them at any time prior to their use at the Meeting as adjourned or postponed. Unless revoked, signed proxies received prior to any adjournment or postponement will be voted as provided on the proxy card when the adjourned or postponed meeting convenes.

Solicitation of Proxies

This proxy solicitation is being made and paid for by the Company on behalf of the Board. In addition, we have retained the services of Georgeson Inc. to assist in the solicitation of proxies. We will pay Georgeson Inc. a fee of approximately $8,500 and reasonable and documented out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Stockholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to receive separate proxy cards. We will deliver, promptly upon written or oral request, a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call us at the address above, telephone number (631) 789-8228. Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact us at the address or telephone number listed above to participate in the householding program. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

Questions and Additional Information

If you need assistance in completing your proxy card, need directions to the Meeting or have questions regarding the Meeting, please call the proxy solicitor toll-free at (888) 607-9107 (banks and brokers call collect at (800) 223-2064) or Anne Siebert of the Company at (631) 789-8228 x4120 or write to: Investor Relations, Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701.

Important Notice Regarding The Availability of Proxy Materials for the Stockholders’ Meeting to be Held on [            ], 2013.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement, proxy card and accompanying 2013 annual report are available on the Internet at www.hitechpharm.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and Annual Meeting,” “The Merger,” “Reasons for the Merger,” “Opinion of the Company’s Financial Advisor,” “Certain Company Projections,” and “Litigation Related to the Merger Agreement.”

Forward-looking statements are based on certain assumptions and expectations of future events. We cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the SEC by the Company, particularly under the heading “Risk Factors” in Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on July 11, 2013, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•	uncertainties as to the timing of the closing of the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the possibility that various closing conditions for the transaction may not be satisfied or waived;

•	the failure of our stockholders to approve the Merger;

•	risks that the Company’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, vendors, purchasing agents and other business partners;

•	risks that stockholder litigation in connection with the Merger Agreement may result in significant costs of defense, indemnification and liability; and

•	the possibility that competing offers will be made.

Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE PARTIES TO THE MERGER

Hi-Tech Pharmacal Co., Inc.

369 Bayview Avenue

Amityville, New York 11701

(631) 789-8228

Hi-Tech Pharmacal Co., Inc. (the “Company”, “Hi-Tech”, “we”, “us” or “our”), a Delaware corporation, is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. Hi-Tech specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. Hi-Tech’s Health Care Products division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Akorn, Inc.

1925 West Field Court, Suite 300

Lake Forest, IL 60045

(847) 279-6100

Akorn, Inc. (“Akorn”) is Louisiana corporation formed in January 1971. Akorn is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals with a focus on sterile ophthalmic and injectables. Akorn has finished dose manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey and Paonta Sahib, India.

Akorn Enterprises, Inc.

1925 West Field Court, Suite 300

Lake Forest, IL 60045

(847) 279-6100

Akorn Enterprises, Inc. (“Purchaser”) is a Delaware corporation and a wholly owned subsidiary of Akorn, which was formed solely for the purpose of facilitating the acquisition of Hi-Tech. To date, Purchaser has not carried on any activities other than those related to its formation and the Merger Agreement.

PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

Our board of directors (which we refer to as the “Board” in this proxy statement) is asking each holder of Common Stock to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (which we refer to as the “Merger Agreement” in this proxy statement), dated as of August 26, 2013, with Akorn, Inc., a Louisiana corporation (which we refer to as “Akorn”), and Akorn Enterprises, Inc. (which we refer to as “Purchaser”), a Delaware corporation and wholly owned subsidiary of Akorn, pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (we refer to this transaction as the “Merger”); and to approve the transactions contemplated by the Merger Agreement, including the Merger.

The adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger, require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. A failure to vote your shares, abstention from the vote or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this proxy statement as Annex A for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Overview of the Transaction

The Company, Akorn and Purchaser entered into the Merger Agreement on August 26, 2013. In the Merger Agreement, Akorn agreed to acquire the Company through a Merger of Purchaser with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Akorn. The following will occur in connection with the Merger:

•	each share of common stock of the Company, par value $0.01 per share (the “Common Stock”) issued and outstanding immediately before the effective time of the Merger (other than treasury shares of the Company and shares owned by the Company, Akorn, Purchaser or any other wholly-owned subsidiary of Akorn or the Company (each of which will be cancelled), and other than shares as to which appraisal rights have been properly perfected) will be cancelled and converted into the right to receive $43.50 in cash (the “per share merger consideration”), without interest, less any applicable withholding taxes, upon surrender of such outstanding shares;

•	all shares so converted will be cancelled automatically and will cease to exist, and each certificate formerly representing any of the shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•	each share of Common Stock owned by the Company, Akorn, Purchaser or any other direct or indirect wholly-owned subsidiary of Akorn or the Company, will automatically be cancelled and will cease to exist, and no cash or other consideration will be delivered or be deliverable in exchange therefor;

•	each common share, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the effective time of the Merger, will be converted into one common share, par value $0.01 per share, of the surviving corporation; and

•	each option to purchase shares of Common Stock (each, a “stock option”) outstanding immediately before the effective time of the Merger, whether vested or unvested, will become fully vested and will be cancelled and converted into the right to receive the excess, if any, of the per share merger consideration over the exercise price per share of such stock option, multiplied by the total number of shares then issuable upon exercise in full of such stock option, without interest, less any applicable withholding taxes.

As a result of the Merger:

•	The Company’s stockholders (other than Akorn and its affiliates and any other person, including any current or former members of management of the Company, who may be granted options in connection with their continued employment with the Company or Akorn) will no longer have any interest in, and no longer be stockholders of, the Company, and will not participate in any of our future earnings or growth;

•	our Common Stock will no longer be listed on the NASDAQ Global Select Market (“Nasdaq”) and price quotations with respect to our Common Stock in the public market will no longer be available; and

•	the registration of our shares of Common Stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The directors of the corporation surviving the Merger will, from and after the effective time of the Merger (which we refer to as the “effective time” in this proxy statement), be the directors of Purchaser, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Background of the Merger

As part of their ongoing activities and review of the Company’s business and financial performance, the Board and senior management regularly evaluate the Company’s long-term goals and plans, including the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, each with a view toward maximizing stockholder value. The proposed transaction is the culmination of a more than three year process in which the Board and senior management explored strategic alternatives and discussed possible alternative transactions with a number of potential strategic and financial partners.

2010

In January 2010, Mr. David Seltzer, the Company’s Chairman and Chief Executive Officer, met with the Chief Executive Officer of Party A, an emerging life sciences company, who verbally indicated an interest in a potential merger for stock consideration with the Company. An all stock transaction with Party A was not of interest because of the nature and stage of Party A’s business, but Mr. Seltzer responded that the Company might be interested in considering a stock and cash transaction. Through a series of conversations, the Chief Executive Officer of Party A developed the terms of a stock and cash transaction, and in September 2010, Party A submitted a written indication of interest to the Company, proposing a merger transaction with consideration being $6.00 in cash and the remainder in Party A stock. Thereafter, the Company entered into a non-disclosure agreement with Party A and provided Party A with some due diligence information.

On November 4, the Board met, and Mr. David Seltzer discussed the general opportunities available to a company of the Company’s size and financial ability. He summarized recent discussions with Party A. He discussed with the Board that there was considerable consolidation in the generic pharmaceutical industry, that such consolidation was continuing and that it was more difficult to operate competitively as a small generic pharmaceutical company. He also discussed that if the Company had greater financial resources it could be more competitive in the market, including product opportunities, acquisitions and research and development. He stated that the Company had either to expand internally or through acquisitions, which would require greater borrowing and risk, or seek a partner or investor who would give the Company greater financial ability and opportunities for expansion. Mr. Seltzer proposed that the Company engage an investment banker to formulate a strategy, to explore opportunities available to the Company, to assist in selecting parties interested in a transaction with the Company and to help in evaluating proposals presented to the Company. The Board approved Mr. Seltzer’s proposal, and the Company engaged a nationally recognized investment banking firm to act as a financial advisor. As described below, in June 2012, the term of the Company’s engagement of this investment banking firm expired and for this reason we refer to that firm as the Company’s former investment banker.

On November 29, the Company’s former investment banker reported to the Board on preliminary discussions with two parties, Party A and Party B, a private equity firm.

On December 7, the Company’s former investment banker reported to the Board on discussions with Party A with respect to a proposed merger in which the Company would be acquired for approximately $28 per share, composed of $6.00 in cash and the remainder in Party A stock. The Company’s former investment banker also reported that the Company had received non-binding expressions of interest from two private equity firms, with Party B offering $28 to $31 per share and Party C offering $28 per share. The Company’s former investment banker discussed with the Board organizing a process to more systematically seek potential partners or investors. The Company’s counsel reviewed with the Board their fiduciary duties in the context of a potential merger or acquisition, including the role of independent directors.

Later in December, Party A discussed with Mr. David Seltzer concerns with respect to timing and extent of the due diligence process, including the Company’s due diligence with respect to Party A. In January 2011 Party A declined to participate in a multi-party sale process and terminated discussions with the Company.

2011

Starting in mid-January 2011, the Company’s former investment banker initiated a process to contact strategic and financial parties whom the Company and its former investment banker had identified as potentially having an interest in the Company. By February 22, the Company’s former investment banker had sent a bidding process letter to approximately 35 parties (9 strategic and 26 financial) who had indicated an interest in response to the investment banker’s inquiries. At a Board meeting held on March 29, 2011, the Company’s former investment banker reported that, of the approximately 35 parties contacted, 25 parties had entered into non-disclosure agreements and received non-public information with respect to the Company. Of these parties, 15 parties (5 strategic and 10 financial) provided non-binding expressions of interest to the Company, with indicative ranges ranging from a low of $23.50-$25.75 per share to a high of $30-$33 per share

On April 11, the Company’s former investment banker reported to the Board that the seven highest bidders, including Party D, Party E and five other companies had been given access to the Company’s electronic data room and had received management presentations about the Company’s business and financial condition. An additional party, which had not been among the top seven bidders, raised its proposed bid to $31.63 per share and was included in the process.

During May, the eight highest bidders conducted due diligence investigations of the Company, and by the end of the month, all but two of the bidders withdrew from the process. On June 2, the Company’s former investment banker reported to the Board that one of the eight bidders, Party D, had submitted an updated proposal of $28 per share plus a contingent value right. This revised proposal reflected a decline from the bidder’s initial indication of interest, which had been in the range of $29-$32 per share. The other remaining bidder withdrew from the process, leaving Party D as the final remaining bidder.

On June 6, the Company’s former investment banker reported to the Board that Party F, which was another company that had been contacted during the process but was not among the top seven bidders, had increased its indicative price range to $29-$32 per share from $24-$27 per share, contingent upon the Company’s agreement to enter into a 30-day exclusive negotiation agreement. In view of the state of the discussions, including the on-going discussions with Party D, the Board declined to enter into an exclusive negotiation agreement.

On June 10, the Company’s former investment banker reported to the Board on the status of the process, including the bids from Party D and Party F. Based upon the Board’s evaluation, the Company’s former investment banker advised Party D that it must increase the cash component of its bid in lieu of the contingent value right proposal and advised Party F that it must increase its bid to the upper end of its range. Party D responded that it was not willing to increase its proposal and withdrew from the process. Party F responded that it was not willing to increase its proposal without an exclusive negotiation agreement.

Also on June 10, Party G, a pharmaceutical company with a generic pharmaceutical business, submitted a non-binding expression of interest, with an indicative price range of $35-$36 per share. On June 13, the Company entered into a non-disclosure agreement with Party G, and on June 16, management made a presentation to Party G with respect to the Company’s business and financial results.

On June 24, the Company’s former investment banker reported to the Board on the status of the Party G bid. The Board declined to grant an exclusive negotiation period to Party F.

In mid-July, after additional due diligence and evaluation, Party G informed the Company that it was no longer interested in pursuing a transaction.

On August 3, the Chief Executive Officer of Party H initiated discussions with Mr. David Seltzer. On August 11, the Company entered into a non-disclosure agreement with Party H and provided Party H access to the Company’s data room. On August 22, Party H submitted a preliminary non-binding expression of interest, with an indicative price range of $32-$36 per share, subject to further due diligence.

On September 2, Party F provided an updated indicative price range of $30-$32 per share, subject to an additional due diligence period and a thirty-day exclusive negotiation period.

On September 16, the Company’s former investment banker updated the Board on the revised Party H preliminary offer. The Board observed that Party H had not provided a marked-up version of the Company’s proposed form of merger agreement, as requested by the Company, that their bid letter was unclear as to whether they sought to purchase the Company’s generic pharmaceutical business or the entire business, and that the summary of merger agreement issues attached by Party H to their bid letter raised material issues. The Board directed the Company’s former investment banker to respond to Party H, seeking a revised proposal, including a more specific, higher price of at least $38 per share, as well as a mark-up of the Company’s proposed form merger agreement before Party H’s offer could be fully considered by the Board. The Company’s former investment banker also updated the Board on discussions with Party F. The Company’s former investment banker advised the Board that they indicated to Party F that a more definite expression of interest would be necessary in order for Party F to continue to be considered as a potential bidder.

During the period from September 16 through October 18, Party H and Party F continued their due diligence investigations of the Company.

On October 18, the Company’s former investment banker reported to the Board that Party F had increased its price to $35, contingent upon the Company entering into to an exclusive negotiation agreement. The Company, in view of the other discussions, again declined to enter into an exclusive negotiation agreement with Party F.

On October 27, the Board discussed the terms of Party H’s proposal, including the financing proposed by Party H for its offer. The Board observed that Party H had not provided a draft of a financing commitment and determined to defer further evaluation of the Party H proposal until its financing concerns were addressed.

Subsequently, Party H provided a draft financing commitment, and on November 22 Mr. David Seltzer discussed the proposed financing with the Board, including the fact that a portion of the financing would be provided by equity investors. The Board generally discussed the issues relating to the offer price, the antitrust requirements for approval and the financing contingency. The Board desired additional assurance that Party H would be in a position to close on its financing at the time that antitrust and other approvals were obtained. Because of the various contingencies associated with the proposed Party H financing, the Board wanted the merger agreement to provide that, if Party H could not close the transaction because the financing commitments had expired or the financial institutions refused for any reason to meet their obligations under the commitment letters, Party H would pay the Company a substantial reverse termination fee.

On December 7, the Board discussed the Party H proposal and, in view of the transaction risks involved in any transaction with Party H, confirmed its prior conclusion that any transaction would need to include a significant reverse termination fee in order to provide adequate assurance that Party H would proceed with the closing.

On December 27, Mr. David Seltzer provided the Board with a further update on the status of the discussions with Party H. In particular, he advised the Board that the issues regarding the amount of the reverse termination fee and the conditions under which it would be paid were still outstanding and had not been resolved.

Mr. David Seltzer then advised the Board that he had further discussions with Party H regarding an alternative proposal made by Party H for Party H to buy only the Company’s generic pharmaceutical business, with the Company’s ECR subsidiary and Health Care Products division being spun off to stockholders as a separate public company with at least $20 million in cash. In recent discussions with Party H, he stated that they indicated that they would bid $35 per share for the generic pharmaceutical business on a stand-alone basis.

2012

On January 12, 2012, the Company’s former investment banker reported to the Board on the receipt of a revised offer from Party H of $35 per share for only the Company’s generic pharmaceutical business. During January and February, the Company considered the issues associated with a possible spin-off of the Company’s ECR subsidiary, and the parties engaged in additional due diligence.

On March 6, the Company’s former investment banker reported to the Board that Party H had determined not to proceed with a transaction.

On March 15, Party F delivered a non-binding indication of interest to purchase the Company for $43-$46 per share or, as an alternative, to buy the Company’s generic pharmaceutical business for $41.50 per share and to spin off the Company’s ECR subsidiary to the Company’s stockholders. The bid was contingent upon Party F’s completion of, and satisfaction with, a due diligence review and the Company granting to Party F a 30-day exclusive negotiation period. Because of the significance of Party F’s proposal and recognizing that Party F was the only party continuing discussions with the Company at that time, on March 28, the Company granted Party F’s request for a 30-day exclusive negotiation period, and Party F conducted due diligence from March through June. On June 28, the Company’s former investment banker reported to the Board that Party F had determined not to pursue a transaction with the Company. Based upon this development and the status of the other strategic discussions, the Company permitted the engagement with its former investment banker to expire.

In July, Party G executives approached Mr. Reuben Seltzer, the Company’s Vice-Chairman, to discuss various business opportunities, including a proposed combination transaction in which the Company would remain public and issue a substantial amount of stock to Party G as consideration for the acquisition of certain assets from Party G. Between July and November, the Company’s management held exploratory discussions with Party G.

On October 25, Mr. David Seltzer advised the Board on the discussions with Party G with respect to the proposed combination transaction. He advised the Board that, in connection with discussions of the proposed combination, Party G advised that it would only be interested in a transaction in which Party G would own more than 50% of the combined entity and that, in view of the time and resources necessary to explore a combination of the two businesses, Party G would require that the companies enter into a mutual exclusivity agreement.

On November 7, in view of the discussions with Party G, the Board engaged in a review of strategy, discussing the considerations with respect to seeking to sell the Company or to seek to grow the Company through acquisitions. The Board also discussed the prospects of a combination with Party G and authorized the Company to enter into a 30-day mutual exclusive negotiation agreement with Party G in order to further discuss the proposed combination transaction. In view of this development with Party G, the Board authorized the engagement of Nomura to assist in connection with a potential renewed sale process. In view of the burdensome, disruptive and time consuming nature of an auction and the information already obtained from the Company’s previous auction procedure, the Board determined that it was not necessary to conduct another broad auction and decided to proceed in a more focused manner, based upon entities known to the Company from the previous auction and from other sources. Subsequently, the Company engaged Nomura, effective as of November 12, 2012, to act as its exclusive financial advisor in connection with the potential sale of the Company.

On November 27, the Company, after extensive discussions concerning the terms of the proposed exclusive negotiation agreement, entered into a mutual exclusive negotiation agreement and an amended confidentiality agreement with Party G.

On November 30, the Company announced that the Board had declared a special one-time dividend of $1.50 per share, payable on December 28, 2012 to stockholders of record on December 13, 2012.

On December 10, the Company’s management made a presentation to Party G concerning the Company’s business and financial condition, and Party G’s management made a presentation to the Company regarding Party G’s business and financial condition.

On December 24, in view of the continuing discussions with Party G, the exclusive negotiation agreement was extended for one month, and on January 24, 2013, the exclusive negotiation agreement was amended to run until February 13, 2013.

2013

On February 5, 2013, Party G proposed a combination in which Party G would own 65% of the combined company and the Company’s stockholders would hold 35% of the combined company.

On February 13, after additional discussions with respect to relative valuation and the ownership split of the combined company, the Company and Party G had not agreed upon the proportionate ownership of the combined company, and the mutual exclusive negotiation period expired. The Company and Party G, however, continued discussions without an exclusivity agreement.

In late February, Nomura held preliminary discussions with Party F and with Party I. On February 25, Company management held initial discussions with Party E, on February 28, held initial discussions with Party F and on March 7, held initial discussions with Party I.

In mid-March, another company contacted the Company concerning the possibility of a merger of equals transaction, and the Company’s management held general discussions with the company about this, but this prospect did not move forward.

On March 20, the Company entered into a non-disclosure agreement with Party I, and on March 21, Party I requested that the Company enter into an exclusive negotiation agreement, which the Company declined to do. On April 9, the Company’s management made a presentation to Party I with respect to the Company’s business and financial condition.

On April 11, Nomura reported to the Board that Party G had changed its proposal to an all-cash acquisition of the Company, initially stated as $40 per share and increased on April 11 to $42 per share. The proposal also included contingent value rights, with a potential distribution of up to $4 per share, to be based upon the performance of a specified Company product in development. The Party G proposal was stated to be subject to subsequent evaluation by the Party G board of directors as well as other conditions. On April 26, 2013, Party G’s executives informed the Company that the Party G board of directors had determined not to proceed with the transaction due to strategic considerations.

From April 16 to April 29, Party I discussed with Nomura its interest in potentially making a proposal to acquire the Company for an amount expressed as an 8x multiple of earnings before interest, taxes, depreciation and amortization (EBITDA) for the last 12 months plus, potentially, a contingent value right based on the performance of certain of the Company’s products. Party I cited concerns with respect to a lack of synergies between its business and the Company’s business, the potential for pricing pressures on the Company’s products including its leading product, risks related to the Company’s pipeline products, and the additional capital investment required in the Company’s facilities. After discussions with the Company, Nomura advised Party I that this proposed valuation was unlikely to be of interest to the Company.

On April 23, Messrs. David Seltzer and Reuben Seltzer spoke with the chief executive officer of Party E. On April 24, Party E submitted a written non-binding initial indication of interest to acquire the Company for $43-$45 per share.

On May 3, the Company entered into a non-disclosure agreement with Party E. On May 6 the Company provided certain non-public management forecasts to Party E, and on May 9, the Company’s management made a presentation to Party E with respect to the Company’s business and financial condition. On May 16, Party E reiterated its April 24 indicative price range of $43-$45 per share.

On May 20, Mr. David Seltzer updated the Board on the status of the ongoing strategic discussions and sale process.

In the later part of May, the Chief Executive Officer of Party F contacted Mr. David Seltzer to express a renewed interest in pursuing a transaction and gave an oral non-binding indication of interest at $40-$42 per share. On May 30, the Company entered into a non-disclosure agreement with Party F.

During June, both Party E and Party F conducted due diligence with respect to the Company. On June 5, Nomura provided Party E a bidding process letter and the Company’s proposed form of merger agreement. On June 7, Party F visited the Company’s facilities and on June 10 submitted a written non-binding indication of interest at $40-$42 per share. On June 11, Nomura provided Party F a bidding process letter and the Company’s proposed form of merger agreement. The bidding process letters sent to each of Party E and Party F directed such parties to submit definitive offers no later than June 26.

On June 17, the Board received a presentation from Nomura on the status of the Party E and Party F offers and their due diligence efforts, and the Board discussed the process.

On June 18, JP Morgan contacted Mr. David Seltzer to advise him of the interest of Akorn in the possible acquisition of the Company.

On June 19, Party E indicated that it required two to three weeks of additional due diligence and could not submit a definitive offer and mark-up of the merger agreement by June 26. Party F also indicated that it would not be prepared to submit a definitive proposal by June 26.

On June 20, Akorn submitted a written non-binding initial indication of interest at $44-$46 per share, and the Company entered into a non-disclosure agreement with Akorn. On June 24, the Company’s management made a presentation to Akorn with respect to the Company’s business and financial condition and Akorn was provided access to information in the Company’s data room.

On June 27, the Board discussed the status of the sale process. Nomura reported to the Board that Party E was continuing to conduct due diligence and that Party F had withdrawn from the sale process, stating that it could not sustain an offer at the $40-$42 level it had previously indicated, citing differences on pipeline valuation, commercial price/volume erosion, potential volatility associated with competition with the Company’s leading product and the THHSC matter referred to below. Nomura also updated the Board on the status of Akorn’s written non-binding initial indication of interest at $44-$46 per share.

On June 28, Party E withdrew from the sale process, citing differences on pipeline valuation, commercial price/volume erosion, potential volatility associated with competition with the Company’s leading product and the THHSC matter.

On July 9, the Company announced its financial results for the fiscal year ended April 30, 2013. The Company disclosed the establishment during the quarter of a $15.5 million settlement and loss contingency accrual to cover potential settlement or other outcomes in connection with an investigation by the Texas Health and Human Services Commission (“THHSC”) relating to the submission of price information.

On July 18, an investment banker, acting on behalf of Party J, approached Mr. David Seltzer and the Company’s Chief Financial Officer with respect to the potential interest of their client in acquiring the Company.

On July 26, Nomura provided Akorn with the Company’s proposed form of merger agreement. Also on July 26, Party J submitted a written non-binding initial indication of interest at $43 per share.

On July 29, Akorn submitted a revised offer letter, lowering its proposed purchase price to $41 per share, citing its evaluation of the Company’s products and pipeline, the additional capital investment required to sustain the business and the uncertainty regarding the size of the Company’s potential liability with respect to the THHSC matter. Akorn also specified that they would not consider a merger agreement including a “go-shop” provision, a feature which would permit the Company to seek competing offers after it had entered into the merger agreement. This feature had been included in the form of merger agreement which Akorn had been instructed to mark-up in connection with the submission of its offer. Further, Akorn submitted a list of remaining confirmatory due diligence items.

Also on July 29, Party J requested an exclusive negotiation agreement and submitted a mark-up of the Company’s non-disclosure agreement, reflecting significant comments, including significant changes from the terms accepted by other bidders. The Company declined Party J’s request for exclusivity.

On July 31, Akorn provided an issues list based upon the Company’s proposed form of merger agreement. The Akorn merger agreement issues list included (i) a reverse termination fee of 5% payable by Akorn to the Company if Akorn failed to complete its required financing, (ii) the circumstances under which the Company could seek specific performance of Akorn’s obligations under the merger agreement, (iii) the terms of Akorn’s obligations with respect to obtaining antitrust clearance for the transaction, (iv) a requirement that the Company’s directors and officers enter into a voting agreement in connection with the transaction, (v) the exclusion of a Company “go shop” right after signing a merger agreement, (vi) the circumstances under which the Board could withdraw its recommendation that stockholders approve the merger, (vii) Akorn’s right to match a proposed superior acquisition proposal, (viii) the circumstances under which the merger agreement could be terminated, (ix) a termination fee of 3.75% payable by the Company to Akorn if the Company terminated the merger agreement to pursue a superior offer, (x) the terms under which the Company could terminate the merger agreement to pursue a superior offer, (xi) the terms of Akorn’s covenants to pursue the necessary financing and (xii) the terms of the covenants governing the Company’s operations between the signing of the merger agreement and closing.

On July 31, the Company entered into a non-disclosure agreement with Party J , and on August 1, Party J was granted access to the Company’s data room. Nomura told Party J’s financial advisor that Party J needed to act quickly because the Company was in advanced discussions with respect to a sale.

On August 2, Akorn requested specific additional due diligence items. The Company’s merger and acquisitions counsel, Arent Fox LLP (which we will refer to as “Arent Fox” in this proxy statement), discussed Akorn’s merger agreement issues list with Akorn’s counsel, Kirkland & Ellis LLP (which we will refer to as “Kirkland & Ellis” in this proxy statement). Also on August 2, the Company’s management made a presentation to Party J with respect to the Company’s products and pipeline.

On August 5, Akorn submitted a mark-up of the Company’s proposed form merger agreement to the Company consistent with its issues list, and Nomura provided Party J the Company’s proposed form merger agreement to mark up.

On August 6, the Board met and received an update from Nomura on the status of the Akorn and Party J discussions. The review noted that the Akorn proposal was $41 per share and required outside financing. The Board noted that issues associated with the Akorn offer included (i) Akorn required two additional weeks for remaining confirmatory due diligence, (ii) the Company and Akorn having some overlapping products, which would require antitrust review, (iii) Akorn was unwilling to allow the Company a “go shop” right and (iv) Akorn required a voting agreement with the Company’s directors and executive officers. The review also noted that the Party J proposal was a preliminary $43 per share indication with no financing requirement but subject to further due diligence. The Board noted that all prior indications of interest had been decreased or abandoned following due diligence reviews of the Company. In addition to the preliminary nature of the Party J offer and their need for additional due diligence, the Board noted that issues associated with the Party J offer also included (i) Party J had not submitted a mark-up of the merger agreement, (ii) the Company and Party J had a significant number of overlapping products, which could complicate receipt of antitrust approvals, (iii) Party J had noted that they wanted to negotiate the amount of a Company termination fee and (iv) Party J also required a voting agreement.

At this meeting, Nomura also reviewed and discussed the financial and other terms of the Akorn and Party J proposals and reviewed certain preliminary financial analyses. The Board asked Nomura questions with respect to this information and engaged in a discussion of this information.

Arent Fox reviewed with the Board their fiduciary duties, including in connection with the evaluation of the proposed transaction. In particular, the Board discussed the exclusion of a “go-shop” right and determined that in view of the number of parties contacted and/or aware of the Company’s sale process over the preceding three years and the range of potential values for the Company that had been discussed with the Company over that period, the Board would not insist upon inclusion of a “go shop” right provided that the Company retained the ability to accept a superior proposal if one were to emerge, subject to the payment of a customary and reasonable break-up fee. The Board also discussed antitrust approval, noting that both bidders shared some common products with the Company.

The Board then discussed a preliminary evaluation of the Company’s value and the terms of a possible counter offer to Akorn and directed Nomura to make a counter-offer to Akorn of $44 per share.

Also on August 6, Party J received a Company management presentation with respect to the Company’s business and financial results and continued its due diligence.

On August 7, Nomura, pursuant to the Board’s direction, contacted Akorn’s investment banker, JP Morgan, and made a counter-offer of $44 per share.

On August 8, Akorn submitted a draft voting agreement requiring the Company’s directors and executive officers to vote in favor of the Merger Agreement, subject to certain exceptions, including an exception providing for the termination of the voting agreement upon the Company accepting an alternate offer as a superior proposal.

On August 9, Arent Fox and the Company reviewed issues raised by the overlaps with the Akorn products and the Party J products. Although each set of overlapping products appeared to be capable of being satisfactorily addressed, counsel and the Company noted that Party J appeared to have a larger number of product overlap issues than Akorn that would need to be addressed in order to obtain regulatory clearance.

On August 10, JP Morgan verbally informed Nomura that Akorn’s “best and final” offer was $42 per share.

On August 11, the Board met to review the Akorn proposal, including the draft merger agreement. Nomura reviewed with the Board the status of the Akorn and Party J offers. Nomura noted that Akorn had submitted a $42 per share “best and final” offer, subject to completing due diligence during the coming week and signing and announcing a merger agreement by Monday, August 19. The Board discussed the valuation of the Company, the relative merits of the Akorn offer and the Party J indication of interest, the risks associated with timing and possible counteroffers. The Board determined to advise Akorn that the Board was considering Akorn’s proposal and that the Board must see Akorn’s draft financing commitment letter and their response to the draft merger agreement issues list before the Board would consider accepting their offer in principle.

On August 12, Nomura had a discussion with Party I, and Party I indicated that its interest in the Company had decreased due to its concerns with respect to the performance of certain of the Company’s key products and a lack of synergies with Party I.

Also on August 12, Arent Fox submitted a response to Kirkland & Ellis with respect to the merger agreement issues list. The response indicated that the remaining issues included (i) the Company’s need for greater deal certainty and its impact on the nature of Akorn’s obligations to take steps necessary to receive regulatory approval for the transaction, (ii) the amount of the termination fee payable by the Company to Akorn if the Company terminated the merger agreement to accept an unsolicited superior offer, (iii) the amount of the reverse termination fee payable by Akorn to the Company if Akorn failed to close due to a failure to complete its financing, (iv) Akorn’s liability for a willful failure to complete the transaction, (v) the circumstances under which the Board could withdraw its recommendation that stockholders approve the merger; (vi) the circumstances under which the merger agreement could be terminated, (vii) the definition of what would constitute a “material adverse effect” that would allow Akorn to terminate the agreement, (viii) issues relating to directors’ liability and the Company’s and Akorn’s obligations to provide indemnification and liability insurance benefiting the Company’s directors following the merger and (ix) the circumstances under which the voting agreement could be terminated.

Also starting on August 12 and continuing through August 15, Party J conducted on-site due diligence at the Company. The Company and Nomura both separately advised Party J’s investment banker of the need for Party J to quickly complete its due diligence and submit a final offer.

On August 13, the Board discussed the Akorn offer. Mr. David Seltzer advised the Board that he had recently spoken with Akorn’s Chief Executive Officer, who confirmed that their $42 bid was firm. Mr. Seltzer indicated to the Board that he was prepared to recommend the $42 offer to the Board, subject to negotiation of the final terms of the merger agreement, the receipt of a fairness opinion from Nomura, and satisfactory completion of discussions with Akorn’s counsel concerning the remaining open issues. Arent Fox discussed the remaining open issues and advised that none of the issues appeared to cause significant concern. The Board engaged in a full discussion of the Akorn offer and the status of the Party J offer. The Board authorized Nomura to continue discussions with

Party J and to encourage it to complete its due diligence by the end of the week so as to be able to deliver a final offer price. The Board authorized management and Nomura to continue negotiations with Akorn with a view to reaching a final agreement with Akorn.

On August 14, Arent Fox and the Company’s trade regulation counsel discussed regulatory issues with Kirkland & Ellis.

On August 16, Arent Fox submitted to Kirkland & Ellis a mark-up of Akorn’s draft of the merger agreement consistent with the Company’s issues list.

On August 17, Akorn provided a draft financing commitment letter. Akorn also provided an issues list in response to the Company’s mark-up of the merger agreement. Akorn’s responses to the outstanding issues included proposals to include in the merger agreement (i) the framework of obligations on the part of Akorn to take actions required to obtain regulatory approval for the transaction, (ii) the ability for the Board to withdraw its recommendation that stockholders approve the merger if the Company receives a superior third party acquisition proposal or there occurs an intervening material event or development permitting the Board to withdraw its recommendation of the merger, (iii) a termination fee of 3.25% payable by the Company to Akorn if the Company terminated the merger agreement to accept an unsolicited superior acquisition proposal and 5% if Akron terminated the merger agreement based on a change of the Board’s recommendation that stockholders approve the merger upon the occurrence of a material intervening event or development, (iv) provisions prohibiting the Board form changing its recommendation that stockholders approve the merger (except in circumstances mention in the prior clause), (v) a reverse termination fee of 6.5% payable by Akorn to the Company if Akorn failed to complete the merger due to a failure to complete its financing or failure to receive clearance under the HSR Act or other antitrust laws, (vi) a modification of the definition of “material adverse effect,” and (vii) a modification of the director liability provisions. Company management and Nomura met and discussed the proposed revised terms and the status of the anticipated Party J proposal.

On August 18, Arent Fox spoke with Kirkland & Ellis to clarify Akorn’s remaining issues list. Akorn submitted a revised proposal to resolve remaining open issues, including (i) a revised undertaking on the part of Akorn to take actions required to obtain regulatory approval, (ii) a further revised definition of intervening events permitting the Board to withdraw its recommendation of the merger, (iii) the circumstances permitting the termination of the voting agreement and (iv) a termination fee of 3.25% payable by the Company to Akorn if the Company terminated the merger agreement to accept an unsolicited superior acquisition proposal.

Also on August 18, Party J’s investment banker advised Nomura that Party J would submit a marked merger agreement later that day.

On August 19, Arent Fox and the Company’s trade regulation counsel spoke with Kirkland & Ellis concerning Akorn’s view as to the regulatory issues, and Akorn provided a revised draft merger agreement consistent with its last comments. Arent Fox also provided Kirkland & Ellis with comments on the proposed voting agreement.

Also on August 19, Party J advised Nomura that they would not deliver a merger agreement mark-up due to additional due diligence concerns and a desire to engage a consultant to review the Company’s facilities, and Nomura reported this development to the Company. In view of this development, the Board concluded that there was significant risk that the Party J proposal would be decreased and that Party J was unlikely to move forward expeditiously.

Late in the day on August 19, the Company advised Akorn of a favorable development with respect to a proposed licensing arrangement with respect to a Company product (which subsequently was entered into after the execution of the Merger Agreement) and stated a desire to further discuss the valuation of the Company in view of this development. Akorn responded that they would continue discussions with respect to a merger and discuss the product development only if the Company entered into a one-week exclusive negotiation agreement.

On August 20, the Board held a meeting to review Akorn’s request for a one-week exclusive negotiation agreement. The Board discussed the status of the offer from Akorn, the developments with respect to Party J and the product development. In view of the state of Akorn’s firm offer, the failure of Party J to move forward and provide a mark-up of the merger agreement, the delays likely to result in connection with Party J’s request to have a consultant inspect the Company’s facilities, the risk that delays to accommodate Party J would endanger Akorn’s firm offer, the limited exclusivity period sought by Akorn and the fact that any merger agreement with Akorn would provide an opportunity for Party J or any other bidder to present a superior offer, the Board approved entering into a one-week exclusive negotiation agreement with Akorn. The Company entered into the one-week exclusive negotiation agreement with Akorn and suspended Party J’s access to the Company’s data room.

Later on August 20, the Company, Akorn and their investment bankers held a series of discussions with respect to the product development and its projected value to the Company. The parties discussed the possibility of addressing the product development through the issuance of contingent value rights. Late in the day, the Company delivered a revised mark-up of the merger agreement to Akorn, addressing issues other than the possible issuance of contingent value rights.

On August 21, Akorn delivered a revised merger agreement proposing the issuance of contingent value rights and also first proposing that Mr. David Seltzer and Mr. Reuben Seltzer enter into new non-competition agreements as part of the transaction. The Company opposed the proposal with respect to new non-competition agreements, noting that Mr. David Seltzer’s existing employment agreement included non-competition provisions and the new proposal would make the transaction subject to reaching agreements outside the Company’s control. The Company delivered a response to the revised documents, indicating that the remaining issues were (i) the proposed outside date for the completion of the merger, (ii) the proposed terms of the contingent value rights, (iii) the Company’s opposition to the request for new non-competition agreements, (iv) certain terms of the director liability provisions and (v) certain terms of the voting agreement.

On August 22, Akorn provided responses on open issues, including (i) the proposed outside date for the completion of the merger, (ii) the proposed terms of the contingent value rights, (iii) the request for new non-competition agreements, (iv) certain terms of the director liability provisions and (v) certain terms of the voting agreement, indicating that disagreement continued with respect to these terms. The Company and the Akorn principals held a conference call to review and discuss the open issues.

Following this call, the Board met. Nomura and Arent Fox made presentations to the Board concerning the history of the Company’s recent sale process, the status of the Akorn and Party J offers, the concerns with respect to Party J’s most recent requests for additional time and for a consultant to inspect the Company’s facilities and the risk of delay endangering the Akorn firm offer. Arent Fox then reviewed the proposed terms of the merger agreement with Akorn, including the remaining unresolved issues with respect to the terms of the contingent value rights, the request for non-competition agreements, the director liability provisions and the terms of the voting agreement, and Nomura reviewed the proposed addition of contingent value rights as additional consideration for the acquisition of the Company. Nomura provided the Board with a preliminary analysis of the financial terms of the proposed transaction, both with and without the proposed contingent value rights. The Board discussed the open issues reflected in the draft documents, the merits of proceeding with the proposed transaction with Akorn and a proposed counter-offer to Akorn, replacing the proposed contingent value rights with additional cash and resolving all of the remaining documents issues. The Board directed Nomura to make a counter offer to Akorn of a cash price of $43.50 per share with no contingent value rights and directed Arent Fox to respond to the open other terms relating to the proposed non-competition agreement, voting agreement and other terms of the merger agreement.

Following the Board meeting, pursuant to the Board’s direction, Nomura called JP Morgan and presented a counter offer at $43.50 per share. JP Morgan consulted with Akorn and then responded with an offer of $42.50 per share. Nomura consulted with the Company and responded that the Company’s position was firm. Akorn requested that the Company provide Akorn with a full and final set of terms approved by the Board.

On August 23, Arent Fox provided revised documents to Kirkland & Ellis, including a revised merger agreement deleting the contingent value rights for increased cash. Kirkland & Ellis provided responses with respect to certain of the open document issues, including (i) proposed modifications to the Company’s interim operating covenants and (ii) certain terms of the director liability provisions. The parties held continuing discussions for the remainder of the day on the open points, including the interim operating covenants, the voting agreement and the requested non-competition agreements.

On August 24, Kirkland & Ellis provided revised versions of the merger agreement and the voting agreement. The parties held continuing discussions on open points.

On August 25, discussion continued on the open points. Akorn provided a revised draft of a financing commitment letter, and the Company management reviewed and discussed the remaining open points.

On August 26, discussion continued on the open points. The Board met and received a presentation from Nomura regarding the revised financial terms. Arent Fox provided a presentation on the remaining open issues in the documents. The Board engaged in an extensive discussion, including the terms of the proposed transaction, alternatives to the proposed transaction, the Company’s business and business opportunities and the valuation of the Company. At the request of the Board, Nomura provided its analysis of the financial terms of the merger agreement insofar as they related to the fairness, from a financial point of view, to the Company’s stockholders of the proposed revised merger consideration and then delivered its oral opinion to the Board, which opinion was subsequently confirmed in writing, to the effect that, as of August 26, 2013, and based upon and subject to the various assumptions, matters considered, qualifications and limitations set forth therein, the merger consideration of $43.50 per share to be paid by Akorn to the Company stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Company’s stockholders. After additional discussion, including the valuation of the Company, considerations with respect to effecting a transaction at the present time versus some point in the future and alternatives to the proposed transaction, the Board approved the proposed Akorn transaction at $43.50 in cash, subject to Akorn accepting the Company’s position on remaining legal issues, including its positions with respect to the voting agreement and the proposed non-competition agreements.

Arent Fox reported the Board’s action to Kirkland & Ellis , and later in the day received a report from Kirkland & Ellis that Akorn’s Board of Directors had agreed on the terms stated by Company.

Later that evening the parties completed and signed the Merger Agreement and the voting agreement. On August 27 the parties issued a press release, and the Company filed a Current Report on Form 8-K, announcing the execution of the Merger Agreement and the voting agreement.

Concurrent with announcing the Merger Agreement, the Company, with the consent of Akorn, advised all prior bidders who were still subject to binding stand-still agreements that the standstill provisions were waived and that they were free to submit offers in accordance with the provisions of the Merger Agreement permitting the Company to consider superior offers.

Reasons for Recommending the Adoption of the Merger Agreement

The Board evaluated, with the assistance of its financial and legal advisors, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and unanimously recommended that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, were advisable, fair to and in the best interests of the Company and its stockholders.

In the course of making the unanimous recommendation described above, the directors considered the following positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, each of which the directors believed supported their decision:

•	the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to those of other participants in the Company’s industry and general market indices, and the merger consideration of $43.50 in cash per share represented an attractive premium to the Company’s stock price;

•	the merger consideration of $43.50 in cash per share was more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, an acquisition by a different buyer, acquisitions by the Company of other businesses and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives;

•	the possibility that it could take a considerable period of time before the trading price of the Company’s Common Stock would reach and sustain at least the per share merger consideration of $43.50, as adjusted for present value;

•	the Company had been the subject of a more than three year sale process described under “The Background of the Merger” and representatives of the Company had engaged in numerous discussions regarding other potential transactions, none of which resulted in a higher definitive offer than the offer made by Akorn;

•	the negotiation process with Akorn was conducted at arm’s length and the members of the Company’s senior management, legal and financial advisors were involved throughout the negotiations and updated the Board directly and regularly;

•	the Board’s belief that the merger consideration of $43.50 in cash per share was the highest price per share for the Common Stock that Akorn was willing to pay at the time of those negotiations;

•	the Board’s belief that Akorn’s agreement to pay $43.50 in cash per share, the sale process described under “The Background of the Merger” and the provisions for accepting a superior proposal as described under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation” would result in a sale of the Company at the highest price per share that was reasonably attainable;

•	the Board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and the nature of the industry in which the Company competes;

•	the risk that the Company may not perform at the level contemplated by the Company’s projections;

•	the proposed merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•	the Company’s business plan is based, in part, on projections for a number of variables, including economic growth and overall business performance, that are difficult to project and are subject to a high level of uncertainty and volatility; and

•	the generic pharmaceutical industry is intensely competitive and the Company’s business performance could be adversely affected by competition with existing or new competitors;

•	the financial analysis presentation of Nomura and the opinion of Nomura, dated August 26, 2013, that, as of that date, and based upon and subject to the various assumptions, matters considered and qualifications and limitations on the scope of review undertaken by Nomura as set forth in its opinion, the $43.50 in cash per share merger consideration to be paid to holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled “—Opinion of Nomura Securities International, Inc.”;

•	the terms and conditions of the Merger Agreement and related transaction documents, including:

•	the Company’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made prior to the time the Company’s stockholders approve the Merger Agreement;

•	the Board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that the stockholders vote to approve the Merger Agreement;

•	the ability of the Board to terminate the Merger Agreement, in specified circumstances relating to a Superior Proposal, subject to payment of a termination fee of $20.8 million, which amount the directors believed was reasonable in light of, among other matters, the benefits of the Merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fees”; and

•	the absence of a financing condition in the Merger Agreement;

•	Akorn and Purchaser had obtained committed debt financing for the transaction, the limited number and nature of the conditions to that debt financing, and the obligation of Akorn to use reasonable best efforts to complete the debt financing;

•	in the event of a failure of the Merger to be consummated under specified circumstances, Akorn would be obligated to pay the Company a termination fee of $41.6 million, increasing to $48 million in certain circumstances, as more fully described under “The Merger Agreement—Termination Fees;”

•	the Company’s ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

•	the availability of appraisal rights under the Delaware General Corporation Law (“DGCL”) to holders of Company Common Stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company Common Stock as determined by the Delaware Court of Chancery.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board considered the following risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•	the Company’s stockholders will have no ongoing equity participation in the Company following the Merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of the Company to a third party;

•	there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved by the Company’s stockholders;

•	the risk that the debt financing contemplated by the commitment letter will not be obtained, resulting in Akorn not having sufficient funds to complete the Merger;

•	the risks and costs to the Company if the Merger does not close, including uncertainty about the effect of the proposed Merger on the Company’s employees, customers, suppliers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company;

•	the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the Merger, generally requiring the Company to conduct its business only in the ordinary course and subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the possibility that, under certain circumstances, the Company may be required to pay a termination fee of $20.8 million or $32 million, depending on the circumstances, as more fully described under “The Merger Agreement—Termination Fees”;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;

•	the receipt of cash by shareholders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes; and

•	in the event of a breach of the Merger Agreement by Akorn or Purchaser, the Company’s remedy may be limited to receipt of a $41.6 million termination fee (increasing in certain circumstances to $48 million) and that, under certain circumstances, the Company may not be entitled to receive such a fee.

In addition, the Board was aware of and considered the interests that certain of our directors and executive officers have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39 of this proxy statement.

The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board unanimously recommended the Merger Agreement and the Merger based upon the totality of the information it considered.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including the Merger.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, general financial forecasts for fiscal years 2014 - 2017 prepared by management were made available to Akorn and Purchaser as well as provided to the Board and our financial advisor, Nomura, and supplemental financial forecasts for fiscal years 2014 - 2020 with respect to a product development prepared by management were provided to the Board and Nomura. We have included a summary of these projections below (the “Projections”) to give our stockholders access to certain nonpublic information provided to Akorn, Purchaser and our financial advisor for purposes of considering and evaluating the Merger. The inclusion of the Projections should not be regarded as an indication that the Board, the Company, Akorn, Purchaser or Nomura or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist Akorn, Purchaser and Nomura with their respective due diligence investigations of the Company and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. EisnerAmper LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, EisnerAmper LLP does not express an opinion or any other form of assurance with respect thereto.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the Projections or the underlying assumptions to be inaccurate. Because the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared. Specifically, but without limitation, the general financial forecasts included in the Projections do not take into account the occurrence, in August 2013, of a potential favorable development with respect to a Company product, but certain forecasts with respect to this product development are summarized in the supplemental financial forecasts included in the Projections.

The following is a summary of the Projections:

Summary of the general financial forecasts

(dollars in millions)

	Fiscal Year
	2014	2015	2016	2017
Total Net Revenue	$252.6	$287.9	$317.8	$328.2

EBITDA	65.3	84.0	102.6	107.6

Net Income	30.6	46.2	56.0	58.4

EBITDA, as presented above, may be considered a non-GAAP financial measure. The Company provided this information to certain parties that executed a confidentiality agreement with the Company because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The following table reconciles Net Income to EBITDA.

	Fiscal Year
	2014	2015	2016	2017
Net Income	$30.6	46.2	$56.0	$58.4
Plus:
Income Tax Provision	15.4	23.3	28.2	29.4
Interest Expense	0.3	0.2	—	—
Non-Recurring Charges for Legal Contingencies	7.3	—	—	—
Depreciation and Amortization	12.1	14.7	18.9	20.4
Less:
Interest Income and Other	(0.4)	(0.4)	(0.5)	(0.6)
EBITDA	$65.3	$84.0	$102.6	$107.6

Summary of the supplemental financial forecasts

(dollars in millions)

	Fiscal Year
	2014	2015	2016	2017	2018	2019	2020

Product Gross Sales	$10.9	$26.5	$22.4	$14.1	$8.4	$4.0	$2.2

Product Net Sales	9.1	22.2	18.8	11.8	7.1	3.4	1.8

Product Income before Provision for Income Taxes	7.6	18.7	15.9	9.8	5.8	2.5	1.3

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Opinion of Nomura Securities International, Inc., Financial Advisor to the Board

On August 26, 2013, at a meeting of the Board held to evaluate the proposed Merger, Nomura delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated August 26, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered, qualifications and limitations described in its opinion, the $43.50 per share merger consideration to be received in the Merger by holders of shares of Common Stock was fair, from a financial point of view, to such holders.

The full text of Nomura’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Nomura. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. Holders of Hi-Tech’s Common Stock are encouraged to read Nomura’s opinion carefully in its entirety. Nomura’s opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the Merger. The opinion did not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the Merger. The following summary of Nomura’s opinion is qualified in its entirety by reference to the full text of Nomura’s opinion.

In arriving at its opinion, Nomura, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were provided to Nomura by the management of the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company;

•	conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company;

•	performed a discounted cash flow analysis of the Company in which Nomura analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company;

•	reviewed publicly available financial and stock market data with respect to certain other companies that Nomura believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions that Nomura believed to be generally relevant;

•	reviewed current and historical market prices of Hi-Tech’s Common Stock;

•	reviewed a draft, dated August 26, 2013, of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as Nomura deemed necessary or appropriate.

In connection with its review, with the consent of the Board, Nomura did not assume any responsibility for independent verification of any of the information provided to or reviewed by it for the purpose of its opinion and, with the consent of the Board, Nomura relied on such information being complete and accurate in all material respects. In addition, with the consent of the Board, Nomura did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Akorn, nor was Nomura furnished with any such evaluation or appraisal. Nomura also did not evaluate, and did not express an opinion as to the impact of the Merger on, the solvency, viability or fair value of the Company or Akorn under any state or federal law relating to bankruptcy, insolvency or similar matters or the ability of the Company or Akorn to pay its obligations when they become due. With respect to the financial forecasts and estimates referred to above, Nomura assumed, at the direction of the Board, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Nomura assumed no responsibility for and expressed no view as to any such forecasts and estimates or the assumptions on which they are based. Nomura expressed no opinion regarding the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the Merger consideration or otherwise. Nomura’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to Nomura as of, the date of its opinion. It should be understood that subsequent developments may affect Nomura’s opinion, and Nomura does not have any obligation to update, revise or reaffirm its opinion.

Although Nomura’s opinion was approved by its Fairness Opinion Review Group, it does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger. Nomura’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. Nomura’s opinion does not address the terms, other than the per share merger consideration to the extent expressly specified therein, of the Merger Agreement or the form of the Merger. Nomura expressed no opinion as to the prices at which the Hi-Tech Common Stock will trade at any time. In rendering its opinion, Nomura assumed, with the consent of the Board, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that Nomura reviewed, (ii) the Company, Akorn and Akorn Enterprises, Inc. would comply with all material terms of the Merger Agreement, and (iii) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Nomura also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the Company, Akorn or the expected benefits of the Merger in any way meaningful to Nomura’s analysis. Nomura did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Nomura’s opinion address any legal, regulatory, tax or accounting issues and Nomura relied on the assessments made by the Company and its advisors with respect to such issues. At the direction of the Board, Nomura was authorized to assist the Company in connection with expressions of interest in a business combination with Company received from third parties and to solicit such expressions from a limited number of other parties.

In connection with rendering its opinion to the Board, Nomura performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Nomura in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Nomura believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Nomura’ analyses and opinion. Nomura did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

For purposes of its analyses, Nomura utilized publicly available research analysts’ estimates with respect to comparable company forecasts and Company management’s forecasts for the Company. As summarized above under “Projected Financial Information”, Nomura was provided by Company management with a base case financial forecast through the fiscal year ending April 30, 2017 (“Base Case”) and Nomura was also provided by Company management with a forecast of incremental revenue and profitability through the fiscal year ending April 30, 2020 estimated to derive from a potential licensing agreement (“Brand X Agreement”) being negotiated at the time of delivery of Nomura’s opinion between the Company and a third party relating to one of the Company’s drug formulations (as supplementing the Base Case, the “Brand X Case”).

Additionally, at the time of delivery of Nomura’s opinion, the Company was in discussions with the Texas Health and Human Services Commission (“THHSC”) exploring the potential for settling certain potential liabilities against the Company arising in connection with the investigation by the THHSC relating to the submission of price information against which the Company had, in the fourth quarter of the fiscal year ended April 30, 2013 established a $15.5 million loss contingency. For the information of the Board, for each of the analyses performed by Nomura in connection with the delivery of its opinion, Nomura also conducted a sensitivity analysis (the “THHSC Sensitivity”) which assumed a settlement of such potential liability at the high end of the range then being discussed.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate a range of present values for the Company’s Common Stock, Nomura performed a discounted cash flow analysis. Nomura’s discounted cash flow analysis provides an estimated net present value of the Company’s future “unlevered cash flows” (calculated as earnings before interest and taxes, as adjusted for certain items as applicable, less taxes at a normalized rate of 33.5% as advised by Company management, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital, plus depreciation and amortization) that Company management forecast through the fiscal year ending April 30, 2017. Nomura then calculated a terminal value for the Company by applying a range of perpetuity growth rates to the Company’s fiscal year 2017 estimated unlevered free cash flow.

For the Base Case discounted cash flow analysis, Nomura calculated terminal values by applying a range of perpetuity growth rates of 0.0% to 2.0% to the Company’s fiscal year 2017 estimated unlevered free cash flow. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 11.0% to 13.0% which were based on a weighted average cost of capital (or WACC) analysis of the companies utilized by Nomura in its “Comparable Companies Analysis” summarized below. WACC is a measure of the average expected return on all of a given company’s equity securities and debt based on their proportions in such company’s capital structure. Nomura took into account certain financial metrics, including betas, for the selected companies in estimating the weighted average cost of capital. Based on these calculations, this analysis implied value ranges as shown on the table below:

Implied Per Share Value of Hi-Tech Common Stock
Base Case	$33.64 - $44.78
Base Case (THHSC Sensitivity)	$31.92 - $43.07

For the Brand X Case, Nomura performed a discounted cash flow analysis of the Company’s Base Case unlevered free cash flows plus the incremental unlevered free cash flows forecast by Company management from a potential Brand X licensing agreement. Nomura calculated Base Case terminal values by applying a range of perpetuity growth rates of 0.0% to 2.0% to the Company’s fiscal year 2017 Base Case estimated unlevered free cash flow. Nomura calculated Brand X terminal value by applying a perpetuity growth rate of -5.0% as provided by Company management to the Company’s fiscal year 2020 Brand X estimated unlevered free cash flow, as adjusted. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 11.0% to 13.0%. Based on these calculations, this analysis implied value ranges as shown on the table below:

Implied Per Share Value of Hi-Tech Common Stock
Brand X Case	$35.52 - $46.79
Brand X Case (THHSC Sensitivity)	$33.80 - $45.07

Precedent Transactions Analysis

Nomura reviewed and analyzed certain publicly available financial information relating to selected publicly announced merger and acquisition transactions with an aggregate value below $2 billion in the generic pharmaceutical industry announced from May 2005 to February 2013. It was Nomura’s judgment that transactions of this size during this time frame and involving target companies in the generic pharmaceutical industry were most relevant, for comparative purposes, to the proposed acquisition of the Company. In performing these analyses, Nomura analyzed certain financial information and transaction multiples relating to the target companies and compared such information to the corresponding information about the Company.

Nomura reviewed the following transactions:

Target	Acquirer
Rosemont Pharmaceuticals	Perrigo Company
Par Pharmaceutical	TPG Capital
Fougera Pharmaceuticals	Novartis (Sandoz)
Anchen Pharmaceuticals	Par Pharmaceutical
Paddock Laboratories	Perrigo Company
Qualitest Pharmaceuticals	Endo Pharmaceuticals
Andrx Corporation	Watson Pharmaceuticals
Alpharma Inc.	Actavis Group
Amide Pharmaceutical	Actavis Group

For each of the transactions Nomura calculated and, to the extent information was publicly available, compared the enterprise value of each target company as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the twelve months prior to the date that the relevant transaction was announced. Based on the analysis of such metric for each transaction noted above, Nomura selected a representative range of multiples of the transactions of 8.0x to 10.0x and applied this range of multiples to the Company’s reported EBITDA for the year ended April 30, 2013. Based on these calculations, this analysis implied value ranges as shown on the table below:

Implied Per Share Value of Hi-Tech Common Stock
Unadjusted for THHSC Sensitivity	$33.29 - $39.55
Adjusted for THHSC Sensitivity	$31.57 - $37.83

No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Nomura made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using selected company data.

Comparable Companies Analysis

Nomura reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data relating to the following publicly traded companies with operations in the generic pharmaceuticals sector, which is the industry in which the Company operates:

•	Teva Pharmaceutical Industries LTD

•	Mylan Laboratories Inc.

•	Hospira, Inc.

•	Taro Pharmaceutical Industries

•	Akorn, Inc.

•	Impax Laboratories, Inc.

•	Sagent Pharmaceuticals

•	Aceto Pharma Corporation

•	Lannett Company, Inc.

Although none of the companies listed above are directly comparable to the Company, the companies were selected by Nomura for this analysis because they are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and a size and scale of business, which Nomura considered similar to the Company for purposes of analysis. Nomura reviewed enterprise values of these companies, calculated as market value, based on reported fully-diluted common shares outstanding and closing stock prices on August 23, 2013, plus debt outstanding, preferred stock, and minority interest, less cash and cash equivalents, as multiples of latest 12 months and estimated one fiscal year forward (calendarized for the Company’s April 30 fiscal year-end) EBITDA, as adjusted for certain items. Nomura then applied a range of selected multiples of latest 12 months and one fiscal year forward EBITDA derived from the selected companies to the Company’s latest 12 months (as of April 30, 2013) and fiscal year ending April 30, 2014 EBITDA. Nomura also reviewed closing stock prices on August 23, 2013 of the selected companies as multiples of latest 12 months and estimated one fiscal year forward (calendarized for the Company’s April 30 fiscal year-end) earnings per share, as adjusted for certain items (“P/E multiples”). Nomura then applied a range of selected P/E multiples derived from the selected companies to the Company’s latest 12 months (as of April 30, 2013) and fiscal year ending April 30, 2014 earnings per share, as adjusted for certain items. Financial data for the Company were based on internal latest 12 months data and the Base Case projections prepared by the Company’s management. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The table below illustrates the representative ranges of multiples selected by Nomura based on the above analysis and the implied value ranges:

Implied Per Share Value of Hi-Tech Common Stock
	Selected Range of Trading Multiples	Unadjusted for THHSC Sensitivity	Adjusted for THHSC Sensitivity
EV / EBITDA FY2013	8.0x - 12.0x	$33.29 - $45.81	$31.57 - $44.09
EV / EBITDA FY2014	8.0x - 11.0x	$40.84 - $53.07	$39.13 - $51.35
P / E FY2013	13.0x - 20.0x	$26.44 - $40.68	$24.73 - $38.97
P / E FY2014	12.0x - 18.0x	$29.01 - $43.52	$27.30 - $41.80

No company included in the selected company analysis is identical to Hi-Tech. In evaluating the selected companies, Nomura made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using selected company data.

Other Metrics

The analyses and data described below were presented by Nomura to the Board for informational purposes, but were not considered part of Nomura’s financial analyses with respect to its opinion.

Equity Research Analyst Price Target Statistics. Nomura reviewed public market trading price targets for the Company’s Common Stock as prepared and published in July 2013 by the three equity research analysts that issued reports containing price targets for the Company’s Common Stock. These targets reflect each analyst’s estimate of the future public market trading price of the Company’s Common Stock and are not discounted to reflect present value. Nomura noted that the range of undiscounted equity analyst price targets of the Company’s Common Stock was between $34.00 and $43.00 per share.

Historical Trading Performance. Nomura reviewed the historical trading performance of the Company’s Common Stock for the 52 weeks prior to August 23, 2013. Nomura noted that the low and high trading prices of the Company’s Common Stock during such period were $28.70 and $38.17 per share, respectively.

Analysis of Implied Premia. Nomura calculated the implied premium represented by the $43.50 per share consideration to be received by the stockholders over selected dates and selected periods. The $43.50 per share consideration represented:

•	A premium of 21.5% to the closing price of $35.81 on August 23, 2013, the last trading day prior to when the opinion was delivered.

•	A premium of 23.8% to the one week prior closing price of $35.15

•	A premium of 21.1% to the one month prior closing price of $35.92

•	A premium of 29.1% to the three month prior closing price of $33.70

•	A premium of 19.3% to the six month prior closing price of $36.47

•	A premium of 14.0% to the 52-week high trading price of $38.17

•	A premium of 51.6% to the 52-week low trading price of $28.70

Miscellaneous

Nomura’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the per share merger consideration or of whether the Board would have been willing to agree to different merger terms. The per share merger consideration and other terms of the Merger was determined through arm’s-length negotiations between the Company and Akorn and was approved by the Board. Nomura did not recommend any specific merger consideration to the Company.

Under the terms of Nomura’s engagement, the Company has agreed to pay Nomura for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $ 8 million, of which $750,000 was payable upon issuance of Nomura’s opinion, and the balance of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Nomura for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify Nomura and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Nomura and its affiliates are engaged in financial services, including, without limitation, investment banking, financial advisory, corporate finance, retail banking, securities and derivatives trading, asset finance, merchant banking and asset management. In the ordinary course of business, Nomura, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, the equity, debt or other securities or financial instruments (including bank loans and other obligations) of the Company and/or Akorn or any currency or commodity that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, instruments, currencies or commodities (or in related derivatives).

The Board selected Nomura as its financial advisor in connection with the Merger because Nomura is an internationally recognized investment banking firm with substantial experience in similar transactions and because of Nomura’s familiarity with the Company and its business. Nomura is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and other transactions.

Certain Effects of the Merger

If the Merger is completed, all of our equity interests will be owned by Akorn. Except for any members of our management team who may be granted options in connection with their continued employment with the Company or Akorn, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the Merger. As a result, our current stockholders (other than any members of our management team who may be granted options in connection with their continued employment with the Company or Akorn) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the Merger, Akorn will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the closing (other than treasury shares owned by the Company, shares owned by the Company, Akorn, Purchaser, or any other wholly-owned subsidiary of Akorn or the Company and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL) will convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes, upon surrender of the outstanding shares.

Prior to the effective time, our Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual holders, to provide for the cancellation, effective at the effective time, of all the outstanding options, restricted stock grants, restricted stock subject to vesting or similar rights to purchase or acquire shares (which we refer to as “Stock Rights” in this proxy statement), whether or not vested, heretofore granted under any stock option or similar plan of the Company or other agreement or arrangement (which we refer to as the “Stock Plans” in this proxy statement), without any payment therefor except as otherwise provided in the Merger Agreement. Immediately prior to the effective time, the Company will accelerate the vesting of all unvested Stock Rights and each then vested Stock Right will thereafter no longer be exercisable but will entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash, at the effective time, equal to the per share merger consideration, less the applicable exercise price of such Stock Right, if any (which we refer to as the “Stock Rights Payment” in this proxy statement). See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 of this proxy statement; and “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page 47 of this proxy statement.

Following the Merger, shares of Company Common Stock will no longer be traded on the NASDAQ Global Select Market (“Nasdaq”) or any other public market.

Our Common Stock is registered as a class of equity security under the Exchange Act. Registration of our Common Stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our Common Stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our Common Stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Akorn does not currently own any interest in the Company. Following consummation of the Merger, Akorn will own 100% of our outstanding Common Stock and will have a corresponding interest in our net book value and net earnings.

Effects on the Company if Merger is Not Completed

If our stockholders do not adopt the Merger Agreement or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company Common Stock, unless the Company is sold to a third party or enters into a different merger or similar type of transaction. Instead, unless the Company enters into such a transaction, we will remain an independent public company, our Common Stock will continue to be listed and traded on Nasdaq, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Common Stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of our Common Stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, the Board will evaluate and review the business operations, dividend policy and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the Merger Agreement or if the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances the Company is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination” beginning on page 61 of this proxy statement.

Under certain circumstances, if the Merger is not completed, the Company may be obligated to pay to Akorn a termination fee. See “The Merger Agreement—Termination Fees” beginning on page 62 of this proxy statement.

Financing of the Merger

In connection with entering into the Merger Agreement, Akorn entered into a commitment letter with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, “JPMorgan”). Pursuant to the commitment letter, among other things, JPMorgan has agreed to provide debt financing comprised of (i) up to $600 million in a senior secured term loan facility and (ii) up to $75 million (or, at Akorn’s election, up to $150 million) in a senior secured asset-based revolving credit facility (which we refer to as the “ABL facility” in this proxy statement), the proceeds of which are to be used to finance the Merger and other transactions contemplated by the Merger Agreement and for the working capital needs of, and general corporate purposes of, Akorn and its subsidiaries.

The commitments of JPMorgan to provide the debt financing are subject to the satisfaction of a number of customary conditions, including the following:

•	completion of customary definitive documentation relating to the credit facilities and delivery of certain customary closing documents (including, among others, customary borrowing notice, closing certificates and solvency certificates);

•	since August 26, 2013, the non-occurrence of any change, occurrence, circumstance, effect or condition which, individually or in the aggregate, has had or would reasonably be expected to have a “target material adverse effect” (as defined in the debt commitment letter, which definition is substantially similar to the definition of “Company material adverse effect” set forth in the Merger Agreement);

•	consummation substantially simultaneously of the Merger in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any amendments, consents or waivers by Akorn or its affiliates thereto or modifications to the provisions thereof that, in any such case, are materially adverse to the senior lead arrangers or the lenders without the prior written consent of the senior lead arrangers and the administrative agents;

•	receipt by JPMorgan of certain specified financial statements from the Company and Akorn;

•	if requested, receipt of customary documentation and information from Akorn relating to “know your customer” and anti-money laundering rules and regulations;

•	receipt of certain customary confidential information memoranda and lender presentations and allowance for a 15 consecutive calendar day period to syndicate the debt financing following delivery of the confidential information memoranda to be used in connection with such syndication;

•	the payment of all fees and expenses due and payable in connection with the debt financing; and

•	after giving effect to the Merger, the absence of any material outstanding indebtedness for borrowed money of the Company, Akorn or any of their subsidiaries other than (a) indebtedness under the debt financing, (b) certain indebtedness in respect of existing convertible notes, (c) in the case of the Company or its subsidiaries, certain indebtedness permitted under the Merger Agreement and (d) in the case of Akorn or its subsidiaries, other indebtedness in aggregate outstanding principal amount not to exceed $25,000,000;

•	execution and delivery (if applicable, in proper form for filing) of documents and instruments necessary to create and perfect each administrative agent’s security interests in the collateral (subject to exceptions for collateral that cannot be provided on the closing date (other than pledged and perfection of collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code and the delivery of equity certificates for certificated equity of Akorn’s domestic subsidiaries that are part of the collateral) after Akorn’s use of commercially reasonable efforts to do so);

•	the accuracy in all material respects (or, if qualified by materiality or material adverse effect, in all respects) of (a) such of the Company’s representations in the Merger Agreement as are material to the interests of the lenders, and (b) certain specified representations and warranties of Akorn set forth in the commitment letter;

•	with respect to any funding under the ABL facility on the closing date in excess of the amount of the interim borrowing base, and to the extent that prior to the closing date (i) receipt and satisfaction by the ABL facility administrative agent with appraisals of inventory and certain other assets from appraisers satisfactory to the ABL facility administrative agent and (ii) the performance by the ABL facility administrative agent of a field examination of the accounts receivable, inventory and related working capital matters and financial information of Akorn and its subsidiaries and of the related data processing and other systems, and commercially reasonable efforts by Akorn to deliver to the ABL facility administrative agent a borrowing base certificate as of a date not earlier than the last calendar day of the most recent calendar month ended at least five (5) business days prior to the closing date; and

•	consummation of the debt financing shall have occurred on or before the expiration date of the commitment letter.

The commitment letter expires on the earliest of (i) 11:59 p.m., New York City time, on February 23, 2014 (subject to certain extensions in accordance with the Merger Agreement), (ii) the consummation of the Merger with or without financing and (iii) the termination of the Merger Agreement in accordance with its terms prior to the closing of the Merger.

Interests of the Company’s Directors and Named Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of the Company’s Common Stock are set out in the section titled “Stock Ownership” beginning on page 47. In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board was aware of these interests and considered them, among other matters, in reaching the decision to approve the Merger Agreement and recommend that the Company’s stockholders vote in favor of adopting the Merger Agreement. See “The Merger—Background of the Merger” beginning on page 19 and “The Merger—Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 28 for a further discussion of these matters.

Treatment of Equity Awards

As of the date of this proxy statement, certain of the Company’s directors and executive officers hold stock options. For information regarding beneficial ownership of the Company’s Common Stock, other than the equity awards described below, by each of the Company’s directors and certain executive officers and all of such directors and executive officers as a group, see the section titled “Stock Ownership” beginning on page 87. The Company’s directors and executive officers will be entitled to receive, for each share of Common Stock that they own, the per share merger consideration in cash in the same manner as other stockholders.

Treatment of Outstanding Stock Options

The Merger Agreement provides that immediately prior to the effective time of the Merger, each stock option outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and will be canceled as of the effective time and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the per share merger consideration over the exercise price per share of such stock option, multiplied by (ii) the total number of shares of the Company’s Common Stock then issuable upon exercise in full of such stock option, without interest and less any required withholding taxes. All stock options with an exercise price greater than the per share merger consideration will be cancelled at the effective time and the holders of such stock options will not have any right to receive any consideration in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page 47.

The table below, titled “Payments to Directors and Named Executive Officers in Respect of Vested Options”, along with its footnotes, sets forth, for each of our directors and Named Executive Officers holding stock options as of the Record Date, (a) the aggregate number of shares of Common Stock subject to vested stock options (taking into account any stock options that are expected to vest within sixty (60) days of September 24, 2013) and (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the per share merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options.

Payments to Directors and Named Executive Officers in Respect of Vested and Unvested Options

	Number of Shares Subject to Vested Options(#)(1)	Payment for Vested Options($)	Number of Shares Subject to Unvested Options(#)	Payment for Unvested Options($)	Total Payment for Outstanding Options
Name
Named Executive Officers
David S. Seltzer	462,500	$12,911,000	87,500	$1,109,000	$14,020,000
William J. Peters	106,250	$2,529,000	52,500	$665,000	$3,195,000
Reuben Seltzer	227,500	$5,794,000	98,750	$1,348,000	$7,141,000
Kamel Egbaria	48,658	$807,000	100,000	$1,217,000	$2,023,000
Cameron Durrant, MD	0	$0.00	50,000	$453,000	$453,000
Non-Employee Directors
Martin M. Goldwyn	77,694	$2,103,000	17,500	$222,000	$2,324,000
Yashar Hirshaut, MD	82,125	$2,245,000	17,500	$222,000	$2,467000
Jack van Hulst	28,781	$691,000	17,500	$222,000	$913,000
Anthony J. Puglisi	69,750	$1,869,000	17,500	$222,000	$2,091,000
Bruce W. Simpson	32,968	$681,000	17,500	$222,000	$903,000
All Named Executive Officers and Directors holding Options as a group	1,136,226	$29,630,000	493,750	$5,902,000	$35,530,000

(1)	Includes portion of options that become exercisable within sixty (60) days of September 24, 2013

Potential Payments Upon Change in Control

We have employment agreements with each of our Named Executive Officers. Our employment agreements with each of our Named Executive Officers contain change in control provisions. The Merger, if consummated, would satisfy the Change in Control definitions in each of our employment agreements with our Named Executive Officers.

The following information and table set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment following the consummation of the Merger, which is a Change in Control.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer: The amounts shown in the table assume that each Named Executive Officer is terminated in 2014 prior to May 1, 2014 (except where otherwise noted). The actual amounts to be paid to a Named Executive Officer can only be determined at the time the Change in Control occurs.

Change in Control with Termination	David S. Seltzer	William J. Peters(1)	Reuben Seltzer(2)	Kamel Egbaria	Cameron Durrant
Cash severance payment	$2,603,376	$1,170,000	$2,400,000	$1,220,000	$577,500
Continued health care benefits and other	$100,000	$40,000	$60,000	$40,000	$40,000

Total	$2,703,376	$1,210,000	$2,460,000	$1,260,000	$617,500

(1)	Mr. Peters’ Change in Control provision is paid upon a change in control regardless of whether he is terminated or not.
(2)	Mr. Reuben Seltzer’s Change in Control provision is paid upon a change in control regardless of whether he is terminated or not.

Non-compete and Non-solicitation

Of the Named Executive Officers, only the employment agreements of Mr. David Seltzer, Dr. Kamel Egbaria and Dr. Cameron Durrant contain non-competition provisions.

Mr. David Seltzer’s employment agreement provides that Mr. Seltzer will be restricted, for the one year period following the termination of his employment, from engaging in any business competitive with the business conducted by the Company and from employing any employee, representative or agent of the Company. In connection with the Merger Agreement, Mr. David Seltzer entered into a separate non-competition, no-hire and non-solicitation letter agreement with Akorn, to be effective only upon the consummation of the contemplated Merger. Pursuant to the letter agreement, Mr. Seltzer will be restricted, for the one year period following the consummation of the contemplated Merger, from (i) engaging in the marketing or development of products that are competitive with products marketed, under development or planned for development by the Company or its subsidiaries (a “Competitive Product”); (ii) employing any employee, representative or agent of the Company or its subsidiaries for purposes of marketing or developing a Competitive Product; and (iii) soliciting any client or customer of the Company or its subsidiaries to reduce or terminate their relationship with the Company or its subsidiaries or to engage in any marketing or developing of a Competitive Product. The letter agreement, if the Merger is consummated, will modify and replace the terms of the non-compete

Dr. Cameron Durrant’s employment agreement provides that Dr. Durrant will be restricted, for the period during which Dr. Durrant receives any severance payments from the Company, from (i) engaging in the development of products that are competitive with products marketed, under development or planned for development by the Company, its subsidiary, ECR Pharmaceuticals Co., Inc. (“ECR”) or their affiliates; (ii) employing any employee, representative or agent of the Company, ECR or its affiliates; and (iii) soliciting any supplier, vendor or contract manufacturer of the Company, ECR or their affiliates. The non-compete provisions of Dr. Durrant’s employment agreement will not change as a result of the Merger Agreement or the contemplated consummation of the Merger.

Dr. Kamel Egbaria’s employment agreement provides that Dr. Egbaria will be restricted, for the period during which Dr. Egbaria receives his regular salary and benefits from the Company, from (i) engaging in the development of products that are competitive with products marketed, under development or planned for development by the Company; (ii) employing any employee, representative or agent of the Company; and (iii) soliciting any supplier, vendor or contract manufacturer of the Company. The non-compete provisions of Dr. Egbaria’s employment agreement will not change as a result of the Merger Agreement or the contemplated consummation of the Merger.

Indemnification, Exculpation and Insurance

Pursuant to the Merger Agreement, Akorn agreed to indemnify and hold harmless the officers and directors of the Company from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses arising out of or related to any threatened or actual claim, action, suit, proceeding, or investigation based on, arising out of or related to, in whole or in part, any action or omission taken or foregone in such person’s position as a director or officer of the Company or any of its subsidiaries and pertaining to any matter existing or occurring at or prior to the effective time, including without limitation, any claims based in whole or in part on, or arising in whole or in part out of, or related to the Merger Agreement or the Merger, in each case to the full extent permitted under applicable law.

Further, for a period of six years after the effective time, Akorn will maintain, and will cause the corporation surviving the Merger to maintain, in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by the Company on terms and coverage amounts no less favorable in any material respect than the terms of such policies in effect on the date of the Merger Agreement; provided that neither Akorn nor the surviving corporation will be required to expend annually in excess of 300% of the annual premium paid by the Company in 2013 for such insurance coverage (on an annualized basis), but in such case will purchase the greatest amount of coverage available for such amount. Alternatively, the Company will be entitled to purchase, at or prior to the effective time, a “tail” insurance policy on terms and conditions providing coverage and amounts not materially less favorable as the current policies of directors’ and officers’ liability insurance maintained by the Company on the date of the Merger Agreement; provided that such “tail” insurance policy will not require the payment of an aggregate premium in excess of 300% of the annual premium paid by the Company in 2013 for such insurance coverage (on an annualized basis).

Akorn and its successors and assigns, after the effective time, have agreed not to institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of actions, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each case to the extent resulting from their approval of the Merger Agreement or the transactions contemplated thereby.

Voting Agreement

In connection with the entry into the Merger Agreement, the directors of the Company and William J. Peters, the Company’s Executive Vice President and Chief Financial Officer (which we refer to collectively as the “Voting Stockholders” in this proxy statement), entered into a voting agreement with Akorn (which we refer to as the “Voting Agreement” in this proxy statement). Pursuant to the Voting Agreement, the Voting Stockholders agreed to appear at the stockholders meeting, in person or by proxy, and vote their shares in favor of, among other things, the Merger Agreement and against any (i) acquisition proposal or (ii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the Merger Agreement or of the Voting Stockholders contained in the Voting Agreement. In addition, the Voting Stockholders agreed not to transfer or sell any shares of Common Stock owned by them, except for certain transfers related to stock option exercises, certain transfers for payment of tax liabilities and certain other transfers, which in the aggregate do not exceed $1,000,000. The obligations of the Voting Stockholders apply whether or not the Merger is recommended by the Board, and the Voting Stockholders have appointed, only until the termination of the Voting Agreement, Akorn as attorney-in-fact in connection with their obligations. The Voting Agreement will terminate upon the earlier of (i) the closing date of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, including as a result of entering into definitive acquisition proposal documentation with respect to a superior proposal. In addition, the Voting Stockholders may terminate the Voting Agreement if there is a decrease or change of the per share merger consideration. Akorn may also terminate the Voting Agreement at any time. The Company, Akorn and the Voting Stockholders have agreed that there shall be no special, indirect, consequential, incidental, lost profits, exemplary or punitive damages arising out of a breach of the Voting Agreement. Certain spouses of and trusts of which a director is a trustee who hold shares of Common Stock have or may hereafter enter into a joinder to the Voting Agreement.

Dividends

Pursuant to the Merger Agreement, we are prohibited from declaring any dividends following execution of the Merger Agreement on August 26, 2013, except for dividends made by any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act” in this proxy statement), and the rules promulgated thereunder by the Federal Trade Commission (which we refer to as the “FTC” in this proxy statement), the Merger may not be completed until notification and report forms have been filed with the FTC and the Department of Justice (which we refer to as the “DOJ” in this proxy statement) and the applicable waiting period has expired or been terminated. Each of Akorn and the Company filed on September 10, 2013, notification and report forms under the HSR Act with the FTC and the DOJ. The applicable waiting period will expire at 11:59 pm New York City time on October 10, 2013, unless earlier terminated by the FTC and the DOJ or Akorn and the Company receive a request for additional information or documentary material prior to that time. If prior to the expiration or termination of the waiting period either the FTC or DOJ requests additional information or documentary material from the parties, the waiting period imposed by the HSR Act will be extended until 11:59 p.m. on the 30th calendar day following the date that the parties certify substantial compliance with such request. At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company or Akorn. At any time before or after the consummation of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company or Akorn. Private parties may also seek to take legal action under antitrust laws under certain circumstances

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, the Company, based on a review of information provided by Akorn relating to the businesses in which it and its affiliates are engaged, believes that the Merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. For a more detailed discussion of the requirements regarding regulatory matters under the Merger Agreement, see “The Merger Agreement—Filings; Other Actions; Notifications” beginning on page 58 of this proxy statement.

Material U.S. Federal Income Tax Consequences

Certain United States Federal Income Tax Consequences

The following is a general summary of certain material United States federal income tax consequences to beneficial owners of shares of Company Common Stock upon the exchange of shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation (and therefore excludes, among other federal taxes, the medicare tax on net investment income). This summary deals only with shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a “United States Holder” (as defined herein) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate; or

•	any holder of shares that entered into a support and tender agreement as part of the transactions described in this proxy statement.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares who demand dissenters’ rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-United States Holder” is any beneficial owner of shares that is not a United States Holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder is urged to consult its tax advisor regarding the tax consequences of exchanging the shares pursuant to the Merger.

Certain Tax Consequences of the Merger to United States Holders

The exchange of shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received in exchange for such shares and such United States Holder’s adjusted tax basis in the shares exchanged therefor. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a reduced rate of United States federal income tax. There are limitations on the deductibility of capital losses.

Certain Tax Consequences of the Merger to Non-United States Holders

Payments made to a non-United States Holder with respect to shares exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met; or

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•	the Company is or has been a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares or the period that the non-United States Holder held shares.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. No determination has been made as to whether the Company is or has been a USRPHC for United States federal income tax purposes during the time period described in the third bullet point above. Because the shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if the Company constitutes a USRPHC, any gain realized on the receipt of cash for shares pursuant to the Merger generally will be subject to United States federal income tax only if the non-United States Holder held (actually or constructively) more than five percent of the shares at any time during the five-year period ending on the date of exchange of the shares.

Backup Withholding

All payments to which a holder would be entitled pursuant to the Merger will be subject to backup withholding at a rate of 28%, unless such holder (i) is a corporation, a non-United States Holder or another exempt recipient; or (ii) provides a taxpayer identification number (“TIN”) and certifies that no loss of exemption from backup withholding has occurred. A United States Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. A non-United States Holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient.

If a United States Holder does not provide a correct TIN, such United States Holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder’s United States federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a United States federal income tax return in a timely manner. Holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Delisting and Deregistration

If the Merger is completed, the Company’s Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). As such, we would no longer file periodic reports with the Securities and Exchange Commission (“SEC”) on account of the Company Common Stock.

Litigation Related to the Merger

Following the announcement of the execution of the Merger Agreement, on August 30, 2013, an alleged stockholder of the Company filed a putative class action in the Court of Chancery of the State of Delaware captioned Karant v. Hi-Tech Pharmacal Co., Inc., et al., C.A. No. 8854-VCP, alleging, among other things, that the Company and the Board breached fiduciary duties and that Akorn and Purchaser aided and abetted the alleged breaches. The Karant complaint seeks, among other things, injunctive relief enjoining the defendants from completing the Merger and directing defendants to account to the plaintiff and the purported class for damages allegedly sustained, and an award of fees, expenses and costs.

The outcome of this lawsuit cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. The Company and the Board believe that the claims asserted against them in the lawsuits are without merit and are defending against them vigorously. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

THE MERGER AGREEMENT

The following discussion of the Merger Agreement is only a summary of its material terms and may not include all of the information that is important to a particular stockholder. Stockholders are urged to read the Merger Agreement, a copy of which has been included as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following discussion of the Merger Agreement, and a copy of the Merger Agreement attached hereto as Annex A to this proxy statement, have been provided solely to inform investors of its terms and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, and were made solely for the benefit of the parties to the Merger Agreement. Further, the representations and warranties in the Merger Agreement are not intended as a statement of fact but may instead represent an allocation among the parties to the Merger Agreement of the risks associated with particular matters regardless of the knowledge of any of the parties to the Merger Agreement. Such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Akorn, Purchaser or any of their respective subsidiaries or affiliates. Disclosures about the Company and Akorn contained in public reports filed with the SEC may supplement, update or modify the disclosures contained in the Merger Agreement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

If the Merger Agreement is adopted by our stockholders and the other conditions to the closing of the Merger are either satisfied or waived (to the extent such conditions are waivable), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation. At the effective time, our certificate of incorporation, as amended, will be amended and restated in full to read as the form of the certificate of incorporation of Purchaser as in effect immediately prior to the effective time, except that the name of the surviving corporation will be “Hi-Tech Pharmacal Co., Inc.” and with such modifications as may be required with respect to director and officer indemnification. Our bylaws will be amended at the effective time to read in its entirety as the bylaws of Purchaser in effect immediately prior to the effective time, except that the name of the surviving corporation will be “Hi-Tech Pharmacal Co., Inc.” and with such modifications as may be required with respect to director and officer indemnification.

The directors of the surviving corporation will, from and after the effective time, be the directors of Purchaser, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger; Marketing Period

Closing

Unless the parties agree otherwise, the closing of the Merger will take place on the later of (i) the second business day after all conditions to the completion of the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing, but subject to the fulfillment or waiver of such conditions) and (ii) the earlier of (A) a date during the marketing period (described below under the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period—Marketing Period”) to be specified by Akorn on no fewer than three business days’ notice to the Company and (B) the third business day following the final day of the marketing period, provided that in each case of subclauses (A) and (B), all conditions to the completion of the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing, but subject to the fulfillment or waiver of such conditions).

Marketing Period

The “marketing period” referred to above is the first period of 20 consecutive business days after August 26, 2013 throughout which (i) Akorn has the required information described below that the Company is required to provide to Akorn and (ii) the conditions to Akorn and Purchaser’s obligation to complete the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing). Such 20 consecutive day period shall not commence until 5 days after the Company’s delivery of the required financial information and is subject to the following further limitations: November 29, 2013 is not considered a business day for purposes of determining the marketing period, but in any event will not restart such period; and if such period has not ended prior to December 20, 2013, then it will not commence until January 6, 2014. The marketing period will not be deemed to have commenced if, prior to the completion of such 20 consecutive day period, (A) the Company’s auditor withdraws its audit opinion with respect to any year end audited financial statements set forth in the SEC documents, in which case the marketing period will be deemed not to commence unless and until a new audit opinion is issued with respect thereto by the Company’s auditor or another independent public accounting firm, (B) the Company publicly announces any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the SEC documents have been amended or the Company has determined that no restatement shall be required, (C) the Company is delinquent (after all permitted extensions) in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the marketing period will not be deemed to commence until all such delinquencies have been cured, or (D) the required information contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and its subsidiaries, necessary in order to make the statement contained in such required information, in the context in which they were made, not misleading, in which case the marketing period will not be deemed to commence until all such required information has been corrected or disclosed. The marketing period will end on any earlier date on which the entire debt financing is consummated.

The required information refers to (i) the pertinent and customary information, to the extent reasonably available to the Company or its subsidiaries, regarding the Company and its subsidiaries, and any supplements thereto, as may be reasonably requested by Akorn or Purchaser to consummate the debt financing; (ii) as promptly as reasonably practicable following Akorn’s or Purchaser’s request, the information regarding the Company and its subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its subsidiaries) customary for the arrangement of loans contemplated by the debt financing, to the extent reasonably available to the Company, its subsidiaries or its representatives and to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, and (iii) all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and its subsidiaries reasonably necessary to permit Akorn to prepare pro forma financial statements required under the commitment letter, and excluding textual descriptions of the Company’s business and financial results (other than what is customarily contained in the notes to the Company’s financial statements)), and audit reports of the Company and its subsidiaries, and any supplements thereto required under the commitment letter and written financial information reasonably necessary for Akorn and the financing sources to prepare the “Confidential Information Memorandum” referred to in the commitment letter.

Effective Time

The Merger will become effective upon the filing, acceptance and effectiveness of the Certificate of Merger with the Delaware Secretary of State or at such later time as is mutually agreed by the Company, Akorn and Purchaser and set forth in such filing.

Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards

Common Stock

At the effective time, each share issued and outstanding immediately prior thereto (other than excluded shares described in this subsection) will convert into the right to receive the per share merger consideration, payable to the holder thereof, without any interest thereon. shares owned by the Company as treasury stock or owned by the Company, Akorn, Purchaser or any other wholly-owned subsidiary of Akorn or the company (other than shares in trust accounts, managed accounts, custodial accounts, and the like that are beneficially owned by third parties) will be automatically canceled and will cease to exist, and no cash or other consideration will be delivered or be deliverable in exchange therefor. Shares owned by stockholders who have properly exercised appraisal rights under the DGCL will not be converted into the right to receive the per share merger consideration and, at the effective time, will be cancelled and will cease to exist, and such stockholders will be entitled only to receive payment of the appraised value of such dissenting shares in accordance with the DGCL as described under “Appraisal Rights” beginning on page 65 of this proxy statement.

Options, Restricted Shares and Other Equity Awards

Prior to the effective time, our Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual holders, to provide for the cancellation, effective at the effective time, of all Stock Rights, whether or not vested, heretofore granted under any Stock Plans, without any payment therefor except as otherwise provided in the Merger Agreement. Immediately prior to the effective time, the Company will accelerate the vesting of all unvested Stock Rights and each then vested Stock Right will thereafter no longer be exercisable but will entitle each holder thereof, in cancellation and settlement therefor, to receive the Stock Rights Payment. See “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 of this proxy statement; and “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page 47 of this proxy statement.

As of the effective time, the Stock Plans will terminate and all rights under any provision of any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be cancelled. At and after the effective time, no person will have any right under the Stock Rights, the Stock Plans, or any other plan, program, or arrangement with respect to equity securities of the surviving corporation or any subsidiary thereof, except the right to receive the Stock Rights Payment.

Exchange and Payment Procedures

Prior to the effective time, Akorn will deposit or cause to be deposited with or for the account of a bank or trust company designated by Akorn and reasonably acceptable to the Company (which we refer to as the “paying agent” in this proxy statement), for the benefit of the holders of shares of Common Stock, cash in an amount sufficient to pay the aggregate merger consideration payable upon conversion of shares.

Promptly (but in any event within two business days) after the effective time, each record holder of shares of Common Stock will be sent a letter of transmittal describing how it may exchange its shares for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent.

No interest will be paid or accrued on the cash payable upon the surrender of any certificate. If payment is to be made to any person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the surrendered certificate shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate or established to the satisfaction of Akorn and the surviving corporation that such taxes have been paid or are not applicable.

Akorn, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time, the stock transfer books of the Company will be closed and there will be no further registration on the records of the Company that were outstanding immediately prior to the effective time. If, after the effective time, a certificate (other than treasury shares of the Company and shares of Common Stock owned by the Company, Akorn, Purchaser or any other wholly-owned subsidiary of Akorn or the Company, and other than shares as to which dissenters’ rights have been properly exercised) is presented to the surviving corporation, it will be cancelled and exchanged.

Any portion of the payment fund that remains undistributed to the holders of certificates for one year after the effective time will be delivered to Akorn. Record holders of Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Akorn for payment of the per share merger consideration. None of the surviving corporation, Akorn, the paying agent or any other person will be liable to any former record holders of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in such amount as the surviving corporation may direct, or otherwise indemnify against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Akorn and Purchaser must use reasonable best efforts to arrange the financing on the terms and conditions described in the commitment letter. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Akorn and Purchaser must use reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the transactions contemplated by the Merger Agreement with terms and conditions not materially less favorable (taken as a whole) to Akorn and Purchaser than the terms and conditions (taken as a whole) set forth in the commitment letter (which we refer to as “alternative committed financing” in this proxy statement), including from alternative sources, following the occurrence of such event. Akorn and Purchaser must give the Company prompt written notice upon becoming aware of any breach by any party of the commitment letters or any termination of the commitment letters. Akorn and Purchaser will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing or the alternative committed financing, as the case may be, and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any commitment letter if such amendment, modification or waiver would reasonably be expected to materially impair or delay the ability of Akorn or Purchaser to receive the financing or the alternative committed financing, as the case may be, at or before the closing or to consummate the transactions contemplated by the Merger Agreement. Akorn and Purchaser will provide written notice to the Company promptly upon receiving the financing or the alternative committed financing, as the case may be.

Prior to the closing, the Company will use its reasonable best efforts, and shall cause each of its subsidiaries to use its reasonable best efforts to provide and or cause its and its subsidiaries’ representatives to provide to Akorn and Purchaser, in each case at Akorn’s sole expense, all cooperation reasonably requested by Akorn or Purchaser that is customary in connection with the arrangement of the type of financing contemplated by the commitment letter (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), which reasonable best efforts shall include:

•	(A) furnishing Akorn and Purchaser and their financing sources, as promptly as reasonably practicable following Akorn’s or Purchaser’s request, with such pertinent and customary information, to the extent reasonably available to the Company or its subsidiaries, regarding the Company and its subsidiaries, and any supplements thereto, as may be reasonably requested by Akorn or Purchaser to consummate the financing and (B) furnishing Akorn and Purchaser and their financing sources, as promptly as reasonably practicable following Akorn’s or Purchaser’s request, with information regarding the Company and its subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its subsidiaries) customary for the arrangement of loans contemplated by the financing, to the extent reasonably available to the Company, its subsidiaries or its representatives and to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans;

•	furnishing all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and its subsidiaries reasonably necessary to permit Akorn to prepare pro forma financial statements required under the commitment letter, and excluding textual descriptions of the Company’s business and financial results (other than what is customarily contained in the notes to the Company’s financial statements)), and audit reports of the Company and its subsidiaries, and any supplements thereto required under the commitment letter and written financial information reasonably necessary for Akorn and its financing sources to prepare the “Confidential Information Memorandum” referred to in the commitment letter (the information referred to in this and the immediately preceding bullet are referred to as the “Required Information” in this proxy statement);

•	participating and having senior management and its representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing (including customary one-on-one meetings with the financing sources);

•	assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the financing shall contain disclosure reflecting the surviving corporation and/or its subsidiaries as the obligor;

•	taking all corporate actions, subject to and only effective upon the occurrence of the effective time, reasonably requested by Akorn to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time;

•	executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the effective time) and assisting in preparing schedules thereto as may be reasonably requested by Akorn or Purchaser (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company;

•	assisting in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Akorn or Purchaser in connection with the financing; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the effective time;

•	in connection with the financing, providing customary authorization letters to the financing sources for the financing authorizing the distribution of information to prospective lenders and containing a customary representation to the financing sources for the financing that such information does not contain a material misstatement or omission and containing a representation to the financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its subsidiaries or their securities;

•	using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at closing providing for the payoff, discharge and termination on the closing date of all indebtedness contemplated by the commitment letter to be paid off, discharged and terminated on the closing date;

•	providing at least two business days prior to the expected closing date all documentation and other information about the Company and each of its subsidiaries as is requested by the financing sources for the financing and required under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act;

•	using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the financing;

•	assisting in obtaining corporate and facilities ratings for the financing;

•	requesting the Company’s independent auditors to cooperate with Akorn’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors;

•	assisting with the execution, preparing and delivering of original stock certificates and original stock powers to the financing sources (including providing copies thereof prior to the closing date) on or prior to the closing date; and

•	ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company and its subsidiaries being offered or arranged between the execution of the Merger Agreement and the effective time.

Akorn will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing, any action taken by them at the request of Akorn pursuant hereto and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of its subsidiaries specifically for use in connection therewith), except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, its subsidiaries or their representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its subsidiaries or their representatives under the Merger Agreement or (iii) that were agreed to in a settlement without the written consent of Akorn.

No obligation of the Company or any of its subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) will be effective until the effective time (and nothing contained herein will require the Company or any of its subsidiaries, prior to the effective time, to be an obligor with respect to the financing) and none of the Company or any of its subsidiaries or representatives will be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the financing prior to the effective time.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Akorn and Purchaser to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company to Akorn and Purchaser include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, and the approval of the Merger Agreement and the Merger by the Board;

•	the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the consents and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the Company’s capitalization, including the number of shares of Common Stock, preferred stock, options and other stock-based awards outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s SEC filings since April 30, 2011 and the financial statements included therein;

•	the absence of indebtedness and certain undisclosed liabilities;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since April 30, 2013;

•	the conduct of business in the ordinary course consistent with past practice since April 30, 2013;

•	the absence of undisclosed liabilities;

•	the accuracy of information contained in, and the compliance with certain applicable laws of, this proxy statement, as it may be amended or supplemented from time to time;

•	title to or valid leasehold interests in real property;

•	intellectual property;

•	material contracts of the Company or its subsidiaries and the absence of any default under, or termination of, any material contract;

•	the absence of legal proceedings and judgments against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits since April 30, 2011;

•	environmental matters;

•	tax matters;

•	employee benefits plans;

•	labor matters;

•	the receipt of the fairness opinion described above under “the Merger—Opinion of Nomura Securities International, Inc., Financial Advisor to the Board;”

•	the required vote of the Company’s stockholders to adopt the Merger Agreement;

•	insurance policies;

•	the absence of any undisclosed broker’s or finder’s fees;

•	compliance with the Foreign Corrupt Practices Act of 1977, which we refer to as the “FCPA” in this proxy statement; and

•	FDA matters.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means any event, change, circumstance, effect or state of facts that has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, or results of operations of the Company and its subsidiaries taken as a whole, other than:

•	general economic conditions (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	conditions generally affecting industries in which the Company or its subsidiaries operates (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	the financial markets (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	the entering into, the public announcement or disclosure or the pendency of the Merger Agreement or the transactions contemplated thereby (other than for purposes of any representation or warranty contained in Section 3.3 of the Merger Agreement, relating to consents and approvals), the taking of any action explicitly required by the Merger Agreement or at the written request of, or with the written consent of, Akorn or Purchaser or the identity of, or any facts or circumstances relating to, Akorn, Purchaser or any of their respective affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with other persons, including governmental authorities, customers, suppliers, officer or employees;

•	any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) in respect of the announcement of the Merger Agreement or the consummation of the Merger or any of the transactions contemplated thereby) (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	any act of God or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	any change in political or social conditions (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	any change or proposed change in applicable law or interpretations thereof (only to the extent there is a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its subsidiaries operate);

•	any change in GAAP (or authoritative interpretations thereof);

•	any failure by the Company to meet analysts’ revenue or earning projections or any change in or failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a material adverse effect);

•	any change in the price or trading volume of the Common Stock (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a material adverse effect); or

•	except as a result of a breach of or inaccuracy in the representations and warranties relating to US Food and Drug Administration (“FDA”) matters, the determination by, or the delay of a determination by, the FDA or any other governmental authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date of the Merger Agreement , with respect to the approval or non-approval of any products (except with respect to any supply interruption, discontinuance or product recall of any products that are currently being marketed or commercialized by the Company or any of its subsidiaries), new methods of delivery for existing products or new dosages for existing products, in each case of the Company or its subsidiaries.

For purposes of the Merger Agreement, a “material adverse effect” also means any event, change, circumstance, effect or state of facts that prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the transactions contemplated by Merger Agreement.

The representations and warranties made by Akorn and Purchaser to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals;

•	the accuracy of information provided by them contained in this proxy statement, as it may be amended or supplemented from time to time;

•	the absence of any required vote of Akorn’s stockholders;

•	Akorn’s sufficiency of funds to consummate the transactions contemplated by the Merger Agreement;

•	satisfaction of conditions to Akorn’s debt financing and availability of Akorn’s debt financing ;

•	the absence of conditions related to the funding of Akorn’s debt financing other than as set forth in the commitment letter;

•	the absence of any side letters or other agreements to which Akorn or its affiliates are a party that impose conditions to Akorn’s debt financing;

•	the absence of any undisclosed broker’s or finder’s fees;

•	acknowledgement that none of Akorn, Purchaser or any of their respective affiliates has been an “interested stockholder” for the Company within the prior three years; and

•	the absence of beneficial ownership of the Company’s Common Stock.

The representations and warranties in the Merger Agreement of each of the Company, Akorn and Purchaser will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms. Many of Akorn’s and Purchaser’s representations and warranties are qualified as to, among other things “materiality” or “Akorn material adverse effect.” For purposes of the Merger Agreement, “Akorn material adverse effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of Akorn or Purchaser promptly to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

Conduct of Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement, between the date of the Merger Agreement and the effective time, unless Akorn otherwise agrees, the Company and its subsidiaries will carry on its business in the ordinary course in all material respects consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable efforts to preserve their current business organizations intact in all material respects, keep available the services of its current key officers and employees, maintain in effect all material permits and healthcare regulatory authorizations, and preserve the goodwill of those engaged in material relationships with the Company.

Subject to certain exceptions set forth in the Merger Agreement, without the prior consent of Akorn (which consent cannot be unreasonably withheld, unless otherwise specified below), neither the Company nor any of its subsidiaries may:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, grant, pledge or otherwise encumber any shares of capital stock of the Company or any of its subsidiaries, or any options, warrants, convertible securities, or other rights to acquire any such shares other than upon the exercise of, or pursuant to the terms of, Stock Rights outstanding on the date of the Merger Agreement in accordance with the terms in effect on the date thereof;

•	declare, authorize, set aside, make or pay any dividend or distribution in respect of any of the Company’s capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or make any other change with respect to its capital structure;

•	acquire any corporation, partnership, limited liability company, other business organization or division thereof, or any real property, material assets or a material portion of the assets of any other person, other than any such acquisition for consideration not exceeding $500,000 individually or $2 million in the aggregate;

•	subject to certain exceptions, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its subsidiaries;

•	incur any indebtedness for borrowed money or issue any debt securities in excess of $500,000 in the aggregate, or in excess of $1 million in the case of letters of credit;

•	enter into any material contract, or amend or modify in any material respect, or terminate, any material contract of the Company or its subsidiaries, in each case other than in the ordinary course of business consistent with past practice, including contracts with customers or clients;

•	enter into any contract granting any exclusive marketing, sales representative or distribution rights to any third party or granting any non-compete (whether based on geography, products or otherwise), subject to certain exceptions;

•	grant any release or relinquishment of any material right under any material contract of the Company or its subsidiaries;

•	enter into new clinical studies in excess of $500,000 individually or $2 million in the aggregate or enter into new milestones in excess of $500,000;

•	enter into new contracts that provide for royalties, profit share or net share above 50% in favor of other party;

•	make any purchases under existing commercial contracts (including supply, development, contract manufacturing or purchase orders) in excess of $500,000 annually or $2 million over the life of the contract, subject to certain exceptions;

•	enter into any new commercial contracts (including supply, development, contract manufacturing or purchase orders) requiring payments in excess of $300,000 annually or $1 million over the life of the contract;

•	authorize, or make any commitment with respect to, capital expenditures that are in excess of $500,000 individually or $2 million in the aggregate;

•	grant or announce any increase in the salaries, bonuses, or other benefits payable by the Company or any of its subsidiaries to any of their employees, subject to certain exceptions and other than ordinary increases not inconsistent with the past practices of the Company or such Subsidiary;

•	make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

•	permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy;

•	make any loans or advances to any other person, other than (i) to the Company or any of its wholly owned subsidiaries or (ii) advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practices and in compliance in all material respects with the Company’s policies related thereto;

•	sell, transfer, lease, sublease, license, assign, abandon or otherwise dispose of or impair or restrict the use of (including, by Merger, consolidation or sale of capital stock, other equity interests or assets) any entity, business, real or personal properties, assets or rights of the Company or any of its subsidiaries (including capital stock or other equity interests of any subsidiary of the Company but excluding inventory sold in the ordinary course of business) that have a current value in excess of $500,000 individually or $2 million in the aggregate or any material Company intellectual property;

•	license out any products of the Company or any of its subsidiaries;

•	grant any lien on any of its material assets;

•	subject to certain exceptions, grant or announce any Stock Rights, or award of any Stock Right or other compensatory equity award or pay or increase any severance, retention or termination pay or amend or accelerate the vesting, payment or funding of any amount provided or payable under any benefit plan for the benefit of any of the employees, directors, or other service providers of the Company or any of its subsidiaries;

•	subject to certain exceptions, enter into any benefit plan or employment, deferred compensation or other similar agreement (or amend any such existing agreement) for the benefit of any of the employees, directors, or other service providers of the Company or any of its subsidiaries;

•	subject to certain exceptions, increase benefits payable under any benefit plan or existing severance, retention or termination pay policies;

•	subject to certain exceptions, establish, adopt, amend or terminate any collective bargaining agreement or benefit plan;

•	subject to certain exceptions, increase compensation, bonus or other benefits payable by the Company or any of its subsidiaries under any benefit plan or otherwise to any of the employees, directors, or other service providers of the Company or any of its subsidiaries, other than increases of annual salary compensation averaging 3% for non-executives in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $125,000;

•	make, revoke or change any tax election, file any amended tax return or claim for refund, adopt or change any method of tax accounting, settle or compromise any tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to taxes, or waive any statute of limitations in respect of taxes or agree to any extension of time with respect to an assessment or deficiency of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice);

•	except as set forth in the disclosure schedules, release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any claim (including any claim relating to the Merger Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice that involve amounts not to exceed $500,000 individually or $1 million in the aggregate that (i) do not require any actions or impose any restrictions on the business or operations of the Company or any of its Subsidiaries or impose any other injunctive or equitable relief, (ii) provide for the complete release of the Company and its subsidiaries of all claims and (iii) do not provide for any admission of liability by the Company or any of its subsidiaries;

•	spend more than $250,000 on any new lawsuit or more than $400,000 in the aggregate on existing lawsuits;

•	start any new patent lawsuit or dismiss any existing lawsuits;

•	enter into any transaction after the date hereof with any director, officer or beneficial owner of greater than 5% of the shares of Common Stock; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

No-Solicitation of Acquisition Proposals

The Company has agreed to immediately cease any encouragement, solicitation, discussion or negotiation with any parties with respect to an acquisition proposal (as defined below), and to seek to have returned to it or destroyed any confidential information regarding the Company or its subsidiaries.

From the date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Company has agreed not to, and will cause each of its subsidiaries and each of its and their respective representatives not to:

•	initiate, solicit, facilitate or knowingly encourage the making of any acquisition proposal (or inquiries, proposals or offers or other efforts that may reasonably be expected to lead to an acquisition proposal; or

•	engage in, continue or otherwise participate in any negotiations or discussions concerning, or furnish to any party any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, subject to certain exceptions;

•	enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, in the event that, prior to the approval and adoption of the Merger Agreement by the Company’s stockholders, the Company or any of its representatives receives an unsolicited bona fide written acquisition proposal, the Company, its subsidiaries and their respective representatives may, if the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such acquisition proposal could reasonably be expected to lead to or constitute a superior proposal (as defined below) (i) furnish, pursuant to an acceptable confidentiality agreement, information with respect to the Company and each of its subsidiaries to the party making such acquisition proposal and promptly (and in any event within 24 hours) make available to Akorn any such non-public information not previously provided to Akorn and (ii) participate in discussions or negotiations regarding such acquisition proposal from a third party. The Company must promptly (and in any event within 24 hours) notify Akorn if it receives any inquiries, proposals or offers with respect to an acquisition proposal, and provide Akorn with a copy of any written acquisition proposal materials received. The Company has agreed to keep Akorn informed on a reasonably current basis of the status and content of any discussions regarding any acquisition proposal with a third party. The Company has also agreed not to enter into any confidentiality agreement with any party which prohibits the Company from providing any information to Akorn or otherwise prohibit the Company from complying with its obligations under the Merger Agreement relating to the non-solicitation provisions.

Except as described below, neither the Board nor any committee thereof is permitted to (1) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal or acquisition proposal documentation, or fail to recommend against acceptance of any tender offer or exchange offer that constitutes an acquisition proposal that may be commenced, (2) withhold or withdraw (or modify or qualify in a manner adverse to Akorn or Purchaser), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Akorn or Purchaser), its recommendation; or (3) fail to include its recommendation in this proxy statement. We refer to these prohibited actions as a “change in recommendation” in this proxy statement. In addition, neither the Board nor any committee thereof is permitted to authorize or execute (or cause or allow the Company or any of its subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, an acquisition proposal, other than an acceptable confidentiality agreement (any such agreement is referred to as “acquisition proposal documentation” in this proxy statement).

Notwithstanding the foregoing, prior to obtaining the required stockholder approval for the Merger, the Board or any committee thereof may, if the Company receives an acquisition proposal that has not been withdrawn and that the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a superior proposal (A) effect a change of recommendation or (B) terminate the Merger Agreement to execute acquisition proposal documentation with respect to such superior proposal if and only if

•	the Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law;

•	the Company then provides written notice to Akorn (which we refer to as a “notice of superior proposal” in this proxy statement) that the Company intends to take such action and describing the material terms and conditions of the superior proposal that is the basis for such action, including with such notice of superior proposal a copy of the relevant proposed transaction document(s) related to the superior proposal (including the identity of the party making the proposal);

•	during the four business day period following Akorn’s receipt of the notice of superior proposal, the Company will, and will cause its financial and legal advisors and other representatives to, negotiate with Akorn (to the extent Akorn desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal; and

•	following the end of such four business day period, the Board determines in good faith, taking into account any changes to the terms of the Merger Agreement proposed in writing by Akorn to the Company in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal and that the failure to effect a change of recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

Any amendment to the financial terms or any other material amendment of such acquisition proposal will require a new notice of superior proposal and the Company will be required to comply again with the above requirements, except the four business day period will be a two business day period.

In addition, prior to obtaining the required stockholder approval for the Merger, the Board or any committee thereof may, other than in connection with an acquisition proposal, effect a change of recommendation in response to an intervening event (as defined below), if and only if:

•	the Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law;

•	the Company then provides written notice to Akorn (which we refer to as a “Notice of Intervening Event” in this proxy statement) that the Company intends to take such action and describing the intervening event that is the basis for such action in reasonable detail;

•	during the four (4) business day period following Akorn’s receipt of the notice of intervening event, the Company will, and will cause its financial and legal advisors and other representatives to, negotiate with Akorn (to the extent Akorn desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such intervening event would no longer necessitate a change of recommendation; and

•	following the end of such four (4) business day period, the Board determines in good faith, taking into account any changes to the terms of the Merger Agreement proposed in writing by Akorn to the Company in response to the notice of intervening event or otherwise, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

Any material change to the facts and circumstances relating to such intervening event will require a new notice of intervening event and the Company will be required to comply again with the above requirements, except the four business day period will be a two business day period.

As used in the Merger Agreement, “acquisition proposal” means any bona fide offer or proposal (whether in writing or otherwise) from any person (other than Akorn, Purchaser or any affiliates thereof) relating to, or that is reasonably expected to lead to, (i) any Merger, consolidation, share exchange, recapitalization, liquidation, or other business combination involving the Company or any of its subsidiaries, (ii) the acquisition or purchase of more than 20% of any class of equity securities of the Company or any of its subsidiaries, (iii) any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning more than 20% of any class of equity securities of the Company, or (iv) the acquisition or purchase (including by way of license) of more than 20% of the consolidated assets of the Company or assets to which 20% or more of the Company’s revenues, net income or earnings before interest expense, taxes, depreciation and amortization on a consolidated basis are attributable, other than the transactions contemplated by the Merger Agreement.

As used in the Merger Agreement, a “superior proposal” means a bona fide written acquisition proposal to acquire directly or indirectly more than 50% of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company that the Board concludes in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory, and other aspects of the proposal, and the person making such proposal, would, if consummated, be more favorable to the Company’s stockholders, from a financial point of view, than the Merger (in each case, taking into account any revisions to the Merger Agreement made or proposed by Akorn).

As used in the Merger Agreement, an “intervening event” means a material event, development or change in circumstances with respect to the Company occurring, arising or coming to the attention of the Board after the date of the Merger Agreement and prior to obtaining the required stockholder approval for the Merger, and which was not known, and could not reasonably be expected to have been known or foreseen, to or by the Board as of or prior to the date of the Merger Agreement and was not known by the Company’s executive officers or reasonably foreseeable as of or prior to the date of the Merger Agreement. The following will not constitute an intervening event:

•	the receipt, existence or terms of an acquisition proposal;

•	any events, developments or change in circumstances of Akorn;

•	clearance of the Merger under the HSR Act;

•	any pronouncements, approvals, issuances or regulations of the FDA or other healthcare regulatory authority;

•	any events, developments or change in circumstances relating to any products of any competitors of the Company or any of its subsidiaries; or

•	any matter relating to the foregoing or consequence of the foregoing.

The Merger Agreement provides that nothing will prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law.

Stockholders Meeting

The Company is required to cooperate with Akorn to take all action necessary, in accordance with the DGCL and the Company’s governing documents, to convene and hold a special meeting of the stockholders of the Company (which we refer to as the “stockholders meeting” in this proxy statement) to be held as soon as reasonably practical for the purpose of considering and voting upon the adoption of the Merger Agreement and to solicit proxies pursuant to this proxy statement. Subject to the Company’s right to effect a change in recommendation and/or terminate the Merger Agreement (as described above), the Board is obligated to submit the Merger Agreement for stockholder approval at the stockholders meeting, to recommend that the holders of shares of Common Stock vote in favor of the adoption of the Merger Agreement at the stockholders meeting and to include in this proxy statement the recommendation of the Board that the Company’s stockholders vote in favor of the proposal to approve and adopt the Merger Agreement.

Filing; Other Actions; Notification

General

The Company, Akorn and Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in the Merger Agreement.

The Company, Akorn and Purchaser have agreed, subject to certain exceptions, to:

•	use reasonable best efforts to make promptly its respective filings, and thereafter make any other required submissions, under the Exchange Act and any other applicable law, with respect to the Merger and the other transactions contemplated under the Merger Agreement;

•	use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate and make effective the Merger and the other transactions contemplated under the Merger Agreement, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental entities and cooperate to obtain all consents, approvals, and authorizations of parties to contracts with the Company or any of its subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated under the Merger Agreement and to fulfill the conditions to the Merger.

Antitrust Approvals

The Company, Akorn and Purchaser have agreed, subject to certain exceptions, to:

•	as promptly as practicable and within ten business days following the date of the Merger Agreement, take all actions necessary to file or cause to be filed any notification and report required to be filed under the HSR Act in connection with the Merger Agreement and the transactions contemplated thereby;

•	use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from any governmental authority for additional information or documentation, to respond as promptly as reasonably practicable to all inquiries and requests received from any other governmental authority in connection with any applicable antitrust laws, and use their respective reasonable best efforts to respond to any issues which may be raised by any governmental authority having jurisdiction over any applicable antitrust laws;

•	consult and cooperate with the Company, and coordinate with the other party with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and any other submissions, communications or correspondence with any governmental authority, and furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under any antitrust laws; and

•

to the extent that it does not constitute a material adverse effect on the company, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any governmental authority, so as to enable Akorn, Purchaser and the Company to close the transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than the termination date as used in the Merger Agreement). Such actions include (A) executing settlements, undertakings, consent decrees, stipulations, or other agreements with any governmental authority (or with any private party, but only in this later case, in order to vacate, lift, reverse, overturn, settle, or otherwise resolve any decree, judgment, injunction, or other order that prevents, prohibits, restricts, or delays the consummation of the transactions contemplated by the Merger Agreement that may be issued by any court or other governmental authority in favor of that third party), (B) selling, divesting, holding separate, licensing, or otherwise conveying particular assets or categories of assets or businesses of Akorn, Purchaser and the Company or their respective affiliates, and (C) agreeing to any conduct provisions or agreeing to sell, divest, hold separate, license, or otherwise convey any particular assets or categories of assets or businesses of Akorn, Purchaser and the Company or their respective affiliates contemporaneously with or subsequent to the closing.

None of Akorn, Purchaser or any of their affiliates are required, in connection with antitrust approval matters, to (i) waive any of the conditions to the Merger, or (ii) to agree to any restrictions on the conduct of their existing or future business activities or to divest or agree to divest or surrender control of any of their current or future assets or businesses in order to obtain any consents or approvals of any governmental authority or to otherwise remove any impediments to the consummation of the transactions contemplated by the Merger if so doing would result in a material adverse effect on the Company.

The Company will, subject to applicable law, consult and cooperate with Akorn as may be reasonably requested by Akorn, and Akorn and Purchaser, on the one hand, and the Company, on the other hand, will each consider in good faith the views of the other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any antitrust laws.

Each of Akorn, Purchaser and the Company, subject to any restrictions under applicable law, will promptly notify the other parties thereto of any communication made to or received by it from any applicable governmental authority regarding any of the transactions contemplated under the Merger Agreement, and, if practicable, permit the other parties thereto to review in advance any proposed written communication to any such governmental authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the Merger Agreement or the transactions contemplated thereby unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand and any such governmental authority or its respective staff on the other hand, with respect to the Merger Agreement and the transactions contemplated thereby. Notwithstanding anything to the contrary, the parties agree that, except as otherwise provided by applicable law, any and all proceedings, hearings and other dealings with governmental authorities relating to antitrust matters shall be led by Akorn and its representatives; provided, that Akorn may make all final strategic decisions after consulting in good faith with the Company.

Akorn is responsible for the payment of all filing fees under the any antitrust law.

Employee Benefit Matters

Akorn has agreed that it will, and will cause the surviving corporation after the completion of the Merger to:

•	from the effective time until the one year anniversary thereof, provide the Company’s employees and the employees of its subsidiaries with compensation and employee benefits (other than any equity based compensation, defined benefit plan benefits or retiree medical benefits) that in the aggregate are at least comparable to those currently provided by the Company and its subsidiaries to such employees and provide to any employee who is terminated during such one-year period following the effective time severance benefits comparable or superior to those currently provided by the Company and its subsidiaries under any plans set forth in the disclosure schedules to similarly situated employees;

•	honor all unused vacation, holiday, sickness, and personal days accrued by the employees of the Company and its subsidiaries under the policies and practices of the Company and its subsidiaries, to the extent such accruals are reflected in the financial statements;

•	in the event of any change in the welfare benefits provided to any employee of the Company or any of its subsidiaries under any benefit plan during the plan year in which the effective time occurs, (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the employees and their covered dependents under such plan (except to the extent that such conditions, exclusions, or waiting periods would apply under the benefit plans) and (ii) provide each employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan; and

•	provide each employee with credit for all service with the Company and its affiliates for purposes of determining eligibility to participate, vesting and with respect to determining benefit under any vacation or severance policy, under each employee benefit plan, policy, program, or arrangement (other than any equity based plan or defined benefit plan) in which such employee is eligible to participate, to the same extent such service was recognized under a corresponding benefit plan as of the effective time or except to the extent that it would result in a duplication of benefits with respect to the same period of services.

Conditions to the Merger

The respective obligation of the Company, Akorn and Purchaser to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and all other applicable law;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, ruling or order issued by any court of competent jurisdiction, or any applicable law or other prohibition that would enjoin, restrain, prevent or prohibit the consummation of the Merger or otherwise render the consummation of the Merger illegal; and

•	the expiration or termination of all necessary applicable waiting periods (including all extensions thereof) under the HSR Act and all other applicable antitrust laws, and the receipt of any necessary consents thereunder.

The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the closing date of the following conditions, any of which may be waived in writing by the Company:

•	Akorn and Purchaser having performed in all material respects each of its agreements and covenants contained in the Merger Agreement required to be performed on or prior to the closing date;

•	each of the representations and warranties of Akorn and Purchaser contained in the Merger Agreement being true and correct on and as of the closing date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “purchaser material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a purchaser material adverse effect; and

•	receipt of a certificate confirming satisfaction of the conditions set forth in the foregoing signed on behalf of Akorn by an authorized senior executive officer of Akorn and a certificate confirming satisfaction of the conditions set forth in the foregoing signed on behalf of Purchaser by an authorized officer of each of Akorn and Purchaser.

The obligations of Akorn and Purchaser to effect the Merger are subject to the fulfillment at or prior to the closing date of the following conditions, any of which may be waived by Akorn and Purchaser:

•	the Company having performed in all material respects each of its agreements and covenants contained in the Merger Agreement required to be performed on or prior to the closing date;

•	the representations and warranties of the Company set forth in the Merger Agreement with respect to (i) organization, standing, and corporate power; Subsidiaries; (ii) corporate authorization, (iii) voting requirements, (iv) brokers and (v) certain FDA and related matters being true and correct in all material respects as of the closing date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date);

•	the representations and warranties relating to the capital structure of the Company being true and correct in all respects as of the closing date (other than de minimis failures to be true and correct in all respects);

•	each of the representations and warranties of the Company contained in the Merger Agreement being true and correct on and as of the closing date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a purchaser material adverse effect;

•	since the date of the Merger Agreement, there has not occurred any event, change, occurrence, circumstance, effect or condition which (individually or in the aggregate) has had, or would reasonably be expected to have, a material adverse effect; and

•	receipt of a certificate confirming satisfaction of the conditions set forth in the foregoing signed on behalf of the Company by an authorized senior executive officer of the Company.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by mutual written consent of each of Akorn and the Company. In addition, either Akorn or the Company may terminate the Merger Agreement prior to the effective time of the Merger if:

•	(i) a statute, rule, executive order or other applicable law is enacted, entered, or promulgated by any governmental authority prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated by Merger Agreement or making the consummation of the Merger illegal or (ii) any court of competent jurisdiction or other governmental authority issues an order, decree or ruling or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action becomes final and non-appealable, unless the party seeking to terminate the Merger Agreement under this termination right did not comply in all material respects with its obligations under the Merger Agreement relating to using its reasonable best efforts, making its respective filings and obtaining all required consents and approvals, or antitrust approvals;

•	the consummation of the Merger does not occur on or before February 26, 2014 (which we refer to as the “termination date” in this proxy statement); provided, however, that the party seeking to terminate the Merger Agreement under this termination right must not have breached in any material respect its obligations under the Merger Agreement; provided further, however, that if the failure to consummate the Merger by the termination date is due solely to a delay in (i) satisfying the condition relating to applicable antitrust laws and/or (ii) clearance by the SEC of this proxy statement, the “termination date” will be the earlier of (1) April 26, 2014 (provided that Akorn may extend such date to May 26, 2014 upon notice to the Company given on or before April 26, 2014 if the failure to consummate the Merger by April 26, 2014 is due solely to a delay in satisfying the condition relating to applicable antitrust laws) or (2) five business days after both of the following have occurred: (A) the satisfaction of the condition relating to applicable antitrust laws and (B) the Merger Agreement is adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and other applicable law; or

•	the required stockholder approval is not obtained at the stockholders meeting, or any adjournment or postponement thereof; provided, however, that this termination right is not available to the Company where the failure to obtain the stockholder approval is caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of the Merger Agreement.

The Merger Agreement may also be terminated by the Company if:

•	prior to such time as the stockholders of the Company adopt the Merger Agreement at the stockholders meeting, the Board enters into any definitive acquisition proposal documentation with respect to a superior proposal in accordance with the terms of the Merger Agreement; provided, however, that the Company shall may terminate the Merger Agreement pursuant to this termination right unless (i) the Company has complied with the requirements of the Merger Agreement that the Company is required to satisfy before exercising such termination right and (ii) prior to or concurrently with such termination the Company pays the termination fee as discussed below;

•	(A) Akorn or Purchaser breaches any of its representations or warranties, or (B) Akorn or Purchaser breaches any of its covenants or agreements, which breach (i) would give rise to the failure of a condition to the Company’s closing obligations and (ii) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth business day following written notice to Akorn from the Company of such breach; provided, that the Company may not exercise this termination right if Akorn or Purchaser, as applicable, is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the termination date; provided further, that the Company may not exercise this termination right if the Company is in material breach of the Merger Agreement;

•	the marketing period has been completed and the conditions to Akorn and Purchaser’s closing obligations are satisfied (other than those conditions that by their nature can only be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied) and Akorn and Purchaser are unable to satisfy their obligation to effect the closing by the closing date because of a financing failure; provided, that the Company may not exercise this termination right if the Company is in material breach of the Merger Agreement; or

•	the termination date has lapsed and the conditions to Akorn’s and Purchaser’s closing obligations (other than relating to applicable antitrust laws and those conditions that by their nature can only be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied) and Akorn and Purchaser are unable to satisfy their obligation to effect the closing by the closing date because of a failure to satisfy the closing condition relating to applicable antitrust laws; provided, that the Company may not exercise this termination right if the Company is in material breach of the Merger Agreement.

The Merger Agreement may also be terminated by Akorn if:

•	the Company or the Board (A) effected a change of recommendation to the stockholders with respect to the Merger, (B) entered into any documentation with respect to acquisition proposal, or (C) failed to publicly reaffirm the recommendation of the Board upon the reasonable written request therefor by Akorn by the earlier of ten business days following a reasonable written request by Akorn and two business days prior to the stockholders meeting;

•	(A) the Company breaches of any its representations or warranties or (B) the Company breaches any of its covenants or agreements, which breach (i) would give rise to the failure of a condition to Akorn’s or Purchaser’s closing obligations and (ii) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth business day following written notice to the Company from Akorn or Purchaser of such breach; provided, that Akorn or Purchaser may not exercise this termination right if the Company is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the termination date; provided further, that Akorn or Purchaser may not exercise this termination right if Akorn or Purchaser is in material breach of the Merger Agreement; or

•	the Company committed a willful and material breach of its non-solicitation obligations.

Termination Fees

Company Termination Fee

Subject to certain exceptions, the Company must pay a termination fee of $20,189,000 in the event that:

•	Akorn or Purchaser terminates the Merger Agreement because the Company or the Board effected a change of recommendation, entered into any acquisition proposal documentation, or failed to publicly reaffirm the recommendation of the Board as required by the Merger Agreement (other than as a result of a change of recommendation related to an intervening event);

•	the Company terminates the Merger Agreement because the Board entered into any definitive acquisition proposal documentation with respect to a superior proposal; or

•	(i) the Merger Agreement is terminated because the Company’s stockholders fail to approve the Merger or because of certain Company breaches of the Merger Agreement, (ii) a third party publicly discloses or makes known to the Board a bona fide acquisition proposal after the date of the Merger Agreement and prior to such termination, and (iii) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an acquisition proposal or consummated an acquisition proposal (provided that for purposes of this clause (iii) the references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%”).

Subject to certain exceptions, the Company must pay a termination fee of $32,030,000 in the event that the Merger Agreement is terminated (i) by Akorn or Purchaser as a result of a change of recommendation related to an intervening event or (ii) by the Company or Akorn as a result of the stockholders’ failure to approve the Merger Agreement following a change of recommendation relating to an intervening event.

Akorn Termination Fee

Akorn must pay a termination fee of $41,639,000 in the event that the Merger Agreement is terminated (i) by the Company as a result of a financing failure, (ii) by the Company as a result of a failure to obtain regulatory approval or clearance with respect to applicable antitrust laws or (iii) by Akorn or the Company due to a final and nonappealable order, decree or ruling enjoining or prohibiting or otherwise making illegal consummation of the Merger, in each case, under any antitrust law. In the event that the Merger Agreement is so terminated after April 26, 2014, such termination fee will increase to $48,045,000.

Expenses

All fees and expenses incurred in connection with the Merger, the Merger Agreement, and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In the event of termination of the Merger Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the Merger Agreement by another party and any rights of such party to receive any termination fee pursuant to the terms of the Merger Agreement.

Remedies

The Company’s right to receive the termination fee from Akorn will be, subject to certain rights to equitable relief, including specific performance as described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Akorn, Purchaser, Akorn’s financing sources or any of their respective former, current or future stockholders, controlling persons, management companies, members, managers, directors, officers, employees, agents, assignees or affiliates and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of the foregoing for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount no such person shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Payment of the termination fee by the Company in the circumstances in which such fee is payable will be the sole and exclusive remedy of Akorn and Purchaser (and the other parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, agents or affiliates for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), no such person will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

The parties are entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement at law or in equity. However, the right of the Company to obtain an injunction, or other appropriate form of equitable relief to cause, or to cause Akorn and Purchaser to cause, the Merger to be consummated are subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Akorn and Purchaser to effect the Merger would have been satisfied or waived if the closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the closing), (ii) Akorn and Purchaser fail to complete the closing of the Merger by the date the closing is required to have occurred, (iii) the financing has been funded or will be funded in accordance with the terms of the commitment, and (iv) the Company has confirmed to Akorn in writing that if specific performance is granted, then closing of the Merger would occur. While the Company may pursue both a grant of specific performance and the payment by Akorn of a termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and payment by Akorn of a termination fee.

Notwithstanding anything to the contrary, nothing in the Merger Agreement relieves any party from liability for fraud or any willful and material breach of the Merger Agreement prior to termination.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Akorn and the surviving corporation and its subsidiaries will indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the effective time, an officer or director of the Company or any of its subsidiaries against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees, costs, and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing and including any liabilities, fees, costs or other out-of-pocket expenses incurred in enforcing rights under the Merger Agreement) arising out of or related to any threatened or actual claim, action, suit, proceeding, or investigation based on, arising out of or related to, in whole or in part, any action or omission taken or foregone in such person’s position as a director or officer of the Company or any of its subsidiaries and pertaining to any matter existing or occurring at or prior to the effective time and whether asserted or claimed prior to, or at or after, the effective time, including all such liabilities based in whole or in part on, or arising in whole or in part out of, or related to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent permitted under applicable law (and Akorn, the surviving corporation or its Subsidiaries will pay expenses in advance of the final disposition of any such action or proceeding to each such person; provided, that in connection with any such advancement of expenses, such person will undertake to repay to the surviving corporation or its subsidiaries any amount for which it is determined by a court of competent jurisdiction that such person would not have been entitled to indemnification under applicable law or the provisions of the Merger Agreement). The indemnified person may retain counsel satisfactory to it and reasonably satisfactory to Akorn, and the surviving corporation or its subsidiaries will pay all fees and expenses of such counsel for such person promptly as statements therefor are received. The surviving corporation, its subsidiaries and each indemnified person will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the surviving corporation, any of its subsidiaries or Akorn will be liable for any settlement or consent decree effected without its prior written consent, which consent shall not be unreasonably withheld. Any person wishing to claim such indemnification must notify Akorn upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have except to the extent such failure prejudices Akorn, the surviving corporation or its subsidiaries).

For six years from the effective time, Akorn must cause the surviving corporation and its subsidiaries to maintain, if available, and cause the surviving corporation to pay the premiums associated with, officers’ and directors’ liability insurance covering the persons who are presently covered by officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered to Akorn) with respect to actions and omissions occurring prior to the effective time, providing coverage not less favorable in the aggregate than provided by such insurance in effect on the date hereof; provided, however, that in no event will the surviving corporation be obligated to expend in order to obtain or maintain insurance coverage any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2013 (on an annualized basis) for such purpose; provided, that in lieu of the foregoing insurance coverage, at any time after the date hereof, the Company may, or Akorn may direct the Company to, purchase a six-year prepaid “tail” policy that provides coverage no less favorable to the such individuals than the coverage, and the cost of such “tail” policy shall not exceed 300% of the aggregate premiums.

Akorn and its successors and assigns, after the effective time, has agreed not to institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its subsidiaries, in their capacity as such, with respect to any liabilities, actions, or causes of actions, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each case to the extent resulting from their approval of the Merger Agreement or the transactions contemplated hereby.

During the six-year period following the closing date, the surviving corporation may not amend, restate or otherwise modify the provisions of its certificate of incorporation or of its bylaws with respect to indemnification of and expense advancement or reimbursement to such indemnified person in a manner that adversely affects any such person.

Access

Until the effective time, upon reasonable notice, the Company and its subsidiaries must afford Akorn and its representatives reasonable access to the representatives, properties, offices, plants and other facilities, books and records of the Company and each of its subsidiaries, and must furnish Akorn with such financial, operating, correspondence with the FDA and other data and information as Akorn may reasonably request. Any such access or furnishing of information will be conducted at Akorn’s expense, during normal business hours, under the supervision of the Company’s personnel, and in such a manner as not unreasonably to interfere with the normal operations of the Company and its subsidiaries. Notwithstanding anything to the contrary in the Merger Agreement, neither the Company nor its subsidiaries is be required to disclose any information to Akorn or its representatives if such disclosure would, in the Company’s reasonable good faith judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable laws, fiduciary duty, or binding agreement entered into prior to the date hereof; and in any such event, the parties will seek to make appropriate substitute disclosure arrangements.

Modification or Amendment

The Merger Agreement may be amended, modified, and supplemented by the parties, by action taken or authorized by their respective boards of directors at any time prior to the closing date (notwithstanding any stockholder approval). However, after approval of the Merger by the stockholders of the Company, no amendment may be made that, under applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Certain sections may not be amended or modified in a manner that would be adverse to the financing sources without the prior written consent of the financing sources.

APPRAISAL RIGHTS

If the Merger closes, any stockholder that does not vote “FOR” the adoption of the Merger Agreement at the Meeting, makes a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement and that otherwise complies with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (“DGCL”), summarized herein, may be entitled to appraisal rights under Section 262 of the DGCL. In order to perfect appraisal rights, a record holder of shares of Common Stock must follow the steps set forth in Section 262 of the DGCL properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to a record holder of shares of Company Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Common Stock who do not wish to receive the merger consideration provided by the Merger Agreement and that follow the procedures set forth in Section 262 of the DGCL will be entitled to have the “fair value” of their shares of Common Stock determined by the Delaware Court of Chancery and to receive payment in cash of that fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the fair value.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Meeting, the corporation, not less than twenty (20) days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company Common Stock and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights in accordance with Section 262 of the DGCL, you must not vote “FOR” the adoption of the Merger Agreement and must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of your shares of Company Common Stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company Common Stock be voted against the adoption of the Merger Agreement, you will effectively be waiving your appraisal rights with respect to shares represented by the proxy because such shares will be voted “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, if you wish to exercise and perfect appraisal rights with respect to any of your shares of Common Stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the Merger Agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. This written demand for appraisal must be separate from, and must be in addition to, any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Common Stock through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal for such shares.

Only a holder of record of Company Common Stock is entitled to assert appraisal rights for such shares of Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates, or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, such authorized agent is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. The written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by such broker, dealer, commercial bank, trust company or other nominee.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Hi-Tech Pharmacal Co., Inc., Attn: David S. Seltzer, Corporate Secretary, 369 Bayview Avenue, Amityville, NY 11701, or should be delivered to the Corporate Secretary at the Meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten (10) days after the effective time of the Merger, if consummated, we will notify each stockholder who properly demanded appraisal rights under Section 262 of the DGCL and who has not voted for the adoption of the Merger Agreement of the effective time of the Merger. Within 120 days after the effective time of the Merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all such stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares of Common Stock. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to file such petition in the Delaware Court of Chancery.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by us or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company Common Stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within twenty (20) days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all factors, which in its opinion, are relevant.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated, in Weinberger v. UOP, Inc., that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Court of Chancery will direct the payment of the fair value of the shares of Common Stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company Common Stock have been appraised. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the effective time of the Merger.

At any time within sixty (60) days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the per share merger consideration cash payment for his or her shares of Common Stock pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the Company’s written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the Merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the per share merger consideration cash payment for his or her shares of Common Stock pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the Merger Agreement within sixty (60) days after the effective time of the Merger.

If you properly demand appraisal of your shares of Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Common Stock will be converted into the right to receive the per share merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal as described above. Any such attempt to withdraw an appraisal demand more than sixty (60) days after the effective time will require the Company’s written approval.

If you desire to exercise your appraisal rights in accordance with Section 262 of the DGCL, you must NOT vote “FOR” adoption of the Merger Agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the loss or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights with respect to the Merger should consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s Common Stock is currently publicly traded on Nasdaq under the symbol “HITK.” The following table sets forth the high and low sales prices per share of Common Stock for the periods indicated.

Fiscal Year		High	Low
2012:
First Quarter	(May 1 - July 31)	$32.83	$24.43
Second Quarter	(August 1 - October 31)	$37.22	$23.72
Third Quarter	(November 1 - January 31)	$44.58	$32.89
Fourth Quarter	(February 1 - April 30)	$43.08	$31.78

2013:
First Quarter	(May 1 - July 31)	$34.88	$27.35
Second Quarter	(August 1 - October 31)	$36.60	$30.20
Third Quarter	(November 1 - January 31)	$38.17	$28.70
Fourth Quarter	(February 1 - April 30)	$38.10	$32.60

2014:
First Quarter	(May 1 - July 31)	$37.18	$29.24
Second Quarter (through September 20, 2013)		$44.33	$34.28

The Company does not pay regular dividends. On November 30, the Company announced that the Board had declared a special one-time dividend of $1.50 per share, payable on December 28, 2012 to stockholders of record on December 13, 2012. The foregoing table does not reflect any adjustment for the special dividend. The Company does not expect to declare or pay any further dividends prior to the Merger and, under the terms of the Merger Agreement, is prohibited from so doing.

The closing trading price of the Common Stock on August 26, 2013, the last trading day prior to our public announcement that we had entered into the Merger Agreement, was $35.21 per share. The per share merger consideration represents a 23.5% premium over the closing price of Common Stock on August 26, 2013, a 51.6% premium over the $28.70 trading price of Common Stock on November 29, 2012, which was the 52-week low for the Common Stock (and a 60% premium over such trading price if adjusted for the special dividend of $1.50), and a 14% premium over the $38.17 trading price of Common Stock on January 24, 2013, which was the 52-week high for the Common Stock. On September 20, 2013 the closing price per share was $43.00. You are encouraged to obtain current market quotations for shares of Common Stock in connection with voting your shares.

As of the close of business on [            ], 2013, there were [        ] record holders of shares of Common Stock.

PROPOSAL NO. 2

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements triggered by the Merger for our Named Executive Officers, as disclosed in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39.

We are asking our stockholders to indicate their approval of the various Merger related payments which our Named Executive Officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” beginning on page 39 of this proxy statement. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of our overall compensation program for our Named Executive Officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Meeting:

RESOLVED, that the stockholders of the Company approve, solely on an advisory basis, the executive compensation that may be paid to the Company’s Named Executive Officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger” in the proxy statement for the Meeting.”

Stockholders should note that this non-binding proposal regarding certain Merger-related executive compensation arrangements is merely an advisory vote which will not be binding on us, our Board or Akorn. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our Named Executive Officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of at least a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting, assuming a quorum is present. For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the Meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. Broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the Meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked “AGAINST” adoption of the Merger Agreement will be voted in favor of the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING PROPOSAL REGARDING CERTAIN MERGER RELATED EXECUTIVE COMPENSATION ARRANGEMENTS.

PROPOSAL NO. 3

ADJOURNMENT OF THE ANNUAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated thereby at the time of the Meeting. If the proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our Common Stock present and entitled to vote at the Meeting on this proposal, assuming a quorum is present.

For the proposal to adjourn the Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the Meeting, but will have the same effect as a vote against the proposal to adjourn the Meeting. Broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the Meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. No proxy that is specifically marked “AGAINST” adoption of the Merger Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ANY ADJOURNMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES.

PROPOSAL NO. 4

ELECTION OF DIRECTORS

Our Board currently consists of seven (7) directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below, all of whom are presently directors, to serve in the event the Merger is not completed until the 2014 annual meeting unless his successor is duly elected and qualified or until his resignation or removal. If any of our nominees is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the present Board. Our management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next annual meeting or until such person’s successor has been elected and qualified or until his earlier resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Nominees for director:

Name	Position with the Company or Principal Occupation	Served as Director from
David S. Seltzer	Chairman, Chief Executive Officer, President, Secretary and Treasurer of the Company The Board believes that Mr. Seltzer’s experience brings to the Board an understanding of financial investment, business development, strategic planning, sales and operational management in our industry and provides practical guidance, insight and perspective with respect to our operations and strategy.	1992

Reuben Seltzer	Executive Vice Chairman and Chairman of ECR Pharmaceuticals Co., Inc., the Company’s wholly owned subsidiary The Board believes that Mr. Seltzer’s experience brings to the Board an understanding of financial investment, business development and strategic planning in our industry and provides practical and legal guidance, insight and perspective with respect to our operations and strategy.	1992

Martin M. Goldwyn	Partner in the law firm of Tashlik Goldwyn Crandell Levy LLP The Board believes that Mr. Goldwyn brings legal experience in the pharmaceutical field, particularly in pharmaceutical licensing and development agreements and acquisitions which helps provide legal and practical guidance and strategy to the Company.	1992

Yashar Hirshaut, M.D.	Associate Clinical Professor of Medicine at Cornell University Medical College, Research Professor of Biology at Yeshiva University, editor-in-chief of the Professional Journal of Cancer Investigation and practicing medical oncologist The Board believes that Dr. Hirshaut brings decades of experience as a practicing oncologist and brings vast pharmaceutical knowledge to the business and helps with customer viewpoints and product ideas.	1992

Anthony J. Puglisi	Chief Financial Officer of a Display Technologies LLC, a subsidiary of IMI plc, a publicly traded British company The Board believes that Mr. Puglisi brings years of experience as a chief financial officer and significant financial, accounting and business development experience to the Company.	2004

Name	Position with the Company or Principal Occupation	Served as Director from
Bruce W. Simpson	President and Chief Executive Officer of B.W. Simpson & Associates, a company providing consulting services to small and emerging pharmaceutical companies in the areas of marketing, business development and strategic planning The Board believes that Mr. Simpson brings his board experience from other firms, his experience as a chief executive officer of a pharmaceutical company and years of consulting experience in the pharmaceutical industry with an expertise in marketing which helps with both our branded OTC and branded prescription businesses.	2004

Jack van Hulst	Senior Executive with domestic and global experience in the pharmaceutical industry The Board believes that Mr. van Hulst brings decades of pharmaceutical experience, particularly in the generic drug business, and provides valuable business development, strategic planning and operational management insight.	2008

Executive Officers, Directors and Significant Employees

The following table sets forth certain information with respect to the executive officers, directors and significant employees of the Company.

Name	Position
David S. Seltzer	Chairman, Chief Executive Officer, President, Secretary, Treasurer and Director
Reuben Seltzer	Executive Vice Chairman of the Company, Executive Chairman of ECR, Director
William Peters	Executive Vice President and Chief Financial Officer
Gary M. April	President of Health Care Products Division and Divisional Vice President of Sales
Davis S. Caskey(1)	Vice President, Pharmaceutical Operations of ECR Pharmaceuticals Co., Inc., (“ECR”) the Company’s wholly owned subsidiary.
Cameron Durrant, M.D.	Chief Executive Officer and President of ECR
Kamel Egbaria	Executive Vice President and Chief Scientific Officer
Martin M. Goldwyn	Director
Yashar Hirshaut, M.D.	Director
Anthony J. Puglisi	Director
Bruce W. Simpson	Director
Jack van Hulst	Director

(1)	Mr. Caskey resigned from the Company effective March 31, 2013.

David S. Seltzer, 53, has been Chairman of the Board since September 2004 and Chief Executive Officer and President of the Company since May 1, 1998 and a Director, Secretary and Treasurer since February 1992. From July 1992 to May 1, 1998, Mr. Seltzer was Executive Vice President-Administration and since July 1992, Vice President-Administration and Chief Operating Officer of the Company since March 1992. Mr. Seltzer received a B.A. in Economics from Queens College in 1984. David S. Seltzer is the brother of Reuben Seltzer.

Reuben Seltzer, 57, has been a Director of the Company since April 1992. Mr. Seltzer is currently serving as Executive Vice Chairman and Chairman of the ECR Pharmaceuticals Co., Inc., the Company’s wholly owned subsidiary since August 2013 and was Vice Chairman of the Company from November 2010. Mr. Seltzer was formerly a Vice Chairman and Director of Neuro-Hitech Pharmaceuticals, Inc., a drug development company engaged in the development and commercialization of products in the specialty pharmaceutical area. Mr. Seltzer is no longer affiliated with this Company as an officer and director. Mr. Seltzer had been president of R.M. Realty Services Inc., a real estate investment and consulting company from May 1988 to September 1992. From May 1983 to May 1988 Mr. Seltzer was a vice president and attorney with Merrill Lynch Hubbard Inc., a real estate investment subsidiary of Merrill Lynch and Company. Mr. Seltzer received a B.A. in Economics from Queens College in 1978, a Juris Doctor from the Benjamin N. Cardozo School of Law in 1981 and a L.L.M. from the New York University School of Law in 1987. Reuben Seltzer is the brother of David S. Seltzer.

William Peters, 46, has been Executive Vice President and Chief Financial Officer from August 2013 and Vice President and Chief Financial Officer of the Company since May 2004. From September 2003 to May 2004 he was Vice President of Corporate Development. From 1998 to 2001 Mr. Peters was Manager of Corporate Financial Analysis and Pharmaceutical Economics at Merck & Co., Inc. (“Merck”). From 2001 to September 2003, he was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck. During his seven year career at Merck, he also served as Manager of Treasury Planning and Analysis. He began his career in General Electric’s Financial Management Program at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from Wharton School of Business, University of Pennsylvania in 1996 and a B.S. in Business Administration from Bucknell University.

Gary M. April, 56, has been President of Health Care Products Division since May 1998 and Divisional Vice President of Sales from January 1993 to April 1998. From February 1987 to November 1992 Mr. April was the National Accounts Manager of Del Pharmaceutical Co. Mr. April received a B.A. from St. Louis University in 1978 and an M.B.A. from Fontbonne College in 1990.

Cameron Durrant M.D., 52, was appointed President and Chief Executive Officer of the Company’s wholly owned subsidiary, ECR Pharmaceuticals Co., Inc. (“ECR”). Dr. Durrant had been a consultant for ECR for the six months prior to his appointment. Dr. Durrant has worked in the pharmaceutical industry for 21 years, and in medical practice for 8 years prior to that. He has been a senior executive at Johnson and Johnson, Pharmacia Corporation (until its acquisition by Pfizer), GSK and Merck. He has served as the founding investor, Chairman, CEO and CFO of publicly-traded PediatRx, Executive Chairman of publicly-traded Anavex, CEO of PediaMed Pharmaceuticals, a founding director of Bexion Pharmaceuticals, a board member of Topaz Pharmaceuticals (acquired by sanofi-aventis), and a board member of Alcyone Life Sciences. Dr. Durrant has been an advisor to Microsoft Corporation, Prism Pharmaceuticals (acquired by Baxter), Pilgrim Software (acquired by a private equity group), Aprecia Pharmaceuticals and Saxa Private Equity Partners. He has also been involved in creating companies around targeted early-stage technologies with Cincinnati Children’s Hospital and assisted numerous private equity groups in their diligence efforts. Dr. Durrant earned his medical degree from the Welsh National School of Medicine, Cardiff, UK, his DRCOG from the Royal College of Obstetricians and Gynecologists, London, UK, his MRCGP from the Royal College of General Practitioners, London, UK, his DipCH from the Melbourne Academy, Australia and his MBA from Henley Management College, Oxford, UK.

Kamel Egbaria, 55, has been Executive Vice President and Chief Scientific Officer since April 2010. From 2003 to 2009, Dr. Egbaria was the Chief Scientific Officer and Vice President of Research and Development for Qualitest Pharmaceuticals, Inc. Dr. Egbaria received a B.Pharm, M.Sc. Pharm and a Ph.D. from School of Pharmacy, Hebrew University of Jerusalem, Israel in 1981, 1983 and 1988, respectively, and he did post-doctoral work in College of Pharmacy, University of Michigan in 1992.

Martin M. Goldwyn, 61, was elected a Director of the Company in May 1992. Mr. Goldwyn is a partner in the law firm of Tashlik Goldwyn Crandell Levy LLP. Mr. Goldwyn received a B.A. in finance from New York University in 1974 and a Juris Doctor from New York Law School in 1977.

Yashar Hirshaut, M.D., 75, has been a Director of the Company since September 1992. Dr. Hirshaut is a practicing medical oncologist and is currently an Associate Clinical Professor of Medicine at Cornell University Medical College. Since July 1986, he has been a Research Professor of Biology at Yeshiva University. In addition, he has served as editor-in-chief of the Professional Journal of Cancer Investigation since July 1981. Dr. Hirshaut received a B.A. from Yeshiva University in 1959 and his medical degree from Albert Einstein College of Medicine in 1963.

Jack van Hulst, 74, has been a Director of the Company since November 2008. He has been a senior executive with 42 years of domestic and global experience in many sectors of the pharmaceutical industry. From 1999 to 2005 he was Executive Vice President of MOVA Pharmaceutical Corporation, a contract manufacturer in Puerto Rico with three manufacturing sites and approximately 1,700 employees. MOVA merged with the publicly held Canadian contract manufacturer Patheon, which is the largest worldwide pharmaceutical contract manufacturer. From 1997 to 1998, he was a consultant responsible for special project implementation related to Women’s Healthcare at Population Council. From 1993 to 1996 he was part owner, President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc., a manufacturer and marketer of generic liquid prescriptions and OTC pharmaceuticals prior to its sale to William Blair Capital Partners. From 1991 to 1993 he was President and Chief Executive Officer of Pennex Products, Inc., a manufacturer and marketer of OTC drugs prior to its sale to Rexall-Sundown. He is a Board Member of The International Center, New York, New York; Senesco Technologies, Inc., New Brunswick, New Jersey (AMEX:NST) and Napopharma (LSE:NAPU). He received a Law Degree from the University of Utrecht, The Netherlands.

Anthony J. Puglisi, 64, was elected a Director of the Company on September 21, 2004. Mr. Puglisi is Chief Financial Officer of Display Technologies LLC, a subsidiary of IMI plc, a publicly traded British company. Mr. Puglisi was Vice President and Chief Financial Officer of Sbarro, Inc., an owner, operator and franchisor of quick-service restaurants, from February 2004 to April 2009. Prior to joining Sbarro, Mr. Puglisi was the Vice President and Chief Financial Officer of Langer, Inc., a provider of products used to treat muscle-skeletal disorders, from April 2002 to February 2004. Mr. Puglisi was Senior Vice President and Chief Financial Officer of Netrex Corporation from September 2000 to October 2001 and Executive Vice President and Chief Financial Officer of

Olsten Corporation, a provider of staffing and home health care services from 1993 to March 2000. Mr. Puglisi has been a certified public accountant in New York for over twenty-five years. Mr. Puglisi is a director of CPNA International. He earned a B.B.A. in Accounting from Bernard Baruch College.

Bruce W. Simpson, 71, was elected a Director of the Company since September 9, 2004. Mr. Simpson is President and CEO of B.W. Simpson & Associates, a consulting company that works with small emerging pharmaceuticals companies in the areas of marketing, business development and strategic planning. Prior to founding his own healthcare-consulting firm in 1998, from July 1998 to August 1999, Mr. Simpson was President of Genpharm, Inc., located in Ontario, Canada, a division of E. Merck. From 1992 to July 1998, he served as President and CEO of Medeva Pharmaceuticals in Rochester, New York. He has been affiliated with the American Academy of Allergy and is a former Director of Draxis Health Inc., Bradley Pharmaceuticals and Adams Laboratories. Mr. Simpson holds a B.S. in Marketing from Fairleigh Dickinson University, an M.B.A. in Marketing from the University of Hartford, and has done post-graduate work in healthcare marketing at UCLA. Prior to entering the pharmaceutical field, Mr. Simpson served as a Captain in the United States Marine Corps.

Significant Employees

Name	Position
Tanya Akimova, Ph.D.	Vice President of Strategic Planning and Project Development and Senior Director of New Business Development
Edwin A. Berrios	Vice President of Sales and Marketing
Joanne Curri	Director of Regulatory Affairs
Polireddy Dondeti, Ph.D.	Vice President of Research and Development
Susanne Fenton	Senior Director of Compliance
Mohamed Guerraoui	Senior Director of Validation/Technical Services
Jesse Kirsh	Vice President of Quality
Christopher LoSardo	Vice President of Corporate Development
Eyal Mares	Vice President, Operations
Pudpong Poolsuk	Senior Director of Science
Steven Roth	Associate General Counsel
Margaret Santorufo	Vice President and Controller
James P. Tracy	Vice President of Information Technology

Set forth below is a brief background of key employees of the Company:

Tanya Akimova, Ph.D., 59, has been Vice President of Strategic Planning and Product Development since November 2008 and Director of New Business Development of the Company since October 2000. From 1998 to 2000 she was Senior Manager of Business Development at American Biogenetic Sciences, Inc., and prior to that she was Vice President, Administration and Business Development of Panax Pharmaceutical Company Ltd. (currently InKine Pharmaceutical Company). Dr. Akimova holds a Ph.D. degree from St. Petersburg University, Russia and an M.B.A. degree from the Averell Harriman School of Management and Policy, SUNY at Stony Brook.

Edwin A. Berrios, 61, has been Vice President of Sales and Marketing of the Company since January 1999 and Director of National Accounts since November 1997. Mr. Berrios has over 30 years’ experience in the generic pharmaceutical industry. From 1975 to 1997 Mr. Berrios held management positions at Zenith Goldline Pharmaceuticals (now Ivax Pharmaceuticals). Mr. Berrios has attended Long Island University.

Joanne Curri, 73, has been Director of Regulatory Affairs of the Company since August 1999 and Regulatory Affairs Coordinator from 1990 to 1999. Ms. Curri was employed at Altana Inc. for four years as Regulatory Affairs Coordinator. Ms. Curri has over 20 years of experience in the pharmaceutical industry and has attended Hofstra University.

Polireddy Dondeti, Ph.D., 48, has been Vice President of the Company since September 2008 and Vice President of Research and Development of the Company since October 2003. From July 1998 to September 2003, Dr. Dondeti was the Director and then Senior Director of Product Development at Morton Grove Pharmaceuticals, Inc. From January 1995 to July 1998, Dr. Dondeti was a Formulation Scientist and then Team leader in Research and Development at Barr Laboratories, Inc. Dr. Dondeti received a Ph.D. in Pharmaceutics from University of Rhode Island in 1994 and an M.S. in Pharmaceutics from University of Rhode Island.

Susanne Fenton, 58, has been Senior Director of Compliance since December 2012. Ms. Fenton has over 35 years of experience in the pharmaceutical industry, including positions as an R&D Microbiologist for Richardson Vicks, Sterile Department

Supervisor, Quality Assurance Compliance Specialist and Quality Control Microbiology Manager for Altana Inc., Compliance Manager for Pharmaceutical Compliance Associates and Manager of Quality Assurance and Compliance for NMC Laboratories. Ms. Fenton received her Bachelor of Science degree in microbiology, medical technology and public health from Wagner College in Staten Island, New York.

Mohamed Guerraoui, 46, has been Senior Director of Validation/Technical Services since April 2011. Mr. Guerraoui has over 20 years of scientific, engineering, and management experience in the pharmaceutical industry, holding positions from hands-on to executive management in small and large companies, including Wyeth, Elan, and Morton Grove Pharmaceuticals. Mr. Guerraoui holds an MBA in Management from Brenau University in Georgia, and holds Bachelor’s degrees in Mechanical Engineering from Ecole Superior De Technology in Casablanca, Morocco, and in Mechanical Engineering from City College of New York in New York.

Jesse Kirsh, 55, has been Vice President of Quality since October 2006, Senior Director of Quality Assurance of the Company since October 2003 and Director of Quality Assurance since March 1994. From May 1992 to March 1994, Mr. Kirsh was the Manager of Quality Assurance at NMC Laboratories Inc., a division of AlPharma. Mr. Kirsh received a B.S. in Chemistry from State University of New York at Albany. He has over 20 years of experience in the pharmaceutical industry.

Christopher LoSardo, 47, has been Vice President of Corporate Development since October 2005. From April 1998 through September 2005, he was employed by Eon Labs (now part of Sandoz) as Marketing Manager and Contract Administrator, and Director of Communications. Prior to April 1998, Mr. LoSardo held various Marketing and Product Management positions with Forest Laboratories, Center Labs and Rugby Laboratories. He earned an M.B.A and B.S degree from St. John’s University in New York.

Eyal Mares, 50, has been Vice President of Operations since October 9, 2006. From September 1991 to January 1995, Mr. Mares was the plant engineer at Agis Industries in Israel. He relocated to the United States to assume the position of Director of Engineering at Clay-Park Labs, Inc. In October 2003 he was promoted to Vice President of Operations at Clay-Park and remained in that position until June 2006 through the acquisition of Clay-Park by Perrigo New York, a division of Perrigo Company. Mr. Mares completed his studies for a BSME at the University of Ben Gurion in Israel.

Pudpong Poolsuk, 69, has been Senior Director of Science since May 2000. From July 1996 to May 2000, she was the Associate Director, Compliance—Research and Development at Barr Labs. From July 1991 to July 1996, Ms. Poolsuk was a Senior Compliance Auditor at Barr Laboratories. Ms. Poolsuk received a B.S. from Central Philippine University in 1968.

Steven Roth, 53, has been Associate General Counsel of the Company since June 2011. From January 2008 to June 2011, he was an attorney and consultant for Hi-Tech and Eagle Pharmaceuticals, Inc. Mr. Roth is also a member of EMET Pharmaceuticals, LLC., a pharmaceutical company formed in 2003. From 1990 until 2008, Mr. Roth was an attorney at the law firm of Kaye Scholer, LLP. He received a BS from Columbia School of Engineering in 1983, and a JD from Fordham Law School in 1990. From 1983 to 1987, Mr. Roth was an engineer at the Singer-Kearfott Corporation.

Margaret Santorufo, 47, has been Vice President and Controller since June 2004. Since October 2002 she has been Controller of the Company. From June 1995 through July 2001 she was Vice President and Controller of Family Golf Centers, Inc. From August 1989 through May 1995 she was an audit supervisor with Richard A. Eisner & Company, LLP. Ms. Santorufo is a certified public accountant and holds a Bachelor’s Degree in Accounting from St. John’s University.

James P. Tracy, 69, has been Vice President of Information Technology since August 2004. Mr. Tracy has over 35 years’ experience in the pharmaceutical industry. From February 2003, Mr. Tracy was Director of Supply Chain Management for Yamanouchi Pharma America. From August 1998 Mr. Tracy was Vice President of Technology and Operations with Integrated Commercialization Solutions, an AmerisourceBergen company. Mr. Tracy’s career also includes management positions with Livingston Healthcare Services, Goldline Laboratories and Johnson Drug Company. Mr. Tracy graduated from Massey College.

Director’s Compensation

As of May 1, 2013 through the Record Date, the Company has paid to each director fees of $16,000 and an additional $2,500 to the chairman of each committee and $1,250 to each director serving on a committee. Each member of the Board is reimbursed for expenses incurred in connection with each Board or Committee meeting attended.

Committees and Meetings of the Board

During Fiscal Year 2013, the Board held seven (7) meetings, one (1) of which was telephonic. In addition, there were four (4) actions taken by unanimous written consent. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the committees on which the director served. The Company encourages its board members to attend the Meeting. All of the members of the Board of the Company attended last year’s annual meeting held in November 2012.

Independence of the Board of Directors

The Board has determined that the following directors, who constitute a majority of the Board, are independent within the meaning of the Nasdaq listing standards: Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst. These directors have no relationship with the Company that would interfere with the exercise of independent judgment.

The Board has three committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Risk Oversight; Assessment of Compensation Risk

Our Board administers its risk oversight function directly and through its Audit Committee, its Nominating Committee and its Compensation Committee. The Audit Committee oversees management of financial risks and related party transactions. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interests at the Board level, and periodically reviews our policies and procedures, and makes recommendations when appropriate. The Compensation Committee reviews whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports. The full Board performs a periodic risk assessment with management to review the primary risks facing the Company and to manage the activities of the Company in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and the Board reviews such risks together with management. These topics are discussed at an annual strategy meeting which includes both the Board and approximately twelve members of top management. The Board recognizes that Hi-Tech is subject to both internal and external risks, within and outside its control, and that management and the Board should regularly seek to identify those risks and mitigate them to the extent possible.

Committees

Audit Committee. The Audit Committee makes recommendations to the Board concerning the engagement of an independent registered public accounting firm, reviews with such firm the plans and results of the audit engagement, reviews the independence of such firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal controls. In addition, the Audit Committee meets periodically with the independent auditors and representatives of management to review accounting activities, financial control and reporting. The Audit Committee is comprised of three independent non-employee directors. Messrs. Yashar Hirshaut, M.D., Jack van Hulst and Anthony J. Puglisi serve on the Audit Committee. Our Board has determined that Anthony J. Puglisi is the audit committee financial expert as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and is independent within the meaning of the Nasdaq listing standards. The Audit Committee held four (4) meetings during fiscal 2013. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.hitechpharm.com. All of the members of the committee are “independent” as defined under the rules promulgated by the Nasdaq listing standards.

Compensation Committee. The Compensation Committee is responsible for establishing salaries, bonuses, and other compensation for the Company’s officers. The Compensation Committee is comprised of Messrs. Yashar Hirshaut, M.D., Jack van Hulst and Bruce W. Simpson, had five (5) meetings, three (3) of which were telephonic during fiscal 2013. No member of the Compensation Committee serves as a member of the Board or compensation committee of an entity that has one or more executive officers serving as a member of the Board or Compensation Committee. All members of the Compensation Committee are “independent” as defined under the rules promulgated by the Nasdaq listing standards. The Compensation Committee is responsible for administering the Company’s 2012 Incentive Compensation Plan (the “Plan”) and all prior Company stock option plans, with full power to interpret the Plan and the previous plans and to establish and amend rules for its administration. The Compensation Committee is also authorized to determine who from the eligible class of persons shall be granted options and the terms and provisions of the options. The Compensation Committee has a written charter, a copy of which is available on the Company’s website at www.hitechpharm.com. Pursuant to its charter, the Compensation Committee may form subcommittees and delegate authority to any subcommittee, as appropriate; provided that, the subcommittee contains at least the minimum number of Board members to meet any regulatory requirements.

Nominating Committee. The Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders in accordance with the Nominating Committee’s charter, a copy of which is available on the Company’s website at www.hitechpharm.com. Established in September, 2004, the Nominating Committee is comprised of Jack van Hulst, Anthony Puglisi and Bruce W. Simpson and took one action by written consent during fiscal 2013. They are non-management directors who are “independent” as defined under the rules promulgated by the Nasdaq listing standards.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded company in today’s business environment; the individual’s understanding of the Company’s business and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Nominating Committee also considers the total competencies represented on the Board as a whole, as well as the competencies each member or nominee brings to the Board. In general, the constitution of the Board is diversified across three large categories: (1) financial accounting, legal and corporate governance experience; (2) medical and pharmaceutical industry expertise; and (3) employee vs. non-employee directors. By selecting individuals who have financial accounting, legal and corporate governance experience, we gain valuable experience that ensures that we are managing our financial resources appropriately, reporting our financial results fairly and accurately and generally running our business consistent with current good corporate practices. We also benefit greatly from our Board member who is a medical doctor and Board members who have expertise in the pharmaceutical industry. This way we can set and adjust our strategy and objectives based on results we generate from our research and development efforts. As a general rule, we try to evenly balance the Board members. A mix of employee and non-employee directors offers different perspectives for the Board to consider when making decisions. Employee directors can provide the Board with valuable insights regarding our day to day operations, which can help the Board make important management and compensation decisions. Non-employee directors can compare the opportunities and challenges presented to Hi-Tech against the facts and circumstances these Directors are experiencing outside of the Company. As a rule, we have a higher number of non-employee directors as compared to employee directors. We do not discriminate against nominees on the basis of race, religion, national origin, sexual orientation, disability or any other basis prohibited by applicable law.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience and business experience, as being particularly desirable to help meet specific Board needs that have arisen. The Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Committee will consider including in our proxy statement candidates for election to our Board who are recommended by stockholders. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Company’s Secretary, David S. Seltzer, at the address set forth on the first page of this proxy statement, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors.

It is proposed that seven directors, five of whom are non-management and four of whom are independent directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating Committee and the Board have recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons.

Corporate Governance

The Company is committed to principles of sound corporate governance. The Company periodically reviews its corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and changes in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Sound corporate governance is essential to running the Company’s business effectively and to maintaining the Company’s reputation of integrity in the marketplace. A majority of the Board consist of independent directors. To qualify as independent, a director must meet the independence standards set by the SEC, the Nasdaq listing standards and any other applicable regulatory body, and the Board must affirmatively determine that a director has no material relationship with the Company, other than as a director. The Company’s outside directors have telephone meetings and board and committee meetings from time to time without management being present.

Policies on Code of Ethics

The members of the Board, officers and employees of the Company, including without limitation, executive and senior personnel, are required to comply with a Code of Ethics (the “Code”). The Code is intended to be a standard and tool against which to measure their actions and to help such individuals to recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, strict maintenance of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has such procedures in place.

Code of Ethics

We will provide a copy of our Code of Ethics to any person, without charge, upon request to Hi-Tech Pharmacal Co., Inc., Attention: Investor Relations, 369 Bayview Avenue, Amityville, NY 11701, (631) 789-8228. If we make any substantive amendments to the Code or grant any waiver, including any implicit waiver, from a provision of the Code to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Board Leadership Structure

The Chief Executive Officer (“CEO”) and senior executive officers are selected by the Board based upon recommendations from the Company’s management and Board. The Board determines whether the role of Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time. David S. Seltzer has served as our Chairman of the Board since 2004 and CEO since 1998. Based on its most recent review of the Board leadership structure and continued strong performance of the business, the Board has determined that this structure is optimal for the Company, because it provides our Company with strong and consistent leadership and leverages Mr. Seltzer’s extensive knowledge of our pharmaceutical business and competitive environment with the strategic oversight role of the Board. Given the current challenging regulatory and market environment, and the need to execute our ongoing strategic plans, the Board believes that having one person serving as both the Chairman and CEO provides clear, decisive, and effective leadership. We do not have a lead independent director.

Communications with Directors

A stockholder may communicate with the Directors of the Company and the Company’s Committees by sending an e-mail to compliance@hitechpharm.com. A stockholder may also write to any of the directors c/o William Peters at Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701.

Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provisions that any communication that is filtered out must be made available to any outside Director upon request.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all Section 16(a) filing requirements were met during fiscal 2013, except for one transaction for Kamel Egbaria involving a grant of stock options, two transactions for Yashar Hirshaut, M.D., one involving a stock option exercise and one involving a grant of stock options, one transaction for Bruce Simpson involving a grant of stock options, and one transaction for Davis Caskey involving a grant of stock options. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports they have filed with the Securities and Exchange Commission and Nasdaq.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our Named Executive Officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Say-on-Pay Vote Results. At our last Annual Meeting of Stockholders held in November 2012, we held our second non-binding stockholder advisory vote on executive compensation (“say-on-pay”). Our stockholders approved our fiscal 2012 executive compensation, with a robust 97% of voting stockholders casting their vote in favor of the say-on-pay resolution. We did not hear any specific concerns related to the design of our compensation program and, as a result, we made no significant changes to our executive compensation program.

2013 Compensation. For 2013, the Compensation Committee continued to structure our Named Executive Officers’ pay packages so that a significant portion of their 2013 compensation was put “at risk,” through annual incentive compensation and grants of stock options.

The Compensation Committee has taken action with regard to the Named Executive Officers’ compensation to ensure the Company is observing many compensation “best practices” including:

•	No Guaranteed Bonuses. We believe that bonuses should reflect actual Company and individual performance. Therefore, we did not guarantee bonus payments to our Named Executive Officers for fiscal 2013

•	No Repricing or Replacing Outstanding Stock Options. We did not reprice or replace any of our outstanding stock options during fiscal 2013.

•	No Excessive Perquisites. We generally provide limited perquisites to our Named Executive Officers consisting of matching contributions to the Company Savings Plan, payment of term life insurance premiums, reimbursement for automobile payments, and, in the case of Dr. Egbaria only, housing expenses.

•	No Hedging By Our Named Executive Officers. None of our Named Executive Officers have hedged their Company stock interests.

•	No Pledging By Our Named Executive Officers. None of our Named Executive Officers have pledged any of their Company stock.

Objectives and Philosophy of Our Executive Compensation Program

Our mission is to be a significant provider of quality products in the markets we serve. To support this and other strategic objectives as approved by the Board and to provide adequate returns to stockholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board, which is comprised entirely of non-employee directors.

The program is designed and administered to:

•	reward individual and team achievements that contribute to the attainment of our business goals; and

•	provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term stockholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on stockholders’ equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing our long-term value to our stockholders. These include:

•	the development of competitive advantages

•	successful filing of ANDAs

•	successful approval of ANDAs

•	success in developing business strategies and managing costs

•	execution of acquisitions, strategic partnerships and divestitures

•	implementation of operating efficiencies

•	the general performance of individual job responsibilities

Independent Compensation Consultant

Since August 2012, the Compensation Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide ongoing general advisory and related consulting services to the Compensation Committee. Exequity reports directly to the Compensation Committee, and the Compensation Committee directly oversees the fees paid for services provided by Exequity. The Committee instructs Exequity to give advice to the Compensation Committee independent of management and to provide such advice for the benefit of the Company and our stockholders. Exequity does not provide any consulting services to the Company beyond its role as consultant to the Compensation Committee.

In fiscal 2013, Exequity provided the following services, among others:

•	assisted in the preparation of the Company’s 2012 Incentive Compensation Plan;

•	provided a competitive assessment of the Company’s executive and board of director compensation levels relative to peer group practices related to pay program designs;

•	provided a review of compensation philosophy, peer groups and pay positioning and best practices related to pay program designs;

•	reviewed and advised on all materials provided to the Compensation Committee for discussion and approval;

•	attended Compensation Committee meetings in fiscal 2013 at the request of the Compensation Committee; and

•	reviewed incentive compensation plan structure for fiscal 2014.

Compensation Benchmarking Peer Group

In connection with our compensation planning process, both management and the Compensation Committee review peer group compensation information to benchmark executives’ pay levels. The external compensation data referenced by management and the Compensation Committee as they deliberate appropriate levels of compensation is collected from public SEC filings (e.g., proxy statements and other compensation-related filings) for companies specifically selected as peers for the purposes of pay benchmarking (“proxy data”), as described in greater detail below.

In applying proxy data, we use a peer group that includes companies with which we compete for talent, business, and investment capital. In fiscal 2013, management and the Compensation Committee worked with Exequity to refine the competitive peer group of companies against which to benchmark both executive and outside director pay levels such that it better reflects:

•	companies with which we compete for talent because attracting and retaining employees that possess specific expertise is critical to achieving the Company’s long-term objectives; and

•	companies with which we compete based on the scope of our operations, as measured by revenue and market capitalization.

Based on these considerations, the revised peer group includes the following companies:

•	Akorn, Inc.

•	Auxilium Pharmaceuticals, Inc.

•	DepoMed, Inc.

•	Impax Laboratories Inc.

•	Lannett Company, Inc.

•	The Medicines Company

•	Medicis Pharmaceutical Corporation

•	Optimer Pharmaceuticals, Inc.

•	Questcor Pharmaceuticals, Inc.

•	Sagent Pharmaceuticals, Inc.

•	Salix Pharmaceuticals Ltd.

•	Santarus, Inc.

•	SciClone Pharmaceuticals, Inc.

•	ViroPharma Inc.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary

•	annual cash incentive bonus

•	a long-term incentive represented by stock options

•	insurance, 401(k) plan and other employee benefits

The Company does not have a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by management, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Company provides these elements of executive compensation to its Named Executive Officers to ensure that the Company’s executive compensation is set at levels competitive relative to our peer companies. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee adheres to compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive’s compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual.

Minimum base salaries are mandated by our employment agreements for Mr. David Seltzer, Mr. William Peters, Mr. Reuben Seltzer, Dr. Kamel Egbaria and Dr. Cameron Durrant.

Base salaries are reviewed annually or when employment contracts expire by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

	Base Salary for the Year Ended April 30
Name and Principal Position	2013	2012	Change		% Change
David S. Seltzer	$527,000	$465,000		$62,000	13	%(1)
President, Chief Executive Officer, Secretary and Treasurer
William J. Peters	$319,000	$304,000		$15,000	5%
Vice President and Chief Financial Officer(2)
Reuben Seltzer	$460,000	$442,000		$18,000	4%
Vice Chairman(3)
Kamel Egbaria	$379,000	$367,000		$12,000	3%
Executive Vice President and Chief Scientific Officer
Cameron Durrant (4)	$128,000	—	$	N/A	N/A
ECR Pharmaceuticals Co., Inc. President and Chief Executive Officer

1.	Mr. David’s Seltzer’s Base Salary was increased by 13% for the year ended April 30, 2013 because Mr. Seltzer’s Base Salary had not been increased at all for the year ended April 30, 2012.
2.	Mr. Peters’ title has been changed to Executive Vice President and Chief Financial Officer as of August 2013.
3.	Mr. Reuben Seltzer’s title has been changed to Executive Vice Chairman of the Company and Executive Chairman of ECR as of August 2013.
4.	Dr. Durrant was hired by the Company in January 2013 and signed an employment agreement to become President and CEO of ECR in March 2013.

Annual Cash Incentive Bonus. The Compensation Committee has the authority to award annual bonuses to individual senior executives on a discretionary basis. The Committee believes that the bonus plan promotes the Company’s performance-based compensation philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achievements accomplished throughout the fiscal year.

The Compensation Committee considers various factors in determining, in its discretion, the bonuses to be awarded to its Named Executive Officers. The Compensation Committee does not utilize a formal written compensation plan or specific formula for the determination of bonuses to its Named Executive Officers, nor does it employ quantitative financial goals, but engages in a subjective and qualitative evaluation of the factors listed below. Based on the various factors used by the Compensation Committee, the Company awarded to the Named Executive Officers the bonuses set forth below.

	Year Ended April 30, 2013
Name and Principal Position	Bonus Earned(1)	Bonus Earned as a % of Base Salary
David S. Seltzer	$330,000	63%
President, Chief Executive Officer, Secretary and Treasurer
William J. Peters	$225,000	71%
Vice President and Chief Financial Officer)
Reuben Seltzer	$300,000	65%
Vice Chairman
Kamel Egbaria	$185,000	49%
Executive Vice President and Chief Scientific Officer
Cameron Durrant)	—	—
ECR Pharmaceuticals Co., Inc. President and Chief Executive Officer

1.	The bonuses earned for fiscal year 2013 were paid in August, 2013, with the exception of $60,000 of the bonus earned by Dr. Egbaria, which was paid throughout the fiscal year.

In the case of Mr. David Seltzer, the Compensation Committee determined Mr. Seltzer’s bonus based on:

•	growing the Company’s revenues

•	achieving pre-tax net income

•	completing acquisitions

•	forming strategic alliances

•	submitting ANDAs to the FDA

•	resolving matters set forth in the FDA warning letter

•	gaining FDA approval on ANDAs

•	operating within the compliance parameters required by federal and state governmental regulatory agencies

•	achieving operational efficiencies

In the case of Mr. William Peters, the Compensation Committee determined Mr. Peters’ bonus based on performance as well as his accomplishments. Factors considered included:

•	valuation analyses and due diligence for various M&A projects

•	helping value, negotiate and integrate various acquisition and licensing deals

•	accomplishments related to his responsibilities as head of human resources

•	financing activities, investor relations and other financings

•	operating within the compliance parameters required by federal and state governmental regulatory agencies

•	identifying cost savings and reducing overhead and SG&A costs of target areas

•	setting corporate strategy and direction

In the case of Mr. Reuben Seltzer, the Compensation Committee determined Mr. Seltzer’s bonus based on performance as well as his accomplishments. Factors considered included:

•	corporate development activities which resulted in the licensing of Tussicaps® and a portfolio of pain products for ECR

•	corporate development activities on various other M&A and licensing projects and opportunities

•	helping set company strategy and direction

•	the royalty stream from Naprelan®

•	growing the Company’s revenues

Bonus payments to Dr. Egbaria were and continue to be based on formulas tied to his performance. For the fiscal year ended April 30, 2013, Dr. Egbaria’s was entitled to (i) a $5,000 bonus for each Abbreviated New Drug Application (“ANDA”) submitted under his supervision and accepted for filing by the Federal Drug Administration (“FDA”); (ii) a $10,000 bonus for each ANDA that is submitted under his supervision and approved by the FDA; (iii) a $5,000 bonus for each ANDA that is, as of April 26, 2010, pending with the FDA for at least twelve (12) months and which is approved by the FDA; (iv) a $10,000 bonus for each ANDA that is, as of April 26, 2010, pending with the FDA for less than twelve (12) months and which is approved by the FDA; and (v) he is entitled to participate in the Company’s executive bonus pool. Dr. Egbaria is entitled to only one bonus for each ANDA approved by the FDA. The bonuses payable above shall not, in the aggregate, exceed 50% of Dr. Egbaria’s salary for the year in which such bonuses are payable. Dr. Egbaria earned a bonus in fiscal 2013 of $15,000 related to the FDA milestones and $170,000 as part of the executive bonus pool. $60,000 of this total amount was paid in fiscal 2013, and the remainder was paid in August 2013. Pursuant to Dr. Egbaria’s amended and restated employment agreement effective as of May 1, 2013, Dr. Egbaria will be entitled only (i) to a $10,000 bonus for each ANDA submitted under his supervision and approved by the FDA; and (ii) to participate in the Company’s executive bonus pool.

Bonus payments to Dr. Durrant are based on his performance and the performance of ECR. Dr. Durrant’s employment agreement specifies that his bonus will be calculated based on, among other things, ECR’s financial performance (including without limitation, earnings, sales revenues, net profits and expenses), ECR’s internal alignment with the Company’s strategic plan and direction, and development of ECR’s culture and operating principles.

Stock Options. The long-term component of our executive compensation program consists of stock options. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our executives and our stockholders. Stock options are granted upon the recommendation of management and approval of the Compensation Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. Factors entering into this process include company-level performance, the individual executive’s performance, the amount of equity previously awarded to the executive and the vesting of such awards.

Stock options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to the market price of the Common Stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. Generally, the options vest over a period of four years, with 25% vesting upon the first anniversary of the date of grant and 25% on each anniversary thereafter, and expire no later than ten years after grant.

As shown in the Grants of Plan-Based Awards Table on page 47, three of the Company’s Named Executive Officers received two separate stock option grants in fiscal 2013. The Compensation Committee deemed these two granting events to be reflective of two years’ worth of compensation and in accordance with certain executives’ employment agreements, given that no stock option awards were made to such persons in fiscal 2012.

Historically, stock option awards to executives had been made on an annual basis, in conjunction with the annual meeting of stockholders (typically in November). However, in November 2011 (in fiscal 2012), the awards that would have been made to executives that November were not made at that time and, in fact, were delayed until July 2012. Then, in keeping with the historical cycle of granting stock options in conjunction with the annual meeting of stockholders, stock option awards were conveyed to executives in November 2012. In light of the proposal to adopt the Merger Agreement and approve the Merger, the Company does not expect to make any equity grants in conjunction with this Meeting.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SARs”) under the Plan either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Common Stock at the time of grant. The grant price of a SAR granted in tandem with a stock option will be the same as the option price of the tandem option. SARs cannot be exercised later than the tenth (10th) anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Compensation Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive from the Company shares of Common Stock, cash, or a combination of shares and cash, as determined by the Compensation Committee, equal in value to the difference between the fair market value of the Common Stock subject to the SAR, determined as described above, and the grant price.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted Common Stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when the shares of Common Stock are delivered in the future. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Unit and Performance Share Awards. Performance unit and performance share awards may be granted under the Plan. Performance unit awards will have an initial value that is determined by the Compensation Committee. Performance shares will have an initial value that is based on the fair market value of the Common Stock on the date of grant. Such awards will be earned only if performance goals over performance periods established by or under the direction of the Compensation Committee are met. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance unit and performance share awards and any other awards granted under the Plan that are intended to constitute “qualified performance-based compensation” will be based upon one or more of the following:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net sales or revenue growth;

•	net operating profit;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets;

•	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	the number, change in number or maintenance of a specified number of drug submissions to the FDA, including, but not limited to, NDAs and ANDAs;

•	the number, change in number or maintenance of a specified number of drug approvals from the FDA, including, but not limited to, NDAs and ANDAs; and

•	other strategic metrics related to the pharmacy industry regarding the research, development, approval, manufacture, sale and maintenance of drugs.

The Compensation Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification 225-10/Income Statement—Extraordinary and Unusual Items (formerly Accounting Principles Board Opinion No. 30), as amended, revised or superseded, and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward. In addition, the Compensation Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of Common Stock, or in any combination, as determined by the Compensation Committee.

Covered Employee Annual Incentive Awards. The Compensation Committee may designate the covered employees who will receive an annual incentive award based on a percentage of an incentive pool. The incentive pool is equal to five (5%) percent of the Company’s net income for the year. The Compensation Committee will allocate the pool among the covered employees designated by the Compensation Committee; however, no covered employee can receive more than fifty (50%) percent of the incentive pool, and the sum of the incentive pool percentages for all covered employees cannot exceed one hundred (100%) percent of the total pool. The Compensation Committee cannot adjust these awards upward, but retains the discretion to adjust the awards downward.

Cash-Based Awards. The Compensation Committee may grant cash-based awards. The terms and conditions, including whether the vesting of such awards is dependent upon the achievement of specific performance goals, of each cash-based award shall be determined by the Compensation Committee. Payment under any cash-based award will be made in Common Stock or cash, as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, or performance shares. The terms and conditions of each other stock-based award shall be determined by the Compensation Committee. Payment under any other stock-based awards will be made in Common Stock or cash, as determined by the Compensation Committee.

Dividend Equivalents. The Compensation Committee may provide for the payment of dividend equivalents with respect to any stock-based awards under the Plan other than options and SARs. Any dividend equivalents payable with respect to performance-based awards will be subject to the same vesting and forfeiture conditions as the award itself.

As of April 30, 2013 the Compensation Committee has not granted any of the above types of awards other than stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans, at no cost. The Company matches 50% on the first 6% of the contributions to the 401(k) plan for all employees up to the federal maximum amount allowable.

Mr. David Seltzer, Mr. Reuben Seltzer and Mr. William Peters received $12,000, $8,000 and $6,000, respectively, for automobile reimbursements. These amounts were reported as taxable income.

Severance and Change-in-Control Benefits. Pursuant to employment agreements we have entered into with certain of our executives and pursuant to our 2012 Incentive Compensation Plan and our prior stock option plans (the “Stock Option Plans”), our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments upon Termination of Employment or Change-in-Control” below.

We believe providing these benefits helps us compete for executive talent. We believe that our severance and change-in-control benefits are generally in line with severance packages offered to executives by other companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a stockholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Consultants

Our Compensation Committee Charter grants the Committee the authority to retain and terminate compensation consultants and approve their fees and other retention terms. These consultants report directly to the Compensation Committee. In 2012 and 2013, the Committee retained Exequity LLP to assist us in assessing and updating our peer group companies, benchmarking the competitiveness of our executive compensation programs, planning for our 2012 Incentive Compensation Plan, updating our Board on executive compensation trends and best practices, and other related executive compensation consulting services. Exequity was retained by and is answerable to the Committee and has not engaged in any other material work for the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board is currently composed of Bruce W. Simpson (chair), Yashar M. Hirshaut, M.D., and Jack van Hulst. None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of our Named Executive Officers serves or has served as a member of the Board or compensation committee of any other company that had one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Bruce W. Simpson
Yashar Hirshaut, M.D.
Jack van Hulst

Stock Ownership

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of September 24, 2013, by (i) each Named Executive Officer identified in the Summary Compensation Table below; (ii) each director; (iii) all Named Executive Officers and directors as a group; and (iv) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock as of the date of the respective filings set forth below. Except as noted below, the named person has sole voting power and sole investment power over the securities.

	Shares of Common Stock Beneficially Owned as of September , 2013(1)
Named Executive Officers, Directors and 5% Stockholders	Number of Shares		Percent of Class
David S. Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	2,029,930	(2)	14%

Reuben Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	1,051,568	(3)	8%

Martin M. Goldwyn c/o Tashlik Goldwyn Crandell Levy LLP 40 Cuttermill Road Great Neck, New York 11021	77,694	(4)	*

Yashar Hirshaut, M.D. c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	138,875	(5)	1%

William Peters c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	106,250	(6)	*

Anthony J. Puglisi c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	69,750	(7)	*

Bruce W. Simpson c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	32,968	(8)	*

Jack van Hulst c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	25,181	(9)	*

	Shares of Common Stock Beneficially Owned as of September , 2013(1)
Named Executive Officers, Directors and 5% Stockholders	Number of Shares		Percent of Class
Cameron Durrant, M.D. c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	-0-		*

Kamel Egbaria c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	48,658	(10)	*

All Directors and Named Executive Officers as a group (10 persons)	3,580,874	(11)	24%

BlackRock Global Investors 400 Howard Street San Francisco, CA 94105-2228	987,783	(12)	7%

FMR LLC Edward C. Johnson 3d 82 Devonshire Street, Boston, Massachusetts 02109100 Vanguard Boulevard	2,003,849	(13)	15%

Akorn, Inc. Akorn Enterprises, Inc. 1925 W. Field Court, Suite 300 Lake Forest, Illinois 60045	2,058,615	(14)	15%

*	Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.
(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.
(2)	Amount includes options to purchase 462,500 shares of Common Stock exercisable within 60 days of September 24, 2013 and 224,927 shares of Common Stock owned by Mr. Seltzer’s wife and children and trusts for the benefit of one of his children.
(3)	Amount includes options to purchase 227,500 shares of Common Stock exercisable within 60 days of September 24, 2013 and 302,558 shares of Common Stock owned by Mr. Seltzer’s wife and children.
(4)	Amount includes options to purchase 77,694 shares of Common Stock exercisable within 60 days of September 24, 2013.
(5)	Amount represents options to purchase 82,125 shares of Common Stock exercisable within 60 days of September 24], 2013 and 45,500 shares of Common Stock owned by Dr. Hirshaut.
(6)	Amount includes options to purchase 106,250 shares of Common Stock exercisable within 60 days of September 24, 2013.
(7)	Amount includes options to purchase 69,750 shares of Common Stock exercisable within 60 days of September 24, 2013.
(8)	Amount includes options to purchase 32,968 shares of Common Stock exercisable within 60 days of September 24, 2013.
(9)	Amount includes options to purchase 25,181 shares of Common Stock exercisable within 60 days of September 24, 2013.
(10)	Amount includes options to purchase 48,658 shares of Common Stock exercisable within 60 days of September 24, 2013.
(11)	Amount includes the total shares owned by directors and Named Executive Officers as a group (11 persons) at the close of business on September 24, 2013 and options to purchase 1,123,626 shares of Common Stock exercisable within 60 days of September 24, 2013.
(12)	Source: 13G/A filing on February 8, 2013
(13)	Source: 13G/A filing on February 14, 2013
(14)	Source: 13D filing on September 5, 2013. Akorn, Inc. and Akorn Enterprises, Inc. are Akorn and Purchaser, respectively, in the Merger Agreement. Akorn and Purchaser filed the 13D to reflect the shares of Common Stock subject to the Voting Agreement entered into by certain of the Company’s stockholders and Akorn. Such number does not include any shares acquirable via option exercise. The number reported by Akorn and Purchaser is duplicative of the number of shares shown above as owned by certain of the Named Executive Officers.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended April 30, 2013. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, Vice Chairman, Chief Scientific Officer, and ECR Pharmaceuticals Co., Inc.’s President and Chief Executive Officer.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Options Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
David S. Seltzer	2013	527,000	550,000	1,303,000	24,000	2,404,000
President, Chief Executive Officer Secretary, and Treasurer	2012	465,000	390,000	—	23,000	878,000
	2011	465,000	300,000	578,000	24,000	1,367,000

William J. Peters	2013	319,000	315,000	782,000	20,000	1,436,000
Vice President and Chief Financial Officer	2012	304,000	225,000	—	20,000	549,000
	2011	295,000	150,000	347,000	20,000	812,000

Reuben Seltzer	2013	460,000	500,000	1,303,000	17,000	2,280,000
Vice Chairman	2012	442,000	358,000	—	12,000	812,000
	2011	378,000	275,000	1,097,000	8,000	1,758,000

Kamel Egbaria	2013	379,000	190,000	—	75,000	644,000
Executive Vice President and Chief Scientific Officer	2012	367,000	140,000	630,000	79,000	1,216,000
	2011	350,000	—	539,000	108,000	997,000

Cameron Durrant	2013	128,000	—	665,000	—	793,000
ECR Pharmaceuticals Co., Inc.
President and Chief Executive Officer

(a)	Represents base salary through April 30, 2013.
(b)	Bonuses represent payments made during the fiscal year, not the bonus earned during the fiscal year.
(c)	Represents the fair value of options granted on the grant date in accordance with ASC Topic 718, “Compensation—Stock Compensation”.
(d)	Represents the matching contributions to the Hi-Tech Pharmacal Co., Inc. Employee Savings Plan and /or the dollar value of the premium paid by the Company for term life insurance for the benefit of the Named Executive Officer and automobile reimbursement that were reported as taxable income. Dr. Egbaria’s other compensation also includes $60,000 of rent allowance in 2013, $60,000 of rent allowance in 2012, $65,000 of relocation expense in 2011 and $35,000 of rent allowance in 2011.

Grants of Plan-Based Awards

Name	Grant Date	Number of Securities Underlying Options(#)(a)	Exercise or Base Price of Option Awards ($/Sh)(b)	Grant Date Fair Value of Stock and Options Awards ($)(c)
David S. Seltzer	11/7/12	50,000	31.93	622,000
President, Chief Executive Officer, Sec’y and Treasurer	7/16/12	50,000	32.59	681,000
William J. Peters	11/7/12	30,000	31.93	373,000
Vice President and Chief Financial Officer	7/16/12	30,000	32.59	409,000
Reuben Seltzer	11/7/12	50,000	31.93	622,000
Vice Chairman	7/16/12	50,000	32.59	681,000
Cameron Durrant	3/12/13	50,000	34.45	665,000
ECR Pharmaceuticals Co., Inc. President and Chief Executive Officer

(a)	The amounts set forth in this column reflect the number of stock options granted under our 2012 Plan. The options vest at the rate of 25% per year starting on the first anniversary of the grant and expire in 10 years from the date of grant.
(b)	The exercise price equals the closing price of our Common Stock on the date of grant.

(c)	The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”. See Note [I] of the consolidated financial statements, except no assumptions for forfeitures were included.

Dr. Egbaria renewed his employment agreement on May 22, 2013 and was granted options on that date. Dr. Egbaria was not granted any options during the fiscal year ended April 30, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
David S. Seltzer	75,000	—	$14.99	12/4/13
President, Chief Executive Officer, Secretary, and Treasurer	75,000	—	$12.05	2/1/15
	50,000	—	$23.98	3/8/16
	50,000	—	$10.68	2/2/17
	50,000	—	$10.68	1/29/18
	50,000	—	$5.83	11/13/18
	50,000	—	$19.59	11/12/19
	37,500	12,500	$22.25	11/10/20
	12,500	37,500	$32.59	7/16/22
	12,500	37,500	$31.93	11/7/22
TOTAL	462,500	87,500

William J. Peters	18,750	—	$18.87	8/1/15
Vice President and Chief Financial Officer	6,250	—	$15.09	8/9/16
	12,500	—	$10.68	1/29/18
	6,250	—	$5.83	11/13/18
	25,000	—	$19.59	11/12/19
	22,500	7,500	$22.25	11/10/20
	7,500	22,500	$32.59	7/16/22
	7,500	22,500	$31.93	11/7/22

TOTAL	106,250	52,500

Reuben Seltzer	11,250	—	$13.50	11/28/13
Vice Chairman	11,250	—	$10.93	11/15/14
	11,250	—	$24.95	11/8/15
	11,250	—	$14.99	11/9/16
	11,250	—	$9.65	11/15/17
	25,000	—	$9.70	9/12/18
	25,000	—	$5.83	11/13/18
	25,000	—	$19.59	11/12/19
	71,250	23,750	$22.25	11/10/20
	12,500	37,500	$32.59	7/16/22
	12,500	37,500	$31.93	11/7/22
TOTAL	227,500	98,750

Kamel Egbaria	18,658	10,000	$23.10	4/26/20
Executive Vice President and Chief Scientific Officer	20,000	20,000	$27.17	4/26/21
	10,000	30,000	$33.54	4/26/22
TOTAL	48,658	60,000

Cameron Durrant	—	50,000	$34.45	3/12/23
ECR Pharmaceuticals Co., Inc., President and Chief Executive Officer
TOTAL	—	50,000

(1)	Includes portion of options that become exercisable within sixty (60) days of September 24, 2013.

Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Seltzer President, Chief Executive Officer, Secretary, and Treasurer	112,500	$2,806,000	—	—

William J. Peters Vice President and Chief Financial Officer	30,000	$772,000	—	—

Reuben Seltzer Vice Chairman	11,300	$278,000	—	—

Kamel Egbaria Executive Vice President and Chief Scientific Officer	11,300	$106,000	—	—

Cameron Durrant ECR Pharmaceuticals Co., Inc. President and Chief Executive Officer	—	—	—	—

The Company does not maintain a pension plan, or nonqualified deferred contribution or other nonqualified deferred compensation plans.

Employment Agreements

We have employment agreements with each of our Named Executive Officers.

David S. Seltzer—Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer

David S. Seltzer has served as Chairman of the Board since September, 2004. Mr. Seltzer was elected to serve as President and Chief Executive Officer effective May 1, 1998. Mr. Seltzer’s prior employment agreement with the Company was set to expire on April 30, 2013. Therefore, effective as of May 1, 2013, the Company entered into an amended and restated employment agreement with Mr. Seltzer pursuant to which Mr. Seltzer is to continue serving as President and Chief Executive Officer, effective May 1, 2013 through April 30, 2016. The amended and restated employment agreement contains the same material terms as Mr. Seltzer’s prior employment agreement with the exception of the following: (i) in order to ensure Mr. Seltzer’s employment with the Company for a greater length of time, the term was extended for an additional three (3) years, through April 30, 2016 (which is the same length as Mr. Seltzer’s prior employment agreement), and the term was thereafter to be automatically renewed for successive one (1) year terms (a) unless terminated by the Company upon six (6) months advance written notice to Mr. Seltzer, (b) unless terminated by Mr. Seltzer upon thirty (30) days advance written notice to the Company, or (c) unless terminated in accordance with the provisions of Section 5 of the amended and restated employment agreement; (ii) a section was added to provide a 409(A) savings clause consistent with the agreements of other executives of the Company, which provides for delayed payment of some portions of severance or change in control payments under certain circumstances to make any such payments compliant with Section 409(A) of the Internal Revenue Code; and (iii) a waiver of trial by jury provision was added. In all other respects (including salary, bonus, severance and change in control benefits), the terms of Mr. Seltzer’s employment with the Company were not changed as a result of the amended and restated employment agreement. The Compensation Committee reviewed the terms of the proposed amended and restated employment agreement and determined that it was consistent with the compensation study and evaluation performed by the Company’s compensation consultant, Exequity, and thereafter, approved Mr. Seltzer’s amended and restated employment agreement.

Mr. Seltzer’s base salary was increased by 5%, consistent with his prior employment agreement. For fiscal year May 1, 2013 through April 30, 2014, Mr. Seltzer is to receive a base salary equal to $538,000 and for each fiscal year thereafter during the term of the amended and restated employment agreement, Mr. Seltzer will be paid a base salary equal to the sum of (a) the base salary for the immediately preceding fiscal year and (b) an amount determined by multiplying the base salary in effect for the immediately preceding fiscal year by five (5%) percent. Mr. Seltzer may also receive a bonus during each year of employment which shall be approved by the Company’s Compensation Committee. Such bonus may be based on the Company meeting certain fiscal goals and also taking into account, among other things, progress towards strategic objectives not fully measured by pre-tax net income, the Company’s acquisitions, strategic alliances, submissions to the FDA, operational efficiencies and approval of ANDAs by the FDA. During the term of the amended and restated agreement Mr. Seltzer will be eligible to receive annually options to purchase a minimum amount of 50,000 shares of the Company’s Common Stock. The amended and restated employment agreement contains standard confidentiality provisions and indemnification provisions.

William J. Peters—Executive Vice President and Chief Financial Officer

William J. Peters has been Vice President and Chief Financial Officer of the Company since May 2004. From September 2003 to May 2004 he was Vice President of Corporate Development of the Company. Mr. Peters’ employment agreement with the Company was to expire on July 31, 2013. Therefore, on August 8, 2013, the Company and Mr. Peters entered into Amendment No. 4 to Mr. Peters’ employment agreement. The amendment did not alter the material terms of Mr. Peters’ existing employment agreement with the exception of the following: (i) Mr. Peters’ title was changed to Executive Vice President and Chief Financial Officer based on a recommendation from the Company’s compensation consultant, Exequity, in order to differentiate Mr. Peters’ position from that of the other vice presidents of the Company; (ii) the term of employment was extended for an additional two (2) years through July 31, 2015 (Mr. Peters had been entitled to an automatic one (1) year renewal) in order to ensure Mr. Peters’ employment with the Company for a greater length of time (which is the same length as Mr. Peters’ employment agreement before amendment); (iii) Mr. Peters’ base salary was increased to $360,000, which represented a slight increase (less than 4%) over what Mr. Peters would have been entitled to receive had his employment agreement not been amended in recognition of his additional duties and responsibilities; and (iii) a section was added to provide a 409(A) savings clause consistent with the agreements of other executives of the Company, which provides for delayed payment of some portions of severance or change in control payments under certain circumstances to make any such payments compliant with Section 409(A) of the Internal Revenue Code. In all other respects (including bonus, severance and change in control benefits), the terms of Mr. Peters’ employment with the Company were not changed as a result of the amendment to his employment agreement. The Compensation Committee reviewed the terms of the proposed amendment and determined that it was consistent with the compensation study and evaluation performed by the Company’s compensation consultant, Exequity, and thereafter, approved the amendment to Mr. Peters’ employment agreement.

The term of Mr. Peters’ employment is to be automatically renewed for successive one (1) year terms unless terminated (i) unless terminated by the Company upon six (6) months advance written notice to Mr. Peters, (ii) unless terminated by Mr. Peters upon sixty (60) days advance written notice to the Company, or (iii) unless terminated in accordance with the provisions of Section 5 of the agreement. Mr. Peters will receive a 5% increase in base salary for each year during his employment. The employment agreement contains standard confidentiality provisions and indemnification provisions.

The agreement provides for annual bonuses to be determined in accordance with performance goals set by the Compensation Committee of the Board and the President of the Company. In the event of a termination upon total disability, the Company will pay to Mr. Peters the salary which would otherwise be payable to him during the continuance of such disability.

Reuben Seltzer—Executive Vice Chairman of the Company and Executive Chairman of ECR

Reuben Seltzer has been Vice Chairman of the Company since November 2010. Mr. Seltzer’s employment agreement with the Company was to expire on April 30, 2013, and was automatically renewed for an additional one year period, through April 30, 2014, pursuant to the terms of his employment agreement. On August 8, 2013, the Company and Mr. Seltzer entered into Amendment No. 1 to Mr. Seltzer’s employment agreement. The amendment did not alter the material terms of Mr. Seltzer’s existing employment agreement with the exception of the following: (i) Mr. Seltzer’s title was changed to Executive Vice Chairman of the Company and Executive Chairman of ECR in recognition of Mr. Seltzer’s additional duties and responsibilities in managing the strategic affairs of the Company’s wholly owned subsidiary, ECR Pharmaceuticals Co., Inc. and in managing the strategic direction and long term objectives of the Company; (ii) the term of employment was extended for an additional three (3) years through April 30, 2016 (Mr. Seltzer had been entitled to an automatic one (1) year renewal) in order to ensure Mr. Seltzer’s employment with the Company for a greater length of time (which is the same length as Mr. Seltzer’s employment agreement before amendment); (iii) Mr. Seltzer’s base salary was increased to $500,000, which represented a slight increase (less than 2%) over what Mr. Seltzer would have been entitled to receive had his employment agreement not been amended in recognition of his additional duties and responsibilities; and (iii) a section was added to provide a 409(A) savings clause consistent with the agreements of other executives of the Company, which provides for delayed payment of some portions of severance or change in control payments under certain circumstances to make any such payments compliant with Section 409(A) of the Internal Revenue Code. In all other respects (including bonus, severance and change in control benefits), the terms of Mr. Seltzer’s employment with the Company were not changed as a result of the amendment to his employment agreement. The Compensation Committee reviewed the terms of the proposed amendment and determined that it was consistent with the compensation study and evaluation performed by the Company’s compensation consultant, Exequity, and thereafter, approved the amendment to Mr. Seltzer’s employment agreement.

The term of Mr. Seltzer’s employment is to be automatically renewed for successive one (1) year terms (i) unless terminated by the Company upon six (6) months advance written notice to Mr. Seltzer, (ii) unless terminated by Mr. Seltzer upon thirty (30) days advance written notice to the Company, or (iii) unless terminated in accordance with the provisions of Section 5 of the Agreement. Mr. Seltzer will receive a 5% increase in base salary for each year during his employment. Mr. Seltzer may also receive a bonus during each year of employment which shall be determined in accordance with performance goals set by the Company’s Compensation Committee in its sole discretion. The bonus may be based on, among other things, Mr. Seltzer’s development and implementation of strategic objectives, acquisitions, product development, strategic alliances, including but not limited to, licensing arrangements and joint ventures, financings and strategic divestitures. Mr. Seltzer will be eligible annually to receive options to purchase a minimum amount of 50,000 shares of the Company’s Common Stock annually. The employment agreement contains standard confidentiality provisions and indemnification provisions.

Dr. Kamel Egbaria—Chief Scientific Officer and Executive Vice President

Dr. Kamel Egbaria has served as Chief Scientific Officer and Executive Vice President of the Company since April 2010. Dr. Egbaria’s prior employment agreement with the Company expired in April 2013. Therefore, effective as of May 1, 2013, the Company entered into an amended and restated employment agreement with Dr. Egbaria pursuant to which he continues to serve as Chief Scientific Officer and Executive Vice President of the Company. The amended and restated employment agreement contains the same material terms as Dr. Egbaria’s prior employment agreement with the exception of the following: (i) in order to ensure Dr. Egbaria’s continued employment with the Company for a greater length of time, the term was extended for an additional three (3) years, through April 30, 2016 (unless earlier terminated pursuant to the provisions of the amended and restated employment agreement), which is the same length as Dr. Egbaria’s prior employment agreement; (ii) the types of bonuses available to Dr. Egbaria were decreased to eliminate bonuses for submission of Abbreviated New Drug Applications (“ANDA”) for FDA approval, to eliminate bonuses for approvals received for ANDA’s submitted for FDA approval prior to Dr. Egbaria’s employment and to eliminate a relocation bonus; (iii) Dr. Egbaria’s base salary was increased to $425,000, which represented a slight increase (less than 5%) over what Dr. Egbaria would have been entitled to had his employment agreement not been amended and restated, partially to compensate for the elimination of certain types of bonuses; and (iv) a section was added to provide a 409(A) savings clause consistent with the agreements of other executives of the Company, which provides for delayed payment of some portions of severance or change in control payments under certain circumstances to make any such payments compliant with Section 409(A) of the Internal Revenue Code. In all other respects (including severance and change in control benefits), the terms of Dr. Egbaria’s employment with the Company were not changed as a result of the amended and restated employment agreement. The Compensation Committee reviewed the terms of the proposed amended and restated employment agreement and determined that it was consistent with the compensation study and evaluation performed by the Company’s compensation consultant, Exequity, and thereafter, approved Dr. Egbaria’s amended and restated employment agreement.

Dr. Egbaria will receive a 5% increase in base salary for each year during his employment. Dr. Egbaria will be entitled to receive certain bonuses upon the submission with, and approval by, the FDA of ANDA’s. Dr. Egbaria shall also be entitled to participate in the Company’s executive bonus pool. Dr. Egbaria received on May 22, 2013 and will be eligible to receive on each anniversary thereof, subject to approval by the Company’s Compensation Committee, an option to purchase 40,000 shares of the Company’s Common Stock, subject to the Company’s 2012 Stock Option Plan. The amended and restated employment agreement contains standard confidentiality provisions and indemnification provisions.

Dr. Cameron Durrant—President and Chief Executive Officer of ECR Pharmaceuticals Co., Inc.

In March 2013, ECR Pharmaceuticals Co., Inc. (“ECR”), the Company’s wholly owned subsidiary, entered into an employment agreement with Dr. Cameron Durrant, pursuant to which Dr. Durrant is to serve as President and Chief Executive Officer of ECR effective as of January 1, 2013 (“Effective Date”). Dr. Durrant is to receive an annual base salary of $385,000 for his services. Upon each anniversary of the Effective Date during the term of the employment agreement, Dr. Durrant’s salary, in effect immediately prior to the increase, will be increased by five (5%) percent. Dr. Durrant will be eligible to receive a bonus during each year of employment which shall be approved by the Company’s Compensation Committee and the Executive Chairman of ECR in their sole discretion. Such bonus may be based on ECR’s financial performance, including without limitation, earnings, sales revenues, net profits and expenses and ECR’s internal alignment with the Company’s strategic plan direction and development of ECR’s culture and operating principles. During the term of the employment agreement, Dr. Durrant, subject to the Company’s Compensation Committee’s approval, will be eligible to receive annually options to purchase a minimum amount of 30,000 shares of the Company’s Common Stock at such time as ECR’s other employees receive options. Dr. Durrant received options to purchase 50,000 shares of the Company’s Common Stock on March 11, 2013. The employment agreement contains standard confidentiality provisions and indemnification provisions. The Compensation Committee reviewed and approved the terms of the proposed employment agreement with Dr. Durrant.

Involuntary Termination. Certain of our employment contracts with our Named Executive Officers provide for severance pay and other payout amounts in the event that employment is terminated other than for cause or voluntary termination.

Consistent with the terms of Mr. David Seltzer’s prior employment agreement, Mr. Seltzer’s amended and restated employment agreement provides that in the event of a termination of employment by the Company without cause, the Company will pay to Mr. Seltzer or to his estate the aggregate amount of his base salary up to the end of the month in which termination of employment occurs. The employment agreement further provides that in the event of Mr. Seltzer’s death or total disability, he or his estate will be paid his base salary for the remaining term of the agreement; provided, however, that in the case of a total disability, the base salary paid to Mr. Seltzer shall be reduced by any proceeds paid to Mr. Seltzer, his designee or estate, from a disability insurance policy owned by the Company. In addition, if Mr. Seltzer is terminated by the Company without cause or in the event of Mr. Seltzer’s death or total disability, he or his estate will also be paid an amount equal to the product of (i) the bonus for the year in which such termination, death or total disability occurred and (ii) a fraction, the numerator of which is the number of months during such year which Mr. Seltzer was employed by the Company through and including the month of his death, total disability or termination of employment, and the denominator of which is twelve. The amended and restated employment agreement provides that in the event of Mr. Seltzer’s disability which is not a Total Disability (as defined in his amended and restated employment agreement) he will be paid his salary during the continuance of his disability; provided, however, that in the event he recovers sufficiently to return to work for a period of sixty (60) consecutive working days within twelve (12) months after his disability, he shall be fully reinstated. The salary paid to Mr. Seltzer during his disability will be reduced by any proceeds paid to Mr. Seltzer from a disability insurance policy owned by the Company.

Consistent with the terms of Mr. William Peters’ employment agreement prior to its amendment, if the employment of Mr. William Peters is terminated, or if he terminates his employment for Good Reason, as defined in his employment agreement, as amended, then the Company will pay to him the sum of (i) his salary for the greater of six (6) months or the balance of the term of his agreement and (ii) the pro rata portion of his annual bonus for the prior year. In addition, the Company will continue to keep in effect all health, insurance and welfare benefits for a period of the lesser of six months from the date of termination or until Mr. Peters obtains similar benefits from a new employer. Mr. Peters will not be entitled to severance if the Company gives six (6) months advance written notice that a decision not to renew his employment agreement has been made by the Company, or if he is terminated For Cause (as defined in his employment agreement), or his employment is terminated due to death or Total Disability (as defined in his employment agreement) or his employment is terminated due to a Change in Control (as defined in this employment agreement). The employment agreement provides that in the event of Mr. Peters’ disability, which is not a Total Disability (as defined in his employment agreement), he will be paid his salary during the continuance of his disability; provided, however, that the salary paid to Mr. Peters during his disability will be reduced by any proceeds paid to Mr. Peters from a disability insurance policy owned by the Company.

Consistent with the terms of Mr. Reuben Seltzer’s employment agreement prior to its amendment, Mr. Seltzer’s Employment Agreement, as amended, provides that in the event of a termination of Mr. Seltzer’s employment by the Company without cause or by Mr. Seltzer for Good Reason (as that term is defined in his employment agreement), Mr. Seltzer will receive severance equal to the sum of (i) his salary for the greater of 6 months or the balance of the term of the employment agreement and (ii) the pro rate portion of his bonus for the prior year. The employment agreement provides that in the event of Mr. Seltzer’s disability, which is not a Total Disability (as defined in his employment agreement), he will be paid his salary during the continuance of his disability; provided, however, that the salary paid to Mr. Seltzer will be reduced by any proceeds paid to Mr. Seltzer or his designee, from a disability insurance policy owned by the Company.

Consistent with the terms of Dr. Kamel Egbaria’s prior employment agreement, Dr. Egbaria’s Amended and Restated Employment Agreement provides that Dr. Egbaria’s employment shall terminate in the event of Dr. Egbaria’s death or total disability, or a termination for Cause as defined in the Egbaria Agreement, or a termination by Dr. Egbaria for Good Reason, as defined in the Egbaria Agreement, or a termination by the Company upon six (6) months’ prior written notice (a “Discretionary Termination”). In the case of a Discretionary Termination or a termination by Dr. Egbaria for Good Reason, Dr. Egbaria will be entitled to receive severance payments equal to the sum of (i) the greater of (A) six (6) months of Dr. Egbaria’s salary or (B) Dr. Egbaria’s salary for the balance of the term of the agreement and (ii) an amount equal to the bonus granted to Dr. Egbaria for the year prior to such termination. In addition, the Company will keep in effect all health insurance and welfare benefits for a period equal to the lesser of the balance of the term of the agreement or until Dr. Egbaria obtains similar benefits from a new employer. Dr. Egbaria is not entitled to receive severance in the event his employment is terminated for Cause, as defined in the agreement, or as a result of his Total Disability (as defined therein) or death. The Egbaria agreement provides that in the event of Dr. Egbaria’s disability, which is not a Total Disability, he will be paid his salary during the continuance of his disability; provided, however, that the salary paid to him will be reduced by any proceeds paid to Dr. Egbaria from a disability insurance policy owned by the Company.

Dr. Cameron Durrant’s employment agreement provides that Dr. Durrant’s employment shall terminate in the event of Dr. Durrant’s death or total disability or a termination For Cause, as defined in the employment agreement, or a termination by Dr. Durrant for Good Reason, as defined in the employment agreement, or a termination by ECR upon six (6) months’ prior written notice (a “Discretionary Termination”); or a Change in Control, as defined in the employment agreement. In the case of a Discretionary Termination or a termination by Dr. Durrant for Good Reason, Dr. Durrant will be entitled to receive severance payments equal to (i) the greater of (A) six (6) months of Dr. Durrant’s salary for the year in which the Discretionary Termination or termination for Good Reason occurs or (B) Dr. Durrant’s salary for the balance of the term of the agreement and (ii) a pro-rated portion of the bonus received by Dr. Durrant for the year of the Discretionary Termination or termination for Good Reason. In addition, ECR will keep in effect all health insurance and welfare benefits for a period equal to the lesser of the balance of the term of the agreement or until Dr. Durrant obtains similar benefits from a new employer. Dr. Durrant is not entitled to receive severance in the event his employment is terminated For Cause or as a result of his disability or death. The employment agreement provides that in the event of Dr. Durrant’s disability, which is not a Total Disability (as defined in his employment agreement), he will be paid his salary during the continuance of his disability; provided, however, that the salary paid to him shall be reduced by any proceeds paid to Dr. Durrant from a disability insurance policy owned by ECR.

Change in Control. If the Merger Agreement is adopted and the Merger is approved by the Stockholders, then if the Merger is consummated, the Merger will be deemed to satisfy the Change in Control definitions in each of the agreements hereinafter defined. Please see Interests of the Company’s Directors and Named Executive Officers in the Merger beginning on page 39 for additional information.

Consistent with the terms of Mr. David Seltzer’s prior employment agreement, our amended and restated employment agreement with Mr. Seltzer provides in the event of a “Change in Control” of the Company during the term of his employment under his employment agreement, followed by Mr. Seltzer’s termination for any reason whatsoever, including his voluntary termination within 24 months of a Change in Control, by the Company and/or its successor or by Mr. Seltzer. Mr. Seltzer will receive severance pay equal to (i) three (3) times his current base salary for the calendar year in which such termination occurs plus (ii) the bonus declared payable to him for the preceding calendar year; the continuation of health care benefits for 24 months; the continuance of his automobile lease then in effect, but not more than 3 years, and provides appropriate outplacement services not to exceed $15,000 for up to 12 months from the date of his termination; an office consistent with Mr. Seltzer’s office immediately prior to such termination in a comparable location for a period of one (1) year; and the immediate vesting of all of Mr. Seltzer’s stock options held by him prior to the effective date of the Change in Control. The payment of the severance and bonus shall be made as soon as practicable after termination of employment. In the event any payment or distribution to Mr. Seltzer is subject to an excise tax, Mr. Seltzer will be entitled to receive an additional payment (“Gross-Up Payment”) from the Company in an amount such that after payment by Mr. Seltzer of all taxes, including any excise tax imposed on the Gross-Up Payment, Mr. Seltzer retains an amount of the Gross-Up Payment equal to the excise tax imposed on the payments.

Mr. Seltzer’s employment agreement provides that “Change in Control” shall be deemed to occur upon the earliest to occur after the date of the agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined in the employment agreement) is or becomes the Beneficial Owner (as defined in the employment agreement), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities and such Person has initiated in the past or thereafter initiates actions or demonstrates an intent to influence or control the business, affairs or management of the Company or to cause the Company to enter into a transaction or a series of transactions with such Person or a third party without the prior consent or request of the Board of Directors;

(ii) Change in Board of Directors. During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

Consistent with the terms of Mr. William Peters’ employment agreement prior to its amendment, our employment agreement, as amended, with Mr. Peters provides that in the event of a “Change in Control” the Company will pay or cause its successor to pay to Mr. Peters, in cash, in a lump sum an amount equal to two (2) times his base salary which equals the sum of (i) his annual salary on the day preceding the Change in Control, plus (ii) the annual bonus for the year immediately preceding the Change in Control. This amount will be made in a lump sum payment within 15 days after the Change in Control. All insurance and welfare payments will also continue for the lesser of one year or the eligibility of similar benefits from a new employer.

A “Change of Control” shall be deemed to occur upon the earliest to occur after the date of the agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined in the employment agreement) is or becomes the Beneficial Owner (as defined in the employment agreement), directly or indirectly, of securities of the Company representing forty (40%) percent or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board of Directors. The date when continuing Directors (as defined in the employment agreement) cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the continuing Directors;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, and with the power to elect at least a majority of the Board or other governing body of such surviving entity; and

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Consistent with the terms of Mr. Reuben Seltzer’s employment agreement prior to its amendment, our employment agreement with Mr. Seltzer provides that in the event of a Change in Control of the Company (as defined in his employment agreement), the Company will pay or cause its successor to pay to Mr. Reuben Seltzer in a lump sum within fifteen (15) days after the Change in Control (subject to certain exceptions), an amount equal to three (3) times his base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control, plus (ii) his annual bonus for the year immediately preceding the Change in Control. In addition, following a Change in Control, at no cost to Mr. Reuben Seltzer, the Company will maintain for Mr. Reuben Seltzer and his dependents, all health, insurance and welfare benefits for the lesser of one year or until he and his dependents are eligible for similar health, insurance and welfare benefits from his new employer and will continue to pay the automobile allowance provided in Section 4.4 of his employment agreement until the end of the automobile lease then in effect but not more than two (2) years.

A “Change in Control” shall be deemed to occur after the date of his employment agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined in the employment agreement) is or becomes the Beneficial Owner (as defined in the employment agreement), directly or indirectly, of securities of the Company representing forty (40%) percent or more of the combined voting power of the Company’s then outstanding securities (“Acquisition”);

(ii) Change in Board of Directors. The date when continuing Directors (as defined in the employment agreement) cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the continuing Directors;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, and with the power to elect at least a majority of the Board or other governing body of such surviving entity; and

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Consistent with the terms of Dr. Kamel Egbaria’s prior employment agreement, our amended and restated employment agreement with Dr. Egbaria provides that in the event Dr. Egbaria’s employment is terminated following a Change in Control (as defined in his employment agreement), except for a termination as a result of Cause, or Dr. Egbaria’s death or total disability, the Company will pay or cause its successor to pay to Dr. Egbaria, in cash, a lump sum within fifteen (15) days after the Change in Control Termination (subject to certain exceptions), an amount equal to two (2) times Dr. Egbaria’s base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to his aggregate bonus for the year immediately preceding the Change in Control Termination. In addition, following a Change in Control Termination, the Company or its successor will keep in effect all health, insurance and welfare benefits for a period equal to the lesser of one (1) year or until Dr. Egbaria obtains similar benefits from a new employer.

A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of the Egbaria Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined in the employment agreement) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Company representing forty (40%) percent or more of the combined voting power of the Company’s then outstanding securities and such Person initiates actions to cause the Company to enter into a transaction or series of transactions with such Person or a third party without the prior consent or request of the Board of Directors;

(ii) Change in Board of Directors. The date when continuing Directors (as defined in the agreement) cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the Continuing Directors;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity, and the surviving entity has the power to elect at least a majority of the Board or other governing body of such surviving entity; and

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

In the event that within the six (6) month period following a Change in Control (as defined in his agreement) Dr. Durrant’s employment is terminated, he terminates his agreement for Good Reason, or ECR or its successor terminates his employment (“Change in Control Termination”), which does not include a termination as a result of Cause or Dr. Durrant’s death or total disability, ECR will pay or cause its successor to pay to Dr. Durrant a lump sum within thirty (30) days after the Change in Control Termination (subject to certain exceptions), an amount equal to one and a half (1.5) times Dr. Durrant’s base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Durrant for the year immediately preceding the Change in Control Termination if the Change of Control occurs on or prior to April 30, 2014. In the event a Change in Control Termination occurs during the term of the Agreement after April 30, 2014, ECR will pay or cause its successor to pay to Dr. Durrant in a lump sum within thirty (30) days after the Change in Control Termination, an amount equal to two (2) times Dr. Durrant’s base compensation which equals (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Durrant for the year immediately preceding the Change in Control Termination. In addition, following a Change in Control Termination, at no cost to Dr. Durrant, the Company or its successor will keep in effect for Dr. Durrant and his dependents, all health, insurance and welfare benefits for Dr. Durrant and his dependents, benefits for a period equal to the lesser of one (1) year or until Dr. Durrant and his dependents obtains similar health, insurance and welfare benefits from a new employer.

A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of Dr. Durrant’s agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined in the employment agreement) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Company representing forty (40%) percent or more of the combined voting power of the Company’s then outstanding securities and such Person initiates actions to cause the Company to enter into a transaction or series of transactions with such Person or a third party without the prior consent or request of the Board of Directors;

(ii) Change in Board of Directors. The date when continuing Directors (as defined in the agreement) cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the Continuing Directors;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity, and the surviving entity has the power to elect at least a majority of the Board or other governing body of such surviving entity; and

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment as a result of involuntary termination and termination following a Change in Control.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on April 30, 2013. Accordingly, the table reflects amounts earned as of April 30, 2013 and includes estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination or Change in Control. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination or change in control.

•	Because we have assumed an April 30, 2013 termination date, each of the Named Executive Officers would have been entitled to receive 100% of the annual bonus payment made for fiscal year 2012 that was paid in fiscal 2013. If termination would occur in fiscal 2014, the bonus amount would be the bonus amount that the Board determined to pay out for the year ended April 30, 2013.

A Named Executive Officer may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

	David Seltzer	William Peters(a)	Reuben Seltzer(b)	Kamel Egbaria	Cameron Durrant
Involuntary Termination
Prorated annual bonus compensation	$550,000	$315,000	$500,000	$190,000	—
Cash severance payment	553,000	413,000	483,000	199,000	$193,000
Continued health care benefits and other	—	14,000	52,000	27,000	15,000

Total	$1,103,000	$742,000	$1,035,000	$416,000	$208,000

Change in Control with Termination (c)
Prorated annual bonus compensation	$—	$—	$—	$—	—
Cash severance payment	3,231,000	1,703,000	3,340,000	1,138,000	$809,000
Continued health care benefits and other	157,000	27,000	77,000	27,000	15,000

Total	$3,388,000	$1,730,000	$3,417,000	$1,165,000	$824,000

(a)	Mr. Peters’ Change in Control provision is paid upon a change in control regardless of whether he is terminated or not.
(b)	Mr. Reuben Seltzer’s Change in Control provision is paid upon a change in control regardless of whether he is terminated or not.
(c)	This table is different than the table set forth on page 40 as this table assumes an April 30, 2013 termination date while the table set forth on page 40 in connection with the discussion Interests of the Company’s Directors and Named Executive Officers in the Merger assumes a termination date occurring between January 1, 2014 and April 30, 2014, consistent with the discussion contained in that section beginning on page 39.

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during fiscal year 2013.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)	All Other Compensation	Total
Martin M. Goldwyn	$47,000	—	$261,000	—	$308,000
Yashar Hirshaut, M.D.	$50,000	—	$261,000	—	$311,000
Jack van Hulst	$50,000	—	$261,000	—	$311,000
Anthony J. Puglisi	$50,000	—	$261,000	—	$311,000
Bruce W. Simpson	$50,000	—	$261,000	—	$311,000

(a)	Represents the dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”. See Note [I] of the consolidated financial statements in the Company’s Form 10-K, except no assumptions for forfeitures were included.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed with the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee of the Board of Directors (the “Committee”) is comprised of three (3) independent non-employee directors during fiscal year 2013. The responsibilities of the Committee are set forth in its written charter (the “Charter”). The Board of Directors adopted an amended charter of the Audit Committee, which was attached to the proxy statement dated October 8, 2010.

The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent auditors and management of the Company to review accounting, auditing internal controls and financial reporting matters.

During fiscal year 2013 this Committee held four (4) meetings. The Company’s senior financial management were in attendance at each meeting and the independent auditors were in attendance at all meetings.

The management of the Company is responsible for the preparation and integrity of financial information and related systems of internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles and to maintain internal controls over financial reporting and upon the Company’s independent auditors to review (in the case of quarterly financial statements) or audit (in the case of its annual financial statements), as applicable, such financial statements in accordance with generally accepted auditing standards.

The Committee has reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended April 30, 2013, included in the Company’s 2013 Annual Report to Stockholders. Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Committee’s oversight responsibility for the audit process, we have discussed with EisnerAmper LLP (“EisnerAmper”), the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee has obtained from EisnerAmper written disclosure and a letter providing the disclosures required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with EisnerAmper EisnerAmper’s independence from the Company and management, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by EisnerAmper.

Based upon the foregoing review and discussions with senior management of the Company and EisnerAmper, the Committee has recommended to the Board that the financial statements prepared by the Company’s management, and audited by its independent auditors be included in the Company’s 2013 Annual Report to Stockholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities and Exchange Commission. The Committee also has recommended to the Board the reappointment of EisnerAmper as the Company’s independent auditors for fiscal 2014, and the Board has concurred in such recommendation.

As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine if the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent auditors. In giving its recommendations to the Board, the Committee has relied on (i) management’s representations to it that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The members of the Audit Committee are independent as defined under the requirements of Rule 4200(a)(14) of the Nasdaq listing standards.

Presented by the members of the Audit Committee:

Yashar Hirshaut, M.D.
Anthony J. Puglisi
Jack van Hulst

Certain Relationships and Related Transactions

Through December 31, 2012, the Company and Reuben Seltzer held a 17.7% and 17.7% interest, respectively, in Marco Hi-Tech JV LLC, a New York limited liability company (“Marco Hi-Tech”), which markets raw materials for nutraceutical products. From and after January 1, 2013, the interests of the Company and Reuben Seltzer were proportionately increased to 22.15% and 22.15%, respectively, as a result of Marco Hi-Tech’s redemption of the interest of another member.

The Company is jointly developing a generic product outside of its area of expertise with EMET Pharmaceuticals (“EMET”), previously known as XCell Pharmaceuticals and another company. Mr. Reuben Seltzer is a principal of EMET. During the fiscal year ended April 30, 2013, the Company spent approximately $471,000 on this project, which was included in research and development expense.

Tashlik Goldwyn Crandell Levy LLP received $506,000 in legal fees for services performed for the Company during the Company’s fiscal year ended April 30, 2013. Martin M. Goldwyn, a partner in such firm, is a director of the Company.

The Company believes that material affiliated transactions between the Company and its directors, officers, principal stockholders or any affiliates thereof have been, and will be in the future, on terms no less favorable than could be obtained from unaffiliated third parties.

Review, Approval or Ratification of Transactions with Related Persons

The Company has adopted a policy for the approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members. The policy is not in writing and the Committee has not adopted any pre-approvals under the policy. The related party transactions described above are subject to, and have been approved and ratified, under this policy.

The policy provides that the Audit Committee reviews all related party transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. A summary of any new transactions is provided to the Board for its review in connection with each regularly scheduled Committee meeting.

There were no related party transactions that were subject to review by the Audit Committee during the Company’s fiscal year ended April 30, 2013.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT AUDITORS

The Company is asking the stockholders to ratify the appointment of EisnerAmper LLP (“EisnerAmper”) as the Company’s independent auditors for the fiscal year ending April 30, 2014.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board feels that such a change would be in the Company’s and its stockholders’ best interests.

EisnerAmper has audited the Company’s financial statements annually since fiscal 1992. Its representatives will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

EisnerAmper has served as the auditors for the Company for the fiscal year ended April 30, 2013. EisnerAmper has billed or is expected to bill us $438,000 and $563,000, in the aggregate, for professional services for the audit of our annual financial statements and audit of the Company’s internal controls in compliance with the Sarbanes-Oxley Act of 2002 for fiscal 2013 and 2012, respectively, and for the review of our interim financial statements which are included in our quarterly reports on Form 10-Q for fiscal 2013 and 2012.

Audit-Related Fees. EisnerAmper has billed or is expected to bill us $61,000 and $68,000 for other audit-related fees for fiscal 2013 and 2012, respectively. Other audit-related fees related primarily to services rendered in connection with our filing of registration statements with the SEC, and due diligence in connection with potential acquisitions and accounting consultations.

Tax Fees. EisnerAmper has billed or is expected to bill us $87,000 and $111,000 for fiscal 2013 and 2012, respectively, for tax services, including tax compliance.

All Other Fees

The Company did not engage EisnerAmper for professional services other than those services captioned “Audit Fees”, “Audit Related Fees” and “Tax Fees” in fiscal 2013.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by EisnerAmper was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

Policy on Audit Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1. Audit services include audit and review work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF EISNERAMPER LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2014.

PROPOSAL NO. 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Beginning in 2011, we have provided our stockholders with an annual opportunity to cast an advisory vote on our executive compensation program and policies. A majority of our stockholders endorsed our executive compensation programs and policies for our Named Executives by voting “FOR” these advisory votes in 2011 and 2012.

Hi-Tech is providing an advisory vote on our executive compensation in accordance with Section 14A of the Securities and Exchange Act of 1934, as amended. As described in greater detail in the Compensation Discussion and Analysis section of this proxy statement, the primary objective of Hi-Tech’s executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

•	Pay for performance and reward company and individual achievement;

•	Ensure compensation is competitive with the companies that compete with us for talent;

•	Maintain an appropriate balance between cash and equity incentives; and

•	Be fair and consistent.

The Compensation Committee and the Board believe that Hi-Tech’s 2013 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage stockholders to carefully review the Compensation Discussion and Analysis beginning on page 47 for a detailed discussion. The Compensation Discussion and Analysis describes Hi-Tech’s executive compensation program and the considerations taken into account by the Compensation Committee and the Board with respect to the compensation paid to the Named Executive Officers for 2013.

The Board is requesting that Hi-Tech’s stockholders cast a non-binding, advisory vote in favor of the following resolution:

RESOLVED, that the compensation paid to Hi-Tech’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion, is hereby approved.

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 6 ON AN ADVISORY BASIS.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

Voting Procedures

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.” Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Ratification of EisnerAmper LLP as our independent registered public accounting firm is the only proposal contained in this proxy statement that is considered a routine matter. Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the Merger Agreement.

The adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. A failure to vote your shares, abstention from the vote or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement but will not be sufficient for stockholders seeking to perfect their dissenters’ rights. See the section entitled “Appraisal Rights” beginning on page 47 for additional information.

The proposals (1) to consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for the Company’s Named Executive Officers in connection with the Merger; (2) to approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary; (3) to elect seven directors to the Board; (4) to ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014; (5) to consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and (6) to transact such other business as may properly come before the meeting or any adjournment thereof will each require the affirmative vote of a majority of the shares present and entitled to vote at the Meeting. In the event the Merger is not completed, the seven director nominees receiving the highest number of votes, in person or by proxy, will be elected to the Board.

With respect to any other matter that may be submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the Meeting for the particular matter, but since they are not affirmative votes for the particular matter, they will have the same effect as votes against the matter.

A stockholder of record who does not hold his shares through a brokerage firm, bank or other nominee (in “street name”) may vote his shares in person at the Annual Meeting. If a stockholder holds shares in street name, he must obtain a proxy or evidence of stock ownership from his street name nominee and bring it with him in order to be able to vote his shares at the Annual Meeting.

If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF A SIGNED VALID PROXY IS RETURNED AND NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AND “FOR” ALL OF THE OTHER PROPOSALS.

The Board is not presently aware of any other business to be presented to a vote of the stockholders at the Meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (the “Commission”), the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals properly presented by stockholders for consideration at the Annual Meeting that were not submitted to the Company within a reasonable time prior to the mailing of these proxy materials. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a Director if a Director nominee named in Proposal 1 is unable to serve for good cause or will not serve, and on matters incident to the conduct of the Annual Meeting.

A stockholder of record who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to our Inspector of Elections, c/o Georgeson Inc., 480 Washington Boulevard., 26th Floor, Jersey City, NJ 07310, (ii) attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, change or revoke your Proxy—you must vote in person at the Meeting to change or revoke a prior Proxy), (iii) submitting a later-dated Proxy card or (iv) submitting a Proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet Proxy facilities close by following the procedures applicable to those methods of submitting a Proxy.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference”. This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2013 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If you have a proposal or Director nomination that you would like us to include in our proxy statement and form of proxy for, or to present at the 2014 Annual Meeting of Stockholders, you must send your proposal to the Company at its principal executive offices by no later than [            ], 2014. Stockholders wishing to submit proposals or Director nominations that are not included in such proxy statement and proxy must do so no later than the close of business on [            ], 2014.

If the Merger is completed, the Company does not expect to hold its 2014 annual meeting.

Annual Report

The Company’s Annual Report containing audited financial statements for the fiscal year ended April 30, 2013 accompanies this proxy statement. THE COMPANY WILL SEND TO A STOCKHOLDER, UPON REQUEST WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED APRIL 30, 2013, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF DAVID S. SELTZER, SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.hitechpharm.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2013; and

•	our Current Reports on Form 8-K filed on July 24, 2013, August 13, 2013, August 27, 2013 and September 16, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our investor relations department at (631) 789-8228 or asiebert@hitechpharm.com or write to: Investor Relations, Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701. Any such requests should be made at least five (5) business days before the date of the Meeting in order to receive them before the Meeting.

If you need assistance in completing your proxy card, need directions to the Meeting or have questions regarding the Meeting, please contact our investor relations department at (631) 789-8228 or asiebert@hitechpharm.com or write to: Investor Relations, Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

By Order of the Board of Directors,

HI-TECH PHARMACAL CO., INC.

David S. Seltzer
Chairman, President, Chief Executive Officer,
Secretary and Treasurer

Dated: [            ], 2013

Important Notice Regarding The Availability of Proxy Materials for the Stockholders’ Meeting to be Held on [            ], 2013.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement, proxy card and accompanying 2013 annual report are available on the Internet at www.hitechpharm.com.

Annex A

AGREEMENT AND PLAN OF MERGER

between

AKORN, INC.,

AKORN ENTERPRISES, INC.

and

HI-TECH PHARMACAL CO., INC.

dated as of

August 26, 2013

i

TABLE OF DEFINED TERMS

Term	Cross Reference
Acceptable Confidentiality Agreement	Section 6.7(a)
Acquisition Proposal	Section 6.7(f)
Acquisition Proposal Documentation	Section 6.7(d)
Alternative Committed Financing	Section 6.12(a)
Affected Employees	Section 6.9(a)
Affiliate	Section 9.8(a)
Affiliated Group	Section 3.14(n)
Agreement	Preamble
ANDA	Section 6.13(a)
Applicable Antitrust Laws	Section 3.3(b)
Applicable Law	Section 3.3(a)
Assignee	Section 9.14
Business Day	Section 9.8(b)
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.7(d)
Claim	Section 3.12(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(h)
Commitment Letter	Section 4.7(b)
Common Stock	Section 2.1(b)
Company	Preamble
Company Board Recommendation	Section 3.2
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.10(a)
Company Material Contracts	Section 3.11(a)
Company Plans	Section 3.15(a)
Confidentiality Agreement	Section 6.4
Contract	Section 3.3(a)
Copyright	Section 3.10(d)
D&O Indemnified Liabilities	Section 6.10(a)
D&O Indemnified Parties	Section 6.10(a)
DEA	Section 9.8(c)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Effective Time	Section 1.3
EMEA	Section 9.8(d)
Environmental Claim	Section 3.13(c)
Environmental Laws	Section 3.13(c)
Environmental Permits	Section 3.13(c)
ERISA	Section 3.15(a)
Exchange Act	Section 3.3(b)
FDA	Section 3.1(a)
Final Policy	Section 3.22(j)

Financial Statements	Section 3.5(b)
Financing	Section 4.7(b)
Financing Documents	Section 9.13(b)
Financing Failure	Section 9.8(e)
Financing Sources	Section 4.7(b)
GAAP	Section 3.5(b)
Governmental Authority	Section 3.3(b)
Hazardous Materials	Section 3.13(c)
Healthcare Regulatory Authority	Section 9.8(f)
Healthcare Regulatory Authorizations	Section 9.8(g)
HSR Act	Section 3.3(b)
Infringe	Section 3.10(d)
Intellectual Property	Section 3.10(d)
Intervening Event	Section 6.7(f)
Intervening Event Termination Fee	Section 8.3
IRS	Section 3.15(a)
Judgment	Section 3.12(a)
Knowledge of the Company	Section 9.8(h)
Leased Real Property Schedule	Section 3.9(a)
Liens	Section 3.4(b)
Marketing Period	Section 9.8(i)
Marks	Section 3.10(d)
Mask Works	Section 3.10(d)
Material Adverse Effect	Section 3.1(a)
Maximum Premium	Section 6.10(b)
Merger	Recitals
Merger Consideration	Section 2.1(c)
NDAs	Section 3.22(k)
Notice of Intervening Event	Section 6.7(e)(ii)
Notice of Superior Proposal	Section 6.7(e)(i)
Owned Real Property	Section 3.9(b)
Parent	Preamble
Parent Termination Fee	Section 8.4(a)
Patents	Section 3.10(d)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
PBGC	Section 3.15(c)(iii)
Permits	Section 3.12(b)
Permitted Encumbrances	Section 3.9(a)
Person	Section 9.8(j)
Preferred Stock	Section 3.4(a)
Proxy Statement	Section 6.1(b)
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 4.1
Representatives	Section 6.2
Required Information	Section 6.12(b)

v

SEC	Section 3.3(b)
SEC Documents	Section 3.5(a)
Securities Act	Section 3.5(a)
Share	Section 2.1(b)
Stock Plans	Section 2.2(a)
Stock Rights Payment	Section 2.2(a)
Stock Rights	Section 2.2(a)
Stockholders Meeting	Section 6.1(a)
Subsidiary	Section 3.1(c)
Superior Proposal	Section 6.7(f)
Surviving Corporation	Section 1.1
Tax Return	Section 3.14(n)
Taxes	Section 3.14(n)
Termination Date	Section 8.1(c)
Termination Fee	Section 8.3
Trade Secret	Section 3.10(d)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 26, 2013 (this “Agreement”), is by and between Akorn, Inc., a Louisiana corporation (“Parent”), Akorn Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), on the one hand, and Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), on the other hand.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Purchaser, and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate the acquisition, it is proposed that Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of their respective stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (a “Voting Agreement”) in connection with the Merger; and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and other terms contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Merger shall be effected and Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (as such, the “Surviving Corporation”).

Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and

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subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (i) the second Business Day following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than three Business Days’ notice to the Company and (B) the third Business Day following the final day of the Marketing Period (the “Closing Date”) (subject, in each case of subclauses (A) and (B) of this clause (ii), to the satisfaction or waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 1.2, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Arent Fox LLP, 1675 Broadway, New York, New York 10019, unless another date, time, or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause to be filed with the Secretary of State of Delaware a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and other Applicable Law in connection with the Merger. The Merger shall become effective upon the filing, acceptance and effectiveness of the certificate of merger with the Delaware Secretary of State, or at such later time as is mutually agreed by the parties and set forth therein (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property and assets of the Company and Purchaser shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Purchaser shall become liabilities and obligations of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws. From and after the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Purchaser except that Article I thereof shall be amended to properly reflect the name of the Surviving Corporation and with such modifications as may be required by Section 6.10 and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law and (ii) the Bylaws of the Company shall be amended as a result of the Merger so as to read in their entirety as the bylaws of Purchaser and with such modifications as may be required by Section 6.10 and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law.

Section 1.6 Directors; Officers. From and after the Effective Time, (i) the directors of the Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any shares of capital stock of the Company:

(a) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of common stock, par value $0.01 per share (the “Common Stock”), of the Company (each a “Share”) that is held in the treasury of the Company and each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or by Parent, Purchaser, or any other wholly-owned Subsidiary of Parent or the Company (other than Shares in trust accounts, managed accounts, custodial accounts, and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or be deliverable in exchange therefor.

(c) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive $43.50 in cash (the “Merger Consideration”), payable to the holder thereof, without any interest thereon, less any required withholding taxes, upon surrender and exchange of a Certificate (defined below). All Shares that have been so converted shall be cancelled automatically and shall cease to exist, and the holders of Certificates shall cease to have any rights with respect to the Shares formerly evidenced thereby except for the right to receive the Merger Consideration in accordance with the terms of this Agreement, and until surrendered to the Paying Agent as set forth below, each Certificate shall represent for all purposes with respect to each Share formerly evidenced thereby only such right to receive the Merger Consideration (without interest). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of Shares, then the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of Shares.

(d) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of

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the DGCL, shall not be converted into the right to receive the Merger Consideration and, at the Effective Time be cancelled and cease to exist, and holders of Dissenting Shares shall be entitled only to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into, and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.1(d), if the Merger is not consummated then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company will give Parent (x) notice of any demands received by the Company for appraisals and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or compromise, or offer to settle or settle any such demands.

Section 2.2 Company Stock Plans.

(a) Prior to the Effective Time, the Company’s Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual holders, to provide for the cancellation, effective at the Effective Time, of all the outstanding options, restricted stock grants, restricted stock subject to vesting or similar rights to purchase or acquire Shares (“Stock Rights”), whether or not vested, heretofore granted under any stock option or similar plan of the Company or other agreement or arrangement (the “Stock Plans”), without any payment therefor except as otherwise provided for herein. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all unvested Stock Rights and each then vested Stock Right shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company, at the Effective Time, equal to the Merger Consideration, less the applicable exercise price of such Stock Right, if any (the “Stock Rights Payment”). Any payment made hereunder shall be subject to all applicable federal, state, local and foreign tax withholding requirements and to the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Right. Within two (2) Business Days following the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary to make payment of the aggregate amounts of Merger Consideration due to holders of Stock Rights pursuant to this Section 2.2, by wire transfer of immediately available funds. Promptly following the Effective Time, the Surviving Corporation shall make payments to holders of Stock Rights as set forth herein.

(b) As of the Effective Time, the Stock Plans shall terminate and all rights under any provision of any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. At and after the Effective Time, no Person shall have any right under the Stock Rights, the Stock Plans, or any other plan, program, or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Stock Rights Payment.

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Section 2.3 Payment for Shares.

(a) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.1(c) (the “Payment Fund”). For purposes of determining the aggregate Merger Consideration to be made available, Parent shall assume that there will be no Dissenting Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Shares are entitled pursuant to this Section 2.3, Parent shall be liable for the payment thereof. The expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation, as the case may be.

(b) As soon as reasonably practicable after the Effective Time, but in any event, no later than the second Business Day after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Purchaser, or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Shares, as applicable, shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of Shares formerly represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

(c) In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen, or destroyed.

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(d) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000.00. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(f) Any portion of the Payment Fund that remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with the terms hereof shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

(g) None of Parent, Purchaser, the Surviving Corporation, or the Paying Agent shall be liable to any Person in respect of any payments or distributions payable from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(h) Parent and Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Rights, or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

(i) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration on the records of the Company of transfers of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate (other than representing Shares described in Section 2.1(b)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.3.

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(j) In the case of any outstanding Shares that are uncertificated, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to Shares that are represented by Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except to the extent disclosed (i) in the Company’s SEC Documents (defined below) filed with the SEC since April 30, 2012 and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such SEC Documents to the extent they are predictive or forward-looking in nature), or (ii) under the corresponding section in the letter dated the date of this Agreement from the Company to Parent (the “Company Disclosure Letter”) (it being understood that any information set forth in one section of the Company Disclosure Letter shall be deemed to qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1 Organization, Standing and Corporate Power; Subsidiaries.

(a) The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, a “Material Adverse Effect” with respect to the Company means any event, change, circumstance, effect or state of facts that (i) has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, or results of operations of the Company and its Subsidiaries taken as a whole, other than those arising out of (1) general economic conditions, (2) conditions generally affecting industries in which the Company or its Subsidiaries operates, (3) the financial markets, (4) the entering into, the public announcement or disclosure or the pendency of this Agreement or the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Section 3.3), the taking of any action explicitly required by this Agreement or at the written request of, or with the written consent of, Parent or Purchaser or the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with other Persons, including Governmental Authorities, customers, suppliers, officer or employees, (5) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) in respect of the announcement of this Agreement or the consummation of the Merger or any of the transactions contemplated

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hereby), (6) any act of God or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (7) any change in political or social conditions, (8) any change or proposed change in Applicable Law (as defined herein) or interpretations thereof, (9) any change in GAAP (or authoritative interpretations thereof), (10) any failure by the Company to meet analysts’ revenue or earning projections or any change in or failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Material Adverse Effect), (11) any change in the price or trading volume of the Common Stock (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Material Adverse Effect), or (12) except as a result of a breach of or inaccuracy in Section 3.22, the determination by, or the delay of a determination by, the US Food and Drug Administration (“FDA”) or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date of this Agreement, with respect to the approval or non-approval of any products (except with respect to any supply interruption, discontinuance or product recall of any products that are currently being marketed or commercialized by the Company or any of its Subsidiaries), new methods of delivery for existing products or new dosages for existing products, in each case of the Company or its Subsidiaries; provided that the events, changes, circumstances, effects or state of facts set forth in the foregoing clauses (1), (2), (3), (5), (6), (7) and (8) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, that such events, changes, circumstances, effects or state of facts have a disproportionate adverse impact on the Company Parties and their Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its Subsidiaries operate, or (ii) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement.

(b) The Company has delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, each of which is in full force and effect.

(c) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 sets forth a true, correct, and complete list of all subsidiaries of the Company required to be so reported (each a “Subsidiary” and collectively “Subsidiaries”). Except as set forth in such Exhibit 21.1, all Subsidiaries of the Company are wholly owned directly or indirectly by the Company.

Section 3.2 Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized, and this Agreement has been approved by the Board of Directors of the Company, and no other corporate

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proceeding on the part of the Company, other than the approval of the Company’s stockholders described in Section 3.18, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.7, to recommend adoption of this Agreement to the holders of Shares (the “Company Board Recommendation”), and (ii) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 Consents and Approvals; No Violations.

(a) Except as set forth in Section 3.3 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) violate any of the provisions of the Certificate of Incorporation or Bylaws of the Company or the comparable governing documents of any Subsidiary of the Company, in each case as amended to date, (ii) subject to the governmental filings and other matters referred to in Section 3.3(b), conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any indenture, credit agreement, or other agreement, contract, lease, note, permit, concession, franchise, license, or other instrument or undertaking (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(b), conflict with or violate any law, rule, regulation, statute, ordinance, guideline, code, order, ruling, judgment, injunction, pronouncement, decree or other legally enforceable requirement (including common law) of any Governmental Authority (“Applicable Law”), except, in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, defaults, violations, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any nation or government or multinational body, any state, province, territory, municipality, district, agency, commission, or other political subdivision thereof, or any

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entity (including a court, arbitrator or other tribunal) exercising executive, legislative, judicial, or administration functions of or pertaining to government (a “Governmental Authority”), which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under any foreign antitrust statutes, rules or regulations (collectively with the HSR Act, the “Applicable Antitrust Laws”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (defined below) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) any filing as required under the rules and regulations of the NASDAQ stock market, (v) any other consents, approvals, authorizations, filings, or notices the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (vi) as may be necessary as a result of any facts or circumstances relating solely to Parent, Purchaser, or any of their Affiliates.

Section 3.4 Capital Structure.

(a) Except as set forth in Section 3.4 of the Company Disclosure Letter, the authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 23, 2013, 13,594,182 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. There were outstanding as of August 23, 2013 no options, warrants, or other rights to acquire capital stock from the Company other than Stock Rights representing in the aggregate the right to purchase or acquire up to 2,453,679 shares of Common Stock. Since August 23, 2013, no Stock Rights have been issued and no shares of Common Stock have been issued except for shares of Common Stock issued pursuant to the exercise or settlement of Stock Rights outstanding as of August 23, 2013. Except (i) as set forth above or (ii) as a result of the exercise of Stock Rights outstanding as of August 23, 2013, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no Stock Rights or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights.

(b) All outstanding shares of capital stock of the Company and each of its Subsidiaries are validly issued, fully paid, and nonassessable, and, in the case of the Subsidiaries, are owned by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more such Subsidiaries, free and clear of all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, options, rights of first refusal, security interests, easements, licenses and other encumbrances of any kind or nature whatsoever (collectively, “Liens”) except for Permitted Encumbrances.

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(c) Except as described above, none of the Company and its Subsidiaries has or is subject to or bound by or, at the Effective Time, will have or be subject to or bound by, any outstanding Stock Right, warrant, call, subscription or other right (including any preemptive or similar right and whether or not currently exercisable), agreement, or commitment that (i) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem, or otherwise acquire, any shares of the capital stock of, or other equity or voting interests in, the Company or any Subsidiary of the Company, (ii) obligates the Company or any of its Subsidiaries to provide funds or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity, (iii) restricts the transfer of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or (iv) is a stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or relates to the holding, voting, or disposition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d) Section 3.4(d) of the Company Disclosure Letter sets forth, as of the close of business on the Business Day immediately preceding this Agreement, a list of each Stock Right outstanding, which list specifies (i) the name of the holder, (ii) the number of Shares subject to such Stock Right, and (iii) the exercise price of any such Stock Right.

Section 3.5 SEC Documents.

(a) The Company has filed or furnished on a timely basis all required reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) with the SEC on or after April 30, 2011 (such reports, schedules, forms, statements, and other documents being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a later filing prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved written comments received from the SEC with respect to any of the SEC Documents.

(b) The consolidated financial statements (including any related notes and schedules) of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the

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Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(c) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the SEC Documents is recorded and reported on a timely basis to the individuals responsible for the preparation of the SEC Documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since April 30, 2011, the Company has disclosed to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that were Known to the Company and (B) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Since April 30, 2011, (i) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their directors or executive officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company, any committee thereof or to any executive officer of the Company evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by the Company or any of its Subsidiaries or any of their officers, directors or employees.

Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Company Disclosure Letter, since April 30, 2013, (a) the Company has operated in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been (i) any event, change, occurrence, or development of a state of facts or circumstances that has had a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any extraordinary dividend or other distribution (whether in cash, stock or property) with respect to the Common Stock or any repurchase or redemption for value by the Company of Common Stock; (iii) any split, combination or reclassification of Common Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Common Stock; (iv) any disposition of any material assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; or (v) any authorization of, or commitment or agreement to take, any of the actions described in clauses (ii) through (iv).

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Section 3.7 No Undisclosed Liabilities. Except (a) as set forth in Section 3.7 of the Company Disclosure Letter or (b) to the extent accrued or reserved in the Financial Statements of the Company included in the SEC Documents filed prior to the date of this Agreement, none of the Company and its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute, or otherwise that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto), except for those arising in the ordinary course of business consistent with past practice since April 30, 2013, or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8 Certain Information. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time it is filed with the SEC or published, sent, or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Purchaser for inclusion in the Proxy Statement.

Section 3.9 Title to Property.

(a) The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens except (i) those reflected or reserved against in the latest balance sheet of the Company included in the SEC Documents, (ii) Permitted Encumbrances, (iii) other Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iv) as set forth in Section 3.9 of the Company Disclosure Letter. The real property demised by the leases described on Section 3.9 of the Company Disclosure Letter (the “Leased Real Property Schedule”) constitutes all of the real property leased or subleased by the Company and its Subsidiaries. The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. All leases, easements, licenses, rights of way, and other rights pursuant to which the Company or any of its Subsidiaries lease from others or otherwise have the right to use real or personal property, individually or in the aggregate material to the business of Company and its Subsidiaries, taken as a whole, are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, easements, licenses, and other rights, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leased Real Properties: (1) the lease is a legal, valid and binding obligation of the applicable the Company, and to the Knowledge of the Company, of the other party thereto, and is enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and principles of equity and is in full force and effect; (2) the Company has not subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof; and (3) the Company has not collaterally assigned or granted any security interest in such lease or any interest therein.

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“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which are not violated by the current use or occupancy of the applicable real property and (d) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets by the Company and its Subsidiaries.

(b) The real property described on Section 3.9(b) of the Company Disclosure Letter (the “Owned Real Property”) constitutes all of the real property owned by the Company and its Subsidiaries. With respect to each parcel of Owned Real Property: (i) the Company or a Subsidiary of the Company (as the case may be) has good and marketable (and insurable with respect to the Owned Real Property) indefeasible fee simple title to such parcel of Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth on Section 3.9(b) of the Company Disclosure Letter and/or with respect to any Permitted Encumbrance, neither the Company nor any Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy such parcel of Owned Real Property or any portion thereof and (iii) except with respect to any Permitted Encumbrance, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein.

(c) Except as set forth on Section 3.9(b) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property:

(i) there are no pending or, to the Knowledge of Company, threatened condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to any of the Owned Real Property, the Facilities or any portion thereof, or other legal matters affecting adversely the current use, occupancy or value thereof;

(ii) to the Knowledge of Company, no casualty has occurred with respect to any of the Owned Real Property or any portion thereof; in the event that any of the Owned Real Property or portion thereof are destroyed or prior to Closing such that the damage or destruction when taken individually or in aggregate shall constitute a Material Adverse Effect, within ten (10) days of

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notice thereof, Parent and Purchaser may terminate this Agreement in accordance with Article VIII; in the event that Purchaser does not terminate or is not permitted to terminate this Agreement as result of such casualty then subject to Company assigning and/or providing insurance proceeds sufficient to repair such affected property, Parent and Purchaser shall proceed to close;

(iii) during the period that the applicable the Company has owned the Owned Real Property, all facilities located thereon have received all Permits required in connection with the ownership, occupation or operation thereof and have been operated and maintained in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any Governmental Authority;

(iv) the improvements on the Owned Real Property are in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with the Company’s or its respective Subsidiaries’ past practice; and

(v) the improvements on the Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities in accordance with the Company’s past practices, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable all applicable statutes, laws, ordinances, rules, orders, and regulations of any Governmental Authority.

Section 3.10 Intellectual Property. As of the date hereof:

(a) Section 3.10 of the Company Disclosure Letter sets forth a complete and accurate list of (i) all of the following owned by the Company or any of its Subsidiaries in any jurisdiction in the world (and indicating for each the name of owner and the jurisdiction of registration or application, if applicable): (A) issued Patents and pending Patent applications; (B) registered Marks and applications for registration of the same; (C) registered Copyrights and applications for registration of copyrights; and (D) material Internet domain name registrations, and (ii) all material licenses of Intellectual Property granted to the Company or any of its Subsidiaries by any Person or granted by the Company or any of its Subsidiaries to any Person (excluding licenses for commercially available, off-the-shelf software licensed on standard terms). The Company or one of its Subsidiaries owns, or has a valid and enforceable right to use all Intellectual Property used in and necessary to carry on the business conducted by the Company or any of its Subsidiaries substantially as currently conducted (the “Company Intellectual Property”).

(b) Except as set forth in Section 3.10 of the Company Disclosure Letter, (i) no Claim currently is pending, and to the Knowledge of the Company, no Claim has been threatened, alleging that the Company or any of its Subsidiaries or the conduct of their respective businesses Infringes the rights of any Person, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, Infringes or in the past two (2) years has Infringed the rights of any Person, (iii) to the Knowledge of the Company, no Person is Infringing, or in the past two (2) years has Infringed, any Intellectual

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Property owned by the Company or any of its Subsidiaries, (iv) no Claim currently is pending or, to the Knowledge of the Company is threatened, before any Governmental Authority or arbitrator challenging the ownership, scope, validity or enforceability of any Intellectual Property owned by the Company or its Subsidiaries and no such Claim has in the past two (2) years been instituted with respect to any material Intellectual Property owned by the Company or its Subsidiaries, and (v) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any Applicable Law or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company or any of its Subsidiaries, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.10(b), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have taken steps reasonable under the circumstances to prosecute, protect, enforce and maintain their respective material owned Intellectual Property rights.

(d) For purposes of this Agreement, the terms below shall have the following meanings:

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (1) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (2) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (3) copyrights and registrations and applications therefor (collectively, “Copyrights”); (4) trade secrets, know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (5) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (6) any other proprietary, industrial, or intellectual property rights recognized in any jurisdiction in the world.

“Infringe” means to infringe, dilute, impair, misuse, misappropriate, or otherwise violate the rights of any other Person in Intellectual Property.

Section 3.11 Material Contracts.

(a) Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party or is subject to any Contract that (i) is required to be described in or filed as an exhibit to any SEC Documents that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be, (ii) would prohibit or materially delay the consummation of the merger or any of the transactions

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contemplated by this Agreement, (iii) contains covenants that limit in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict in any material respect the ability of the Surviving Corporation or Parent or any of their Affiliates): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most favored nation” provisions), (B) to purchase or acquire an interest in any other entity, (C) to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (including any right of first refusal or right of first offer provisions), or (D) to enforce its rights under any Contract or applicable Law, including any covenant not to sue, (iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise) of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated or contains material ongoing obligations, or (v) which otherwise is material to the Company and its Subsidiaries, taken as a whole (each of the foregoing, a “Company Material Contract”).

(b) All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or its Subsidiaries in accordance with their respective terms. As of the date of this Agreement, the Company has either delivered or otherwise made available to Parent or Parent’s Representatives an accurate and complete copy of each Company Material Contract or has publicly made available such Company Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, the other party is in material breach of or material default under any Company Material Contract and, neither the Company nor, to the Knowledge of the Company, the other party, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Company Material Contract. To the knowledge of the Company, since January 1, 2013, the Company has not received, on or prior to the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Company Material Contract.

Section 3.12 Litigation; Compliance with Laws.

(a) Except as set forth in Section 3.12 of the Company Disclosure Letter, (i) there is no formal investigation, review, audit, hearing, claim, action, suit, litigation, or proceeding (at law or in equity), whether civil, criminal, or administrative (“Claim”), pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any arbitrator, court or other Governmental Authority, and (ii) none of the Company and its Subsidiaries is subject to any outstanding charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, or settlement, whether civil, criminal, or administrative, and whether formal or informal (“Judgment”), except, in any such case described in clause (i) or (ii), for Claims or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth in Section 3.12 of the Company Disclosure Letter or would not reasonably be expected to have a Material Adverse Effect on the Company, since

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April 30, 2011, the Company and each of its Subsidiaries have been and currently are in compliance with all Applicable Laws of any Governmental Authority. Since April 30, 2011, all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of any Governmental Authority (“Permits”) necessary for the Company and each of its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made and such Permits are valid and in full force and effect, except for the lack of Permits or validity of Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No revocation or cancellation of any Permit is pending, and since April 30, 2011, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit, except in each case where such revocation would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company.

Section 3.13 Environmental Laws.

(a) Except as set forth in Section 3.13 of the Company Disclosure Letter or to the extent that the inaccuracy of any of the representations set forth in this Section 3.13, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company and each of its Subsidiaries is and has for the past five (5) years been in compliance with all applicable Environmental Laws.

(ii) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them (other than permits held by the owner or sublessor of a property disclosed on the Leased Property Schedule), and are, and within the period of all applicable statutes of limitation have been, in compliance with all such Environmental Permits.

(iii) No written Environmental Claim has been received by or asserted against the Company or any of its Subsidiaries within the past five (5) years or is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(iv) Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other Person, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, in each case so as to give rise to any liability (contingent or otherwise) for the Company or its Subsidiaries under Environmental Laws.

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(v) Neither the Company nor any of its Subsidiaries has designed, manufactured, sold, marketed, distributed or repaired any product or item containing asbestos, silica, polychlorinated biphenyls or mercury and to the Knowledge of the Company such entities have no liability with respect to the presence of, or exposure to, any asbestos, silica, polychlorinated biphenyls, mercury or other Hazardous Materials in any product or item or at, in or upon any property or facility.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” or any other Environmental Laws.

(b) The Company has provided to Parent all material environmental reports, assessments, audits, and all other material documents relating to Environmental Laws, Hazardous Materials, or environmental, health or safety liabilities, that are in the possession or under the reasonable control of the Company or any of its Subsidiaries (including (without limitation) copies of existing Phase I or II environmental site assessments or reports in its possession relating to the Real Property).

(c) For purposes of this Agreement, the terms below shall have the following meanings:

“Environmental Claim” means any Claim, notice or Judgment of noncompliance, violation, or liability arising under any Environmental Law.

“Environmental Laws” means any and all Applicable Laws regarding public or worker health and safety (with respect to Hazardous Materials), pollution or protection of the environment, including any imposing liability or standards of conduct concerning the use or disposal of Hazardous Materials.

“Environmental Permits” means all Permits under any Environmental Law.

“Hazardous Materials” means any substance, material or waste for which liability or standards of conduct may be imposed under Applicable Law regarding public or worker health and safety (with respect to Hazardous Materials), pollution or protection of the environment, including any designated a “hazardous substance,” “hazardous waste” or “hazardous material” under Applicable Law, and any petroleum, asbestos or polychlorinated biphenyls.

Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Letter:

(a) Each of the Company and the Subsidiaries has duly and timely filed all federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extension of time to file granted or obtained); all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and were true, correct,

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and complete in all material respects; and all Taxes owed by each of the Company and the Subsidiaries, whether or not required to be shown as due on any Tax Return, have been timely paid.

(b) Neither the Company nor any Subsidiary is currently the subject of a Tax audit or examination or other administrative or judicial proceeding, and, to the Knowledge of the Company, no such audit, examination or other administrative or judicial proceeding is contemplated or has been threatened in writing by any taxing authority.

(c) Neither the Company nor any Subsidiary has consented to extend beyond the date hereof the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) Neither the Company nor any Subsidiary has received from any taxing authority any written notice of, or otherwise has Knowledge of any, proposed adjustment, deficiency, underpayment of Taxes which has not been fully (i) satisfied by payment, (ii) settled, or (iii) withdrawn.

(e) No written claim has been made within the past three (3) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) There are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(g) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to or bound by any Tax allocation or sharing agreement.

(i) Section 3.14 of the Company Disclosure Letter includes a description of the maximum amount of all payments that the Company and its Subsidiaries will make in connection with the transactions contemplated by this Agreement with respect to the excise tax imposed by Section 4999 of the Code (including all additional amounts, i.e., “gross-up” amounts, payable with respect to Taxes on such payments) on each such excess parachute payment.

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(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, or (vii) election under Code §108(i).

(k) The Shares do not constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(l) Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) Neither the Company nor any of its Subsidiaries is participating or has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(n) For purposes of this Agreement, the terms below shall have the following meanings:

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Taxes” shall mean (i) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, escheat or unclaimed property, or windfall profits taxes, customs, duties, or similar fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

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“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 3.15 Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter, contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), multiemployer plans within the meaning of ERISA Section 3(37), and all stock purchase, stock option, severance, employment, change-in-control, bonus, retention, incentive, deferred compensation and all other employee benefit plans and agreements (including employment, consulting and collective bargaining agreements) and any other material programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service (“IRS”) determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the two most recent years the Form 5500 and attached schedules.

(b) Neither the Company, any of its Subsidiaries nor any member of their Controlled Group (defined as any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m), or (o)) maintains, contributes to or has any liability or potential liability under or with respect to any (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.15, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole:

(i) each Company Plan has been established, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of

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the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made and no Company Plan has any material unfunded liability not accurately reflected on the Financial Statements as required by GAAP;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Claim (which includes any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Claims;

(iv) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Plan purposes and the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Plan;

(v) with respect to any Company Plan that provides retiree welfare benefits, the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all Parent employees;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

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(viii) the consummation of the Merger, either alone, or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries;

(ix) except as set forth in Section 3.15 of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Contemplated Transactions, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code; and

(x) each contract, arrangement, or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects and except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has or will have after the Effective Time any indemnity and/or “gross-up” obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 3.16 Labor Matters. None of the Company and its Subsidiaries is a party to any labor or collective bargaining agreement that pertains to employees of the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to Knowledge of the Company, no employees of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of

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its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others and (iv) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder.

Section 3.17 Opinion of Financial Advisor. The Board has received the written opinion of Nomura Securities International, Inc., dated as of August 26, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the scope and review undertaken as set forth therein, the Merger Consideration to be received by the holders of Shares (other than Parent and Affiliates) is fair from a financial point of view to such holders.

Section 3.18 Voting Requirements. Assuming the correctness of the representation set forth in Section 4.9, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby to be consummated by the Company. Assuming the correctness of the representation set forth in Section 4.9, the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Applicable Law including any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations of any jurisdiction, are not applicable to the Voting Agreements, this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.19 Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. None of the Company and its Subsidiaries is in default with respect to any material provision contained in such policy or binder nor has the Company or any of its Subsidiaries failed to give any material notice or present any claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. None of the Company and its Subsidiaries has received notice of cancellation or non-renewal of any such policy or binder, except where such cancellation or non-renewal would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.20 Brokers. No broker, investment banker, financial advisor or other Person, other than Nomura Securities International, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Certain Business Practices. To the Knowledge of the Company, since January 1, 2008, none of the Company, its Subsidiaries or any of their respective employees,

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Representatives or agents (in each case, acting in the capacity of an employee or Representative of the Company or any of its Subsidiaries) has (a) used any material funds (whether of the Company, any Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since April 30, 2011, none of the Company or any of its Subsidiaries has received any written communication that alleges any of the foregoing. The Company utilizes effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the aforementioned laws, rules or regulations will be prevented, detected and deterred.

Section 3.22 FDA and Related Matters.

(a) Except as set forth in Section 3.22 of the Company Disclosure Letter, the Company and its Subsidiaries are and, to the Knowledge of the Company, have been since January, 1 2008, in compliance in all respects with (1) all Applicable Laws (including all rules, regulations and policies) of the FDA, DEA, EMEA and other Healthcare Regulatory Authorities and (2) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and its Subsidiaries, or by which any property, product, or other asset of the Company and its Subsidiaries is bound or affected, except, in each case, where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor its Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(b) Since January 1, 2008, the Company and its Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are and have been in full force and effect, except where the failure to hold a Healthcare Regulatory Authorization or the failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any material written information since January 1, 2008 from any Healthcare Regulatory Authority or any other state or federal regulatory agencies with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of its products which would reasonably be expected to lead:

(i) to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority, except for any such revocations, withdrawals or denials which, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect; or

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(ii) to the revocation, withdrawal, denial or restriction of producing or marketing of any Company Product currently in development or offered for sale which does not require marketing approval, except for any such revocations, withdrawals, denials or restrictions which, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(d) Except as set forth in Section 3.22 of the Company Disclosure Letter, all material reports, documents, claims and notices required or requested to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and its Subsidiaries since January 1, 2008 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except where the failure to do so would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are and have been, since January 1, 2008, in compliance with current good manufacturing practices and maintain appropriate mechanisms, policies and procedures to ensure the prompt collection and reporting of adverse event or any other safety or efficacy data related to their products, except where the failure to do so would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(e) Except where such action would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not since January 1, 2008 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2008 that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke or withdraw a product approval, or request the recall of any product, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product produced at any facility where any product is manufactured, tested, processed, packaged or held for sale, except in each case where such action would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(f) With respect to each matter disclosed in Section 3.22(e) of the Company Disclosure Letter, the Company and its Subsidiaries have in their possession a “close out” letter or similar written communication from FDA or other applicable Governmental Authority

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attesting to the termination of the matter. The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all such “close out” letters and similar written communications.

(g) All pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all Applicable Law, including good laboratory practice requirements, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries have not received since January 1, 2008 any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical studies conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated, except where such termination or suspension would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(h) The Company and its Subsidiaries have not engaged and are not engaging in any clinical studies as sponsor, investigator or monitor.

(i) Neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices from any Healthcare Regulatory Authority related to the safety, purity, efficacy, labeling, marketing or promotion of any of the Company’s or its Subsidiaries’ products, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or its Subsidiaries, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, its Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “Final Policy”). Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Applicable Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against

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the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents. The Company has made available to Parent a true, correct and complete listing of fees, payments and reimbursements paid by the Company and its Subsidiaries, including the identity of the recipients of such fees, payments and reimbursements, related to advertising, promotions, conferences, speakerships and sponsorships together with the subject matters thereof, and the Company and its Subsidiaries have been and are fully in compliance with the PhRMA Code on Interactions with Healthcare Professionals, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(k) To the Knowledge of the Company, no new drug applications (“NDAs”) or ANDAs submitted by the Company or any of its Subsidiaries to any Health Regulatory Authority for approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, all NDAs and ANDAs submitted by the Company or any of its Subsidiaries are true, complete and correct and none is deficient by virtue of any failure to submit a modification, amendment or supplement thereto or for failure to pay any requisite fee, penalty or other charge or expense. Neither the Company nor any of its Subsidiaries has used or engaged the services of any debarred individual in connection with the preparation or submission of any marketing applications for its products.

(l) Neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company, its Subsidiaries or any of their officers or employees to cease all or a significant portion of the manufacturing operations at the Company’s manufacturing facilities, and, to the Knowledge of the Company, neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has taken any action that could reasonably be expected to lead to such a request, requirement, demand or order, except in each case where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(m) The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all internal and third party facility audits completed at and on behalf of the Company during the past three years. All material facility registrations and product listings required of the Company and its Subsidiaries are timely, complete and correct in all material respects. Section 3.22(m) of the Company Disclosure Letter contains a complete list of the Company’s and its Subsidiaries’ registered facilities and listed products, including an indication of any such products’ identified status as “grandfathered”, “monograph”, ANDA or NDA. The Company and its Subsidiaries have not developed, manufactured or distributed and do not currently develop, manufacture or distribute any biological product subject to a biologics license application (as defined in 21 CFR 601.2).

(n) Neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company, its Subsidiaries or any of their officers or employees to discontinue, or notified the Company, its Subsidiaries or any of their officers or employees of the potential discontinuance of, all or a significant portion of the

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commercialization of fluticasone propionate, and to the Knowledge of the Company, neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has taken any action that could reasonably be expected to lead to such a request, requirement, demand or order.

(o) For the purposes of this Section 3.22, “product” with respect to products of the Company or any of its Subsidiaries includes products marketed, developed or produced, as applicable, by the Company or any of its Subsidiaries and products and product candidates being evaluated by the Company or any of its Subsidiaries, whether in clinical trials as to which the Company or any of its Subsidiaries holds the applicable investigational new drug applications or in earlier stages of development. For purposes of this Section 3.22 only, clause (12) of the definition of “Material Adverse Effect” shall be inapplicable.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III, in the Company Disclosure Letter or in the certificate referenced in Section 7.3(d), the Company makes no express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided, or made available, to Parent, Purchaser or any of their Affiliates or Representatives in connection with the transactions contemplated hereby. The Company disclaims any and all other representations and warranties other than those contained in this ARTICLE III, in the Company Disclosure Letter and in the certificate referenced in Section 7.3(d), whether express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1 Organization, Standing, and Corporate Power. Each of Parent and Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected have a Purchaser Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Purchaser, in each case as amended to date. For purposes of this Agreement, “Purchaser Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of Parent or Purchaser promptly to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.2 Authorization. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all corporate

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action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) violate any of the provisions of the certificate of incorporation or bylaws of Parent, Purchaser, or any of their respective Subsidiaries, in each case as amended to date; (ii) subject to the governmental filings and other matters referred to in Section 4.3(b)(ii), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or any of their respective Subsidiaries under, any Contract to which Parent, Purchaser, or any of their respective Subsidiaries is a party or by which Parent, Purchaser, or any of their respective Subsidiaries or any of their respective assets is bound or affected; or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b)(ii), conflict with or violate any Applicable Law currently in effect, except, in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, defaults, violations, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consent, approval, order, or authorization of, or declaration, registration, or filing with, or notice to, any Governmental Authority that has not been received or made is required by or with respect to Parent or Purchaser or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act or under any other Applicable Antitrust Laws, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) any other consents, approvals, authorizations, filings, or notices the failure to make or obtain that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4 Certain Information. None of the information provided by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement or any amendment or supplement thereto, will,

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at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5 Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger, or the other transactions contemplated hereby.

Section 4.6 No Business Activities. Purchaser has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement, the Financing and the consummation of the transactions contemplated hereby.

Section 4.7 Sufficient Funds; Financing.

(a) Without limiting the effect of Section 9.13(b), as of the Closing Date, Parent shall have, or have immediately available to it, sufficient funds necessary to pay the aggregate Merger Consideration and the aggregate Stock Rights Payment and to consummate the transactions contemplated by this Agreement, including the payment of fees and expenses that are for its account.

(b) Parent has delivered to the Company a true and correct copy of the fully executed debt commitment letter pursuant to which the financial institutions party thereto (together with any Person that signs a joinder to the Commitment Letter or otherwise provides or agrees to provide a portion of the Financing or any financial institution that becomes party to any Financing Document, the “Financing Sources”) have committed to provide debt financing to Parent and/or Purchaser (the “Financing”) (such commitment letter, including all exhibits, schedules and annexes thereto and a customarily redacted fee letter, collectively, the “Commitment Letter”). As of the date of this Agreement, the commitments represented by the Commitment Letter are in full force and effect and constitute valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto (subject to the conditions therein). The Commitment Letter has not been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded prior to the date of this Agreement. As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate the Commitment Letter or not to provide the Financing. As of the date of this Agreement, Parent is not in default or breach under any term or condition of the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Parent under any term or condition of the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Commitment Letter on the Closing Date. As of the date of this Agreement, there are no side Contracts relating to the Financing to which Parent or any of its Affiliates is a party that impose conditions to the funding of the Financing, other than those set forth in the Commitment Letter. True and complete copies of any fee letters or engagement letters that include “market flex” or other provisions affecting the terms or conditions of the Financing have been provided to the Company, with only the fee amounts and certain other terms (none of which would reduce the

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aggregate amount or affect the conditionality of the Financing) redacted. Except as otherwise set forth in or expressly contemplated by the Commitment Letter and except for the payment of customary fees, there are no conditions precedent related to the funding of the full amount of the Financing.

Section 4.8 Brokers. No broker, investment banker, financial advisor, or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser or any of their Subsidiaries.

Section 4.9 DGCL Section 203. Neither Parent nor Purchaser, nor any of their “affiliates or associates” has been an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, within the prior three (3) years. As of the date hereof and at all times prior to the Effective Time, neither Parent nor Purchaser, nor any of their Affiliates, beneficially owns (within the meaning of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Common Stock.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV or in the certificate referenced in Section 7.2(c), neither Parent nor Purchaser makes any express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided, or made available, to the Company or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Parent and Purchaser disclaim any and all other representations and warranties other than those contained in this ARTICLE IV and in the certificate referenced in Section 7.2(c), whether express or implied.

ARTICLE V

CONDUCT OF BUSINESS OF THE COMPANY

Section 5.1 Conduct of Business of the Company. Except as expressly provided for herein or unless Parent shall otherwise agree, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business in all material respects consistent with past practice in all material respects and, to the extent consistent therewith, use reasonable best efforts to preserve intact in all material respects its current business organizations, keep available the services of its current key officers and employees, maintain in effect all material Permits and Healthcare Regulatory Authorizations, and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, except as expressly provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which consent shall not be unreasonably withheld other than those referred to below in clauses (a), (b), (c) and (d) for which consent shall be at the sole discretion of Parent):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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(b) issue, sell, grant, pledge, otherwise encumber any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities, or other rights of any kind to acquire any such shares other than upon the exercise of, or pursuant to the terms of, Stock Rights outstanding on the date of this Agreement on the terms in effect on the date hereof;

(c) declare, authorize, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or make any other change with respect to its capital structure;

(e) acquire (including by merger, consolidation, recapitalization, joint venture, equity purchase or otherwise) any corporation, partnership, limited liability company, other business organization or division thereof, or any real property, material assets or a material portion of the assets of any other Person, other than any such acquisition for consideration not exceeding $500,000 individually or $2 million in the aggregate;

(f) except for the transactions expressly contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or issue any debt securities in excess of $500,000 in the aggregate, or in excess of $1 million in the case of letters of credit;

(h) (i) enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof, or amend or modify in any material respect, or terminate, any Company Material Contract, in each case other than in the ordinary course of business consistent with past practice (including Contracts with customers or clients), (ii) enter into any Contract pursuant to which the Company or any of its Subsidiaries grants any exclusive marketing, sales representative or distribution rights to any third party or grants any non-compete (whether based on geography, products or otherwise) unless the Contract is terminable by the Company or such Subsidiary for any reason and without liability on less than 90 days notice, or (iii) grant any release or relinquishment of any material right under any Company Material Contract;

(i) enter into new clinical studies in excess of $500,000 individually or $2 million in the aggregate or enter into new milestones in excess of $500,000;

(j) enter into new Contracts that provide for royalties, profit share or net share above 50% in favor of other party;

(k) (i) make any purchases under existing commercial Contracts (including supply, development, contract manufacturing or purchase orders) in excess of $500,000 annually

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or $2 million over the life of the Contract or (ii) enter into any new commercial Contracts (including supply, development, contract manufacturing or purchase orders) requiring payments in excess of $300,000 annually or $1 million over the life of the Contract, except in each case of clauses (i) and (ii), inventory purchases in the ordinary course consistent with past practice for the subject product;

(l) authorize, or make any commitment with respect to, capital expenditures that are in excess of $500,000 individually or $2 million in the aggregate;

(m) grant or announce any increase in the salaries, bonuses, or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than (i) as required by Applicable Law, (ii) pursuant to any plans, programs, or agreements existing on the date hereof, or (iii) other ordinary increases not inconsistent with the past practices of the Company or such Subsidiary;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy;

(p) make any loans or advances to any other Person, other than (i) to the Company or any of its wholly owned Subsidiaries or (ii) advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practices and in compliance in all material respects with the Company’s policies related thereto;

(q) (i) sell, transfer, lease, sublease, license, assign, abandon or otherwise dispose of or impair or restrict the use of (including, by merger, consolidation or sale of capital stock, other equity interests or assets) any entity, business, real or personal properties, assets or rights of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary of the Company but excluding inventory sold in the ordinary course of business) that have a current value in excess of $500,000 individually or $2 million in the aggregate or any material Company Intellectual Property, (ii) license out any products of the Company or any of its Subsidiaries, or (iii) grant any Lien on any of its material assets;

(r) other than as required by Applicable Law or a Company Plan as in effect on the date hereof and disclosed to Parent, (i) grant or announce any Stock Rights, or award of any Stock Right or other compensatory equity award or pay or increase any severance, retention or termination pay or amend or accelerate the vesting, payment or funding of any amount provided or payable under any Company Plan for the benefit of any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, (ii) enter into any Company Plan or employment, deferred compensation or other similar agreement (or amend any such existing agreement) for the benefit of any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, (iii) increase benefits payable under any Company Plan or existing severance, retention or termination pay policies, (iv) establish, adopt, amend or terminate any collective bargaining agreement or Company Plan, (v) increase compensation,

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bonus or other benefits payable by the Company or any of its Subsidiaries under any Company Plan or otherwise to any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, other than increases of annual salary compensation averaging 3% for non-executives in the ordinary course of business consistent with past practice, or (vi) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $125,000;

(s) make, revoke or change any Tax election, file any amended Tax return or claim for refund, adopt or change any method of Tax accounting, settle or compromise any Tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);

(t) except as set forth in Section 5.1 of the Company Disclosure Letter, release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Claim (including any Claim relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice that involve amounts not to exceed $500,000 individually or $1 million in the aggregate that (x) do not require any actions or impose any restrictions on the business or operations of the Company or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provide for the complete release of the Company and its Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any of its Subsidiaries;

(u) (i) spend more than $250,000 on any new lawsuit or more than $400,000 in the aggregate on existing lawsuits; or (ii) start any new patent lawsuit or dismiss any existing lawsuits;

(v) enter into any transaction after the date hereof with any director, officer or beneficial owner of greater than 5% of the Shares; or

(w) authorize any of, or commit or agree to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Company Stockholders Meeting; Preparation of the Proxy Statement.

(a) Subject to Section 6.7, the Company shall with the cooperation of Parent take all action necessary, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws to convene and hold a special meeting of the stockholders of the Company (the “Stockholders Meeting”) to be held as soon as reasonably practical for the purpose of considering and voting upon the adoption of this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to Section 6.7, the Board of

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Directors of the Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause the Company Board Recommendation to be included in the Proxy Statement. Subject to Section 6.7(e), the Company agrees that unless this Agreement is terminated in accordance with its terms, the Company has an unqualified obligation to submit this Agreement to its stockholders at the Stockholders Meeting.

(b) Subject to Section 6.7, the Company shall as promptly as reasonably practicable prepare and file (and in any event within 20 (twenty) Business Days of the date of this Agreement) with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Stockholders Meeting in accordance and in compliance with the Exchange Act and the rules and regulations thereunder. Parent, Purchaser, and the Company will cooperate with each other in the preparation of the Proxy Statement. Each of Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company’s officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response, or to participate in any meeting (telephonic or otherwise) with the SEC. The Company shall cause the definitive Proxy Statement to be mailed reasonably promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 6.2 Access to Information. From the date hereof until the Effective Time, upon reasonable notice, the Company and its Subsidiaries shall afford Parent and its directors, officers, employees, agents, accountants, advisors, attorneys, bankers, and other representatives (collectively, “Representatives”) reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent with such financial, operating, correspondence with the FDA and other data and information as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel, and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would, in the Company’s reasonable good faith judgment, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any Applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof; and in any such event, the parties hereto will seek to make appropriate substitute disclosure arrangements.

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Section 6.3 Notification of Certain Matters. Until the Effective Time, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will, or is reasonably likely to, result in (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided, however, that no such notification shall affect the representations and warranties of any of the parties or the conditions to the performance by the parties hereunder.

Section 6.4 Confidentiality. Each of the parties acknowledges and agrees that the confidentiality agreement, dated June 20, 2013, by and between Parent and the Company (the “Confidentiality Agreement”) remains in full force and effect and shall survive the execution and, if any, termination of this Agreement. Notwithstanding anything contained herein to the contrary, any information provided pursuant to Section 6.7 shall constitute confidential information subject to the Confidentiality Agreement; provided that nothing contained in the Confidentiality Agreement shall limit the rights of Parent pursuant to Section 6.7.

Section 6.5 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in this Agreement.

Section 6.6 Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, file with the SEC a Current Report on Form 8-K, or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the SEC or any applicable securities exchange, if such party has first used reasonable efforts to consult with the other party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

Section 6.7 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may permit the submission of Acquisition Proposals to the Company’s Board of Directors on a private and confidential basis.

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(b) Except as expressly permitted by this Section 6.7, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any encouragement, solicitation, discussion or negotiation with any Person regarding an Acquisition Proposal and shall request that any such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 6.7, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective Representatives not to (i) initiate, solicit, facilitate or knowingly encourage the making of an Acquisition Proposal (or inquiries, proposals or offers or other efforts that may reasonably be expected to lead to an Acquisition Proposal), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, except to notify such Person of the existence of this Section 6.7, (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Notwithstanding anything in Section 6.7(b) to the contrary, but subject to the last sentence of this Section 6.7(c), if at any time after the date of this Agreement and until such time as the stockholders of the Company adopt this Agreement at the Stockholders Meeting, the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal, which did not result from any breach of this Section 6.7, the Company, its Subsidiaries and their respective Representatives shall be permitted to (i) furnish, pursuant to (and only pursuant to) an Acceptable Confidentiality Agreement, information with respect to the Company and each of its Subsidiaries to the Person who has made the Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access and that was not previously provided to Parent, and (ii) participate in discussions or negotiations regarding such Acquisition Proposal, in each case only if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to or constitute a Superior Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals, or offers with respect to an Acquisition Proposal are received by the Company or any of its Representatives and provide Parent with a copy of any written Acquisition Proposal received (including any written agreements, arrangements, understandings, forms of agreements supplied to third parties, and any applicable financial statements and evidence of any planned financing with respect to the Acquisition Proposal) and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a reasonably current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.7 or otherwise prohibit the Company from complying with its obligations under this Section 6.7.

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(d) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (or in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of within ten (10) Business Days after the commencement of such tender offer or exchange offer); (B) withhold or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation; or (C) fail to include the Company Board Recommendation in the Proxy Statement, subject to the immediately following sentence;(any action described in this clause Section 6.7(d)(i) being referred to as a “Change of Recommendation,” it being understood that a “stop, look and listen” communication by the Company’s Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) authorize or execute (or cause or allow the Company or any of its Subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.7(c)) (any such documentation, “Acquisition Proposal Documentation”).

(e) Notwithstanding the foregoing, prior to obtaining the required stockholder approval for the Merger, the Company’s Board of Directors or any committee thereof may:

(i) if the Company has received an Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 6.7) that has not been withdrawn and that the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (A) effect a Change of Recommendation or (B) terminate this Agreement to execute Acquisition Proposal Documentation with respect to such Superior Proposal if and only if in the case of clause (A) or (B): (1) the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; (2) the Company then provides written notice to Parent (a “Notice of Superior Proposal”) that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis for such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction document(s) related to the Superior Proposal (including the identity of the Person making the proposal); (3) during the four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this

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Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and (4) following the end of such four (4) Business Day period, the Company’s Board of Directors shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and that the failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(i) would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law. Any amendment to the financial terms or any other material amendment of such Acquisition Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.7(e)(i); provided, that references to the four (4) Business Day period above shall be deemed references to a two (2) Business Day period; and

(ii) other than in connection with an Acquisition Proposal, the Company’s Board of Directors or any committee thereof may effect a Change of Recommendation in response to an Intervening Event, if and only if: (A) the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; (B) the Company then provides written notice to Parent (a “Notice of Intervening Event”) that the Company intends to take such action and describing the Intervening Event that is the basis for such action in reasonable detail; (C) during the four (4) Business Day period following Parent’s receipt of the Notice of Intervening Event, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Intervening Event would no longer necessitate a Change of Recommendation; and (D) following the end of such four (4) Business Day period, the Company’s Board of Directors shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the Notice of Intervening Event or otherwise, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law. Any material change to the facts and circumstances relating to such Intervening Event shall require a new Notice of Intervening Event and the Company shall be required to comply again with the requirements of this Section 6.7(e)(ii); provided, that references to the four (4) Business Day period above shall be deemed references to a two (2) Business Day period.

(f) For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal (whether in writing or otherwise) from any Person (other than Parent, Purchaser or any Affiliates thereof) relating to, or that is reasonably expected to lead to, (i) any merger, consolidation, share exchange, recapitalization, liquidation, or other business

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combination involving the Company or any of its Subsidiaries, (ii) the acquisition or purchase of more than 20% of any class of equity securities of the Company or any of its Subsidiaries, (iii) any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning more than 20% of any class of equity securities of the Company, or (iv) the acquisition or purchase (including by way of license) of more than 20% of the consolidated assets of the Company or assets to which 20% or more of the Company’s revenues, net income or earnings before interest expense, taxes, depreciation and amortization on a consolidated basis are attributable, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” shall mean a bona fide written Acquisition Proposal not arising out of a breach of Section 6.7 to acquire directly or indirectly more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company that the Board concludes in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory, and other aspects of the proposal, and the Person making such proposal, would, if consummated, be more favorable to the Company’s stockholders, from a financial point of view, than the Merger (in each case, taking into account any revisions to this Agreement made or proposed by Parent). For purposes of this Agreement, an “Intervening Event” means a material event, development or change in circumstances with respect to the Company occurring, arising or coming to the attention of the Company’s Board of Directors after the date of this Agreement and prior to obtaining the required stockholder approval for the Merger, and which was not known, and could not reasonably be expected to have been known or foreseen, to or by the Company’s Board of Directors as of or prior to the date of this Agreement and was not known by the Company’s executive officers or reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall (1) the receipt, existence or terms of an Acquisition Proposal, (2) any events, developments or change in circumstances of Parent, (3) clearance of the Merger under the HSR Act, (4) any pronouncements, approvals, issuances or regulations of the FDA or other Healthcare Regulatory Authority (5) any events, developments or change in circumstances relating to any products of any competitors of the Company or any of its Subsidiaries or (6) any matter relating to the foregoing or consequence of the foregoing, constitute an Intervening Event.

(g) Nothing contained in this Section 6.7 or elsewhere in this Agreement shall prohibit the Company, the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by Applicable Law; provided that making such disclosure under this Section 6.7(g) shall not in any way limit or modify the effect, if any, that any such action has under this Section 6.7.

(h) The Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.7, the Company shall be deemed to be in breach of this Section 6.7.

Section 6.8 Consents; Approvals and Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) use reasonable best efforts to make promptly its respective filings, and thereafter make any other required submissions, under the Exchange Act and any other Applicable Law, with respect to the Merger and the other

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transactions contemplated hereby and (b) subject to Section 6.13, use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities and cooperate to obtain all consents, approvals, and authorizations of parties to contracts with the Company or any of its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Immediately following execution of this Agreement by the parties hereto, Parent shall act by written consent to approve this Agreement as sole stockholder of Purchaser.

Section 6.9 Employee Benefit Plans.

(a) Parent shall provide, or cause to be provided, to the employees (the “Affected Employees”) of the Company and its Subsidiaries, for a period of one (1) year following the Effective Time, compensation and employee benefits (other than any equity based compensation, defined benefit plan benefits or retiree medical benefits) that in the aggregate are at least comparable to those currently provided by the Company and its Subsidiaries to the Affected Employees under the Company Plans, and Parent shall cause to be provided to any Affected Employee who is terminated during such one-year period following the Effective Time severance benefits comparable or superior to those currently provided by the Company and its Subsidiaries to similarly situated employees under any Company Plan set forth on Section 6.9 of the Company Disclosure Letter.

(b) Parent shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness, and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries, to the extent such accruals are reflected in the Financial Statements. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any Company Plan during the plan year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions, or waiting periods would apply under the Company Plans) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates for purposes of determining eligibility to participate, vesting and with respect to determining benefit under any vacation or severance policy, under each employee benefit plan, policy, program, or arrangement (other than any equity based plan or defined benefit plan) in which such Affected Employee is eligible to participate, to the same extent such service was recognized under a corresponding Company Plan as of the Effective Time or except to the extent that it would result in a duplication of benefits with respect to the same period of services.

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(c) The parties hereto agree that nothing herein expressed or implied (i) is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.9, (ii) shall create any right to continued employment with the Parent, Company, Surviving Corporation or any Subsidiary, (iii) shall interfere with Parent’s right to amend, modify or terminate any Company Plan or any other employee benefit plan, program or agreement or to terminate the employment of any employee of the Company or its Subsidiaries for any reason (or no reason) after the Effective Time, or (iv) shall be construed to establish or amend any Company Plan, or benefit plan, policy or arrangement of the Parent, its Subsidiaries, or the Surviving Corporation.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees, costs, and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing and including any liabilities, fees, costs or other out-of-pocket expenses incurred in enforcing rights under this Agreement) arising out of or related to any threatened or actual claim, action, suit, proceeding, or investigation based on, arising out of or related to, in whole or in part, any action or omission taken or foregone in such D&O Indemnified Party’s position as a director or officer of the Company or any of its Subsidiaries and pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or related to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under Applicable Law (and Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party; provided, that in connection with any such advancement of expenses, the applicable D&O Indemnified Party shall execute an undertaking to repay to the Surviving Corporation or its subsidiaries any amount for which it is determined by a court of competent jurisdiction that such D&O Indemnified Party would not have been entitled to indemnification under applicable law or the provisions of this Agreement). Subject to and without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before, on or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Parent, and Parent shall cause the Surviving Corporation or its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the Surviving Corporation, any of its Subsidiaries or

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Parent shall be liable for any settlement or consent decree effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.10 shall notify Parent upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.10 except to the extent such failure prejudices Parent, the Surviving Corporation or its Subsidiaries). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect from and after the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made in writing to the Surviving Corporation within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) For six (6) years from the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, and cause the Surviving Corporation to pay the premiums associated with, officers’ and directors’ liability insurance covering the persons who are presently covered by officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered to Parent) with respect to actions and omissions occurring prior to the Effective Time, providing coverage not less favorable in the aggregate than provided by such insurance in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 6.10(b) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2013 (on an annualized basis) (which aggregate premiums currently paid or payable by the Company in 2013 (on an annualized basis) are set forth on Section 6.10(b) of the Company Disclosure Letter) for such purpose (the “Maximum Premium”); provided, that in lieu of the foregoing insurance coverage, at any time after the date hereof, the Company may, or Parent may direct the Company to, purchase a six (6)-year prepaid “tail” policy that provides coverage no less favorable to the D&O Indemnified Parties than the coverage described in this Section 6.10(b); provided, further, that the cost of such “tail” policy shall not exceed the Maximum Premium.

(c) Parent covenants, for itself and its successors and assigns, that, after the Effective Time, it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions, or causes of actions, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) During the six (6)-year period following the Closing Date, the Surviving Corporation shall not amend, restate or otherwise modify the provisions of its certificate of incorporation or of its bylaws with respect to indemnification of and expense advancement or reimbursement to D&O Indemnified Parties in a manner that adversely affects any D&O Indemnified Party.

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Section 6.11 Challenges. The Company shall give Parent reasonable opportunity to participate in the defense of any stockholder litigation against the Company or its directors or officers relating to the transactions contemplated hereby. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Prior to the Effective Time, the Company shall, upon the request of Purchaser, take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability of any state takeover law to the transactions contemplated by this Agreement, including the Merger.

Section 6.12 Financing.

(a) Parent and Purchaser shall use reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent and Purchaser shall use reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable (taken as a whole) to Parent and Purchaser than the terms and conditions (taken as a whole) set forth in the Commitment Letter (“Alternative Committed Financing”), including from alternative sources, following the occurrence of such event. Parent and Purchaser shall give the Company prompt written notice upon becoming aware of any breach by any party of the Commitment Letters or any termination of the Commitment Letters. Parent and Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing or the Alternative Committed Financing, as the case may be, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter if such amendment, modification or waiver would reasonably be expected to materially impair or delay the ability of Parent or Purchaser to receive the Financing or the Alternative Committed Financing, as the case may be, at or before the Closing or to consummate the transactions contemplated hereby. Parent and Purchaser shall provide written notice to the Company promptly upon receiving the Financing or the Alternative Committed Financing, as the case may be.

(b) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide and or cause its and its Subsidiaries’ Representatives to provide to Parent and Purchaser, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent or Purchaser that is customary in connection with the arrangement of the type of Financing contemplated by the Commitment Letter (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) (A) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with such pertinent and customary information, to the extent reasonably available to the Company or its Subsidiaries, regarding the Company and its Subsidiaries, and any supplements thereto, as may be reasonably

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requested by Parent or Purchaser to consummate the Financing and (B) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Financing, to the extent reasonably available to the Company, its Subsidiaries or its Representatives and to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and its Subsidiaries reasonably necessary to permit the Parent to prepare pro forma financial statements required under the Commitment Letter, and excluding textual descriptions of the Company’s business and financial results (other than what is customarily contained in the notes to the Company’s financial statements)), and audit reports of the Company and its Subsidiaries, and any supplements thereto required under the Commitment Letter and written financial information reasonably necessary for the Parent and the Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Commitment Letter (the information referred to in clauses (i) and (ii) being referred to in this Agreement as the “Required Information”), (iii) participating and having senior management and its Representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including customary one-on-one meetings with the Financing Sources), (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent or Purchaser (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company, (vii) assisting in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Parent or Purchaser in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) in connection with the Financing, providing customary authorization letters to the Financing Sources for the Financing authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public

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information about the Company or its Subsidiaries or their securities, (ix) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Commitment Letter to be paid off, discharged and terminated on the Closing Date, (x) providing at least two Business Days prior to the expected Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested by the Financing Sources for the Financing and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act, (xi) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Financing, (xii) assisting in obtaining corporate and facilities ratings for the Financing, (xiii) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors, (xiv) assisting with the execution, preparing and delivering of original stock certificates and original stock powers to the Financing Sources (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and (xv) ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company and its Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.12(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 6.12(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of its Subsidiaries specifically for use in connection therewith), except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, its Subsidiaries or their Representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its Subsidiaries or their Representatives under this Agreement or (iii) that were agreed to in a settlement without the written consent of Parent.

(c) Notwithstanding anything to the contrary contained in this Section 6.12, (i) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 6.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Financing) and (iii) none of the Company or any of its Subsidiaries or Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Financing prior to the Effective Time.

(d) For purposes of this Section 6.12, the term “Financing” shall also be deemed to include any Alternative Committed Financing and the term “Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Committed Financing.

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Section 6.13 Antitrust Approvals.

(a) Parent, Purchaser and the Company shall: (i) as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof, take all actions necessary to file or cause to be filed any notification and report required to be filed under the HSR Act in connection with this Agreement and the transactions contemplated hereby; (ii) use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentation, to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with any applicable Antitrust Laws, and will use their respective reasonable best efforts to respond to any issues which may be raised by any Governmental Authority having jurisdiction over any applicable Antitrust Laws; (iii) subject to Applicable Law, consult and cooperate with the Company, and coordinate with the other party with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and any other submissions, communications or correspondence with any Governmental Authority, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under any Antitrust Laws; and (iv) to the extent that it does not constitute a Material Adverse Effect on the Company (for purposes of this Section 6.13(a) only, clause (4) of the definition of “Material Adverse Effect” shall be inapplicable), agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable the Parent, Purchaser and the Company to close the transactions contemplated by this Agreement as soon as practicable (and in any event no later than the Termination Date, including (A) executing settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority (or with any private party, but only in this later case, in order to vacate, lift, reverse, overturn, settle, or otherwise resolve any decree, judgment, injunction, or other order that prevents, prohibits, restricts, or delays the consummation of the transactions contemplated by this Agreement that may be issued by any court or other Governmental Authority in favor of that third party), (B) selling, divesting, holding separate, licensing, or otherwise conveying particular assets or categories of assets or businesses of Parent, Purchaser and the Company or their respective Affiliates, and (C) agreeing to any conduct provisions or agreeing to sell, divest, hold separate, license, or otherwise convey any particular assets or categories of assets or businesses of Parent, Purchaser and the Company or their respective Affiliates contemporaneously with or subsequent to the Closing. None of Parent, Purchaser or any of their Affiliates shall be required, in connection with the matters covered by this Section 6.13, to (i) waive any of the conditions to this Agreement set forth in Article VII, or (ii) to agree to any restrictions on the conduct of their existing or future business activities (including the Business) or to divest or agree to divest or surrender control of any of their current or future assets or businesses in order to obtain any consents or approvals of any Governmental Authority or to otherwise remove any impediments to the consummation of the transactions contemplated by this Agreement if so doing would result in a Material Adverse Effect on the Company.

(b) Parent and Purchaser shall consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection

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with proceedings under or relating to any Antitrust Laws. The Company shall, subject to Applicable Law, consult and cooperate with Parent as may be reasonably requested by Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws.

(c) Each of Parent, Purchaser and the Company, subject to any restrictions under Applicable Law, will promptly notify the other parties hereto of any communication made to or received by it from any applicable Governmental Authority regarding any of the transactions contemplated hereby, and, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, the parties agree that, except as otherwise provided by Applicable Law, any and all proceedings, hearings and other dealings with Governmental Authorities relating to antitrust matters shall be led by Parent and its Representatives; provided, that Parent may make all final strategic decisions after consulting in good faith with the Company.

(d) Parent shall be responsible for the payment of all filing fees under the any Antitrust Law.

Section 6.14 Purchaser Obligations. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company and the Company’s Board of Directors shall take all steps necessary to cause the transactions contemplated by this Agreement, including any disposition of Common Stock in connection with this Agreement by each individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Title Information. Following the date hereof and prior to the Closing Date, the Company shall make available to Parent complete and correct copies of title evidencing the Company or its Subsidiaries ownership of the Owned Real Property.

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ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

(a) This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and all other Applicable Law.

(b) No temporary restraining order, preliminary or permanent injunction or other judgment, ruling or order issued by any court of competent jurisdiction, and no Applicable Law or other prohibition, enjoining, restraining, preventing or prohibiting the consummation of the Merger or otherwise rendering the consummation of the Merger illegal shall be in effect.

(c) All necessary waiting periods (including all extensions thereof) under the HSR Act and all other Applicable Antitrust Laws shall have expired or been earlier terminated and any necessary consents thereunder, if required, shall have been received.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Each of Parent and Purchaser shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

(b) Each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Purchaser Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c) The Company shall have received a certificate confirming satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b) signed on behalf of Parent by an authorized senior executive officer of Parent and a certificate confirming satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b) signed on behalf of Purchaser by an authorized officer of each of Parent and Purchaser.

Section 7.3 Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived by Parent and Purchaser in their sole discretion:

(a) The Company shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

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(b) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.1 (Organization, Standing, and Corporate Power; Subsidiaries), Section 3.2 (Corporate Authorization), Section 3.18 (Voting Requirements), Section 3.20 (Brokers) and Section 3.22(l) and (n) (certain FDA and Related Matters) shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) and (ii) the representations and warranties set forth in Section 3.4 (Capital Structure) shall be true and correct in all respects as of the Closing Date (other than de minimis failures to be true and correct in all respects).

(c) Since the date of this Agreement, there shall not have occurred or exist any event, change, occurrence, circumstance, effect or condition which (individually or in the aggregate) has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Parent and Purchaser shall have received a certificate with confirming satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) signed on behalf of the Company by an authorized senior executive officer of the Company.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

(a) by the mutual written consent of Parent and the Company;

(b) by either of Parent or the Company if (i) a statute, rule, executive order or other Applicable Law shall have been enacted, entered, or promulgated by any Governmental Authority prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or making the consummation of the Merger illegal or (ii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with its obligations under Section 6.5, Section 6.8 and Section 6.13;

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(c) by either of Parent or the Company if the consummation of the Merger shall not have occurred on or before February 26, 2014 (the “Termination Date”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement; provided further, however, that if the failure to consummate the Merger by the Termination Date is due solely to a delay in (i) satisfying the condition set forth in Section 7.1(c) and/or (ii) clearance by the SEC of the Proxy Statement, the date referred to in this Section 8.1(c) as the “Termination Date” shall be the earlier of (1) April 26, 2014 (provided that Parent may extend such date to May 26, 2014 upon notice to the Company given on or before April 26, 2014 if the failure to consummate the Merger by April 26, 2014 is due solely to a delay in satisfying the condition set forth in Section 7.1(c)) or (2) five (5) Business Days after both of the following have occurred: (A) the satisfaction of the condition set forth in Section 7.1(c) and (B) this Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and other Applicable Law.

(d) by either Parent or the Company if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained at the Stockholders Meeting, or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company where the failure to obtain the approval of the stockholders of the Company shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

(e) by the Company:

(i) if, prior to such time as the stockholders of the Company adopt this Agreement at the Stockholders Meeting, the Company’s Board of Directors shall have entered into any definitive Acquisition Proposal Documentation with respect to a Superior Proposal in accordance with Section 6.7; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e)(i) unless (x) the Company has complied with the requirements of Section 6.7 that the Company is required to satisfy before taking action pursuant to this Section 8.1(e) and (y) prior to or concurrently with such termination the Company pays the fee due under Section 8.3; or

(ii) if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement, or (B) there shall be a breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A)or (B), (x) would give rise to the failure of the condition set forth in Section 7.2(a) or 7.2(b) and (y) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to Parent from the Company of such breach; provided, that the Company may not terminate this Agreement pursuant to

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this Section 8.1(e)(ii) if Parent or Purchaser, as applicable, is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the Termination Date (as determined in accordance with Section 8.1(c)); provided further, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(ii) if the Company is in material breach of this Agreement;

(iii) if the Marketing Period has been completed and the conditions to closing set forth in Sections 7.1 and 7.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent and Purchaser are unable to satisfy their obligation to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 because of a Financing Failure; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(iii) if the Company is in material breach of this Agreement; or

(iv) if the Termination Date has lapsed and the conditions to closing set forth in Sections 7.1 (other than Section 7.1(c)) and 7.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent and Purchaser are unable to satisfy their obligation to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 because of a failure to satisfy the condition set forth in Section 7.1(c); provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(iv) if the Company is in material breach of this Agreement.

(f) by Parent or Purchaser:

(i) if the Company or the Board of Directors of the Company shall have (A) effected a Change of Recommendation, (B) entered into any Acquisition Proposal Documentation, or (C) failed to publicly reaffirm the Company Board Recommendation upon the reasonable written request therefor by Parent by the earlier of ten (10) Business Days following a reasonable written request by Parent and two (2) Business Days prior to the Stockholders Meeting;

(ii) if (A) there shall be a breach of any representation or warranty of the Company in this Agreement or (B) there shall be a breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A) or (B), (x) would give rise to the failure of the condition set forth in Section 7.3(a) or 7.3(b) and (y) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to the Company from Parent or Purchaser of such breach; provided, that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(f)(ii) if the Company is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the Termination Date (as determined in accordance with Section 8.1(c)); provided further, that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(f)(ii) if Parent or Purchaser is in material breach of this Agreement; or

(iii) if the Company shall have committed a willful and material breach of its obligations or agreements contained in Section 6.7.

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Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser, or the Company, other than the provisions of Section 6.4, this Section 8.2, Section 8.3, and Article IX; provided that, subject to the limitations set forth in Section 8.4, nothing herein shall relieve any party from liability for fraud or any willful and material breach of this Agreement prior to termination.

Section 8.3 Termination Fee. In the event that (a) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(f)(i) (other than as a result of a Change of Recommendation related to an Intervening Event), (b) the Company terminates this Agreement pursuant to Section 8.1(e)(i) or (c) (i) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(f)(ii), (ii) any Person shall have publicly disclosed or shall have made known to the Company’s Board of Directors a bona fide Acquisition Proposal after the date hereof and prior to such termination, and (iii) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (iii) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination pursuant to Section 8.1(e)(i), as promptly as is reasonably practicable (but in no event later than two (2) Business Days) in the case of a termination pursuant to Section 8.1(f)(i) or concurrently with the consummation of the Acquisition Proposal referred to in subclause (c)(iii) of this Section 8.3, an amount (the “Termination Fee”) equal to $20,819,000. In the event that this Agreement is terminated by (i) Parent or Purchaser pursuant to Section 8.1(f)(i)(A) as a result of a Change of Recommendation related to an Intervening Event pursuant to Section 6.7(e)(ii) or (ii) the Company or Parent pursuant to Section 8.1(d) and prior to the Stockholders Meeting the Company’s Board of Directors has made a Change of Recommendation related to an Intervening Event pursuant to Section 6.7(e)(ii), then the Company shall pay, or cause to be paid, to Parent as promptly as is reasonably practicable (but in no event later than two (2) Business Days) an amount (the “Intervening Event Termination Fee”) equal to $32,030,000. Except with respect to any fraud or willful and material breach of this Agreement by the Company, Parent’s receipt of full payment of the Termination Fee or Intervening Event Termination Fee pursuant to this Section 8.3 shall be the exclusive remedy of Parent or Purchaser against the Company or any of its stockholders, partners, members, affiliates, directors, officers or agents for any loss suffered as a result of breach of this Agreement by the Company or the failure of the Merger to be consummated upon termination of this Agreement; provided, however, that nothing in this Section 8.3 shall limit the rights of Parent and Purchaser under Section 9.11. Each party hereto acknowledges that the agreements contained in this Section 8.3 and in Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts

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due pursuant to Section 8.3 or 8.4, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in Section 8.3 or 8.4, as applicable, such party shall pay other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of Section 8.3 or 8.4, as applicable, from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.4 Parent Termination Fee.

(a) In the event that this Agreement has been terminated (i) by the Company pursuant to Section 8.1(e)(iii), (ii) by the Company pursuant to Section 8.1(e)(iv) or (iii) by Parent or the Company pursuant to Section 8.1(b) due to a final and nonappealable order, decree or ruling enjoining or prohibiting or otherwise making illegal consummation of the Merger, in each case, under any Antitrust Law, then within two (2) Business Days following such termination Parent shall pay or cause to be paid to the Company an aggregate amount equal to $41,639,000 (the “Parent Termination Fee”); provided, however, that in the event that this Agreement is so terminated after April 26, 2014, the “Parent Termination Fee” shall be an aggregate amount equal to $48,045,000. The parties understand and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or a willful and material breach of this Agreement, if Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 or fail to perform hereunder as a result of a Financing Failure or a failure to satisfy the condition set forth in Section 7.1(c), then the Company’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Purchaser, their Affiliates, the Financing Sources and their respective Representatives and assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee only to the extent provided by Section 8.4(a), and none of Parent, Purchaser, their Affiliates, the Financing Sources or their respective Representatives or assignees will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 8.4(b).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement, or in any agreement delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements, and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

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Section 9.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party and any rights of such party to receive a Termination Fee, Intervening Event Termination Fee or Parent Termination Fee, as applicable, pursuant to this Agreement.

Section 9.3 Amendment and Modification. This Agreement may be amended, modified, and supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made that, under Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary in this Section 9.3, Sections 8.4(b), 9.5, 9.10 and 9.13(b) may not be amended or modified in a manner that would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) without the prior written consent of the Financing Sources.

Section 9.4 Extension. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto. Any agreement on the part of a party hereto to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted pursuant to Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto, or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, except that there shall be no waiver to Section 8.4(b), 9.3, 9.5, 9.10, or 9.13 (or any provision of this Agreement to the extent a waiver such provision would modify the substance of Section 8.4(b), 9.3, 9.5, 9.10, or 9.13) in a manner that would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) without the prior written consent of the Financing Sources. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege. A waiver

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with reference to one event shall not be construed as continuing or as a bar to or waiver of any right, power, privilege or remedy as to a subsequent event. The rights and remedies of the parties hereto are neither cumulative nor alternative.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) upon actual receipt. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or to Purchaser, to:

Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, IL 60045
Attention:	Joseph Bonaccorsi
Facsimile:	(866) 468-0750

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	David Fox
Keith S. Crow
Facsimile:	(212) 446-6460

(b) if to the Company, to:

Hi-Tech Pharmacal Co., Inc.
369 Bayview Avenue
Amityville, New York 11701
Attention:	David S. Seltzer
Facsimile:	(631) 881-9482

with a copy (which shall not constitute notice) to:

Arent Fox LLP
1717 K Street, N.W.
Washington, D.C. 20036
Attention:	Jeffrey E. Jordan
Facsimile:	(202) 857-6395

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with a copy (which shall not constitute notice) to:

Tashlik Goldwyn Crandell Levy LLP
40 Cuttermill Road
Great Neck, NY 11021
Attention:	Martin M. Goldwyn
Facsimile:	(516) 829-6509

Section 9.7 Interpretation. When a reference is made in this Agreement to a Section or an Exhibit or a Schedule, if any, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollar” or “$” shall be to the lawful currency of the United States of America. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 9.8 Certain Definitions.

(a) “Affiliate” shall have the meaning ascribed to such term under Rule 1-02 of Regulation S-X of the SEC.

(b) “Business Day” means any day other than Saturday, Sunday, or any other day on which banks in New York City are required or permitted to close.

(c) “DEA” means the U.S. Drug Enforcement Administration.

(d) “EMEA” means the European Medicines Agency.

(e) “Financing Failure” means (i) the Financing is not available or (ii) Parent or Purchaser has not received aggregate proceeds from the Financing or any Alternative Committed Financing in an amount equal to or greater than the amount of the Financing contemplated by the Commitment Letter.

(f) “Healthcare Regulatory Authority” means the FDA, the DEA or any other federal, state, local or foreign Governmental Authority (such as EMEA and Health Canada) that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs.

(g) “Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

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(h) “Knowledge of the Company” means the actual knowledge of the officers of the Company set forth in Section 9.8(h) of the Company Disclosure Letter.

(i) “Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof throughout which: (i) the Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.12(b) in connection with any portion of the Financing to be consummated on the Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Information or cannot obtain from the Financing Sources confirmation that the Required Information has been provided and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Information the Company has not delivered) and (ii) the conditions set forth in Section 7.1 and Section 7.3 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period; provided that November 29, 2013 shall not be considered a Business Day for purposes of determining the Marketing Period but in any event shall not restart the 20-consecutive Business Day time period; provided, further, that if the Marketing Period were to commence but would not be completed in accordance with its terms prior to December 20, 2013, then the Marketing Period shall not commence prior to January 6, 2014; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-Business-Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the SEC Documents, in which case the Marketing Period shall be deemed not to commence unless and until a new audit opinion is issued with respect thereto by the Company’s auditor or another independent public accounting firm (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the SEC Documents have been amended or the Company has determined that no restatement shall be required, (C) the Company shall have been delinquent (after all permitted extensions) in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured, or (D) the Required Information contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statement contained in such Required information, in the context in which they were made, not misleading, in which case the Marketing Period will not be deemed to commence until all such Required Information has been corrected or disclosed; and provided, further, that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

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(j) “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or other entity.

Section 9.9 Entire Agreement. This Agreement (including the Exhibits or Schedules, if any, and other agreements and instruments delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement between the parties hereto, and supersedes all prior written agreements, arrangements, communications, and understandings, and all prior and contemporaneous oral agreements, arrangements, communications, and understandings, among the parties with respect to the subject matter of this Agreement.

Section 9.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any current or former employees of the Company) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, (a) the D&O Indemnified Parties are express third party beneficiaries of Section 6.10 and (b) each Financing Source (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) is an express third party beneficiaries of each provision of this Agreement expressly intended for its benefit, including Sections 8.4(b), 9.3, 9.5, and 9.13 and this Section 9.10.

Section 9.11 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including by failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or anticipated breaches of this Agreement and to enforce specifically the terms and provisions hereof, including, without limitation, (i) to enforce the terms and provisions of, and to prevent or cure breaches of, Section 6.8 by Parent or Purchaser, and (ii) to cause Parent and Purchaser to consummate the transactions contemplated hereby, if and as required pursuant to the terms and conditions hereof, including to effect the Closing on or prior to the date the Closing is required to occur pursuant to Section 1.2.

(b) Each of the parties hereto acknowledges and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) any party hereto has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order. The parties further agree that (A) by seeking the

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remedies provided for in Section 9.11(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (B) nothing contained in this Section 9.11 shall require any party to initiate any Claim for (or limit any party’s right to institute any Claim for) specific performance under this Section 9.11 before exercising any initiate right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Claim pursuant to this Section 9.11 or anything contained in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Purchaser’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) there has not been a Financing Failure, and (iv) the Company has confirmed in a written notice delivered to Parent that if specific performance is granted and the Financing is funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.11 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 8.4), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee.

Section 9.12 Governing Law. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.13 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) and in the applicable courts of appeal thereto, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the

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failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) for any portion of the Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) in any way relating to the Commitment Letter, any of the agreements or documents relating to or entered into in connection with the Financing or the Commitment Letter or the performance of any services thereunder (the “Financing Documents”) or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter or the Financing Documents or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (A) neither the Company nor any of its employees, officers, directors, stockholders or Affiliates shall have any rights or claims against any Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) in respect of any dispute arising out of or relating in any way to the Commitment Letter or Financing Documents or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that this clause (A) shall not affect the rights of Parent or any of its Subsidiaries under the Commitment Letter or any of the Financing Documents and (B) no Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) shall have any liability (whether in contract, in tort or otherwise) to any of the Company or any of its employees, officers, directors, stockholders or Affiliates for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to

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have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the Financing Documents or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that this clause (A) shall not affect the rights of Parent or any of its Subsidiaries under the Commitment Letter or any of the Financing Documents. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 9.13(b) and this Section 9.13(b) shall not be amended, modified or changed without the prior written consent of the Financing Sources. For the avoidance of any doubt, this Section 9.13(b) does not alter, modify, supplement or change, in any respect, the rights and obligations of any Financing Source to Parent and its Subsidiaries as set forth in the Commitment Letter.

Section 9.14 Assignment, Successors. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”), provided, however, that (1) no such assignment shall relieve Purchaser of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when a counterpart has been signed by each of the parties and delivered to the other parties.

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Section 9.18 Facsimile Signature. This Agreement may be executed by facsimile or electronically transmitted signatures and a facsimile or electronically transmitted signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

AKORN, INC.

By:	/s/ Raj Rai
	Name:	Raj Rai
	Title:	Chief Executive Officer

AKORN ENTERPRISES, INC.

By:	/s/ J. Bonaccorsi
	Name:	J. Bonaccorsi
	Title:	Secretary

HI-TECH PHARMACAL CO., INC.

By:	/s/ David S. Seltzer
	Name:	David S. Seltzer
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

August 26, 2013

The Board of Directors

Hi-Tech Pharmacal Co., Inc.

369 Bayview Avenue

Amityville, NY 11701

Members of the Board of Directors:

We understand that Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), Akorn, Inc., a Louisiana corporation (“Parent”), and Akorn Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger, to be dated as of the date hereof (the “Agreement”), pursuant to which Purchaser will be merged with and into the Company in a merger (the “Merger”) in which each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Company, Parent, Purchaser or any other wholly-owned subsidiary of Parent or the Company (other than Shares in trust accounts, managed accounts, custodial accounts, and the like that are beneficially owned by third parties), and (iii) Shares that are owned by stockholders who have properly exercised appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the Shares described in the foregoing clauses (i)-(iii) being referred to herein as “Excluded Shares”)) shall be converted into the right to receive $43.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Shares (other than holders of Excluded Shares) of the Consideration to be received in the Merger by the holders of such Shares.

Nomura Securities International, Inc. (“Nomura”) has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has also agreed to reimburse Nomura’s expenses and indemnify Nomura against certain liabilities arising out of its engagement. Nomura and its affiliates are engaged in financial services, including, without limitation, investment banking, financial advisory, corporate finance, retail banking, securities and derivatives trading, asset finance, merchant banking and asset management. In the ordinary course of business, Nomura, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, the equity, debt or other securities or financial instruments (including bank loans and other obligations) of the Company and/or Parent or any currency or commodity that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, instruments, currencies or commodities (or in related derivatives).

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Although this opinion was approved by our Fairness Opinion Committee, our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger. Our opinion does not address the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Merger. We express no opinion as to the prices at which the Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the Company, Parent and Purchaser will comply with all material terms of the Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, Parent or the expected benefits of the Merger in any way meaningful to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, regulatory, tax or accounting issues and we have relied on the assessments made by the Company and its advisors with respect to such issues. At your direction, we were authorized to assist the Company in connection with expressions of interest in a business combination with the Company received from third parties and to solicit such expressions from a limited number of other parties.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of the Shares; (viii) reviewed a draft, dated August 26, 2013, of the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made

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any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. We also have not evaluated, and do not express an opinion as to the impact of the Transaction on, the solvency, viability or fair value of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters or the ability of the Company or Parent to pay its obligations when they become due. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts and estimates or the assumptions on which they are based. We express no opinion regarding the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the Consideration or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to the holders of such Shares.

This opinion is provided for the benefit of the Board of Directors, in its capacity as such, in connection with, and for the purpose of, its evaluation of the Merger.

Very truly yours,

Nomura Securities International, Inc.

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Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HI-TECH PHARMACAL CO., INC.

Annual Meeting

of

Stockholders

[            ], 2013

10:00 A.M.

Hi-Tech Pharmacal Co., Inc.

10 Edison Street

Amityville, New York 11701

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

THE BOARD OF DIRECTORS OF HI-TECH PHARMACAL CO., INC. UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND “FOR” THE PROPOSALS LISTED BELOW.	Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2013, with Akorn, Inc., a Louisiana corporation (“Akorn”), and Akorn Enterprises, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Akorn, pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (the “Merger”); and to approve the transactions contemplated by the Merger Agreement, including the Merger	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve, in a non-binding advisory vote, the Merger related compensation paid to the Company’s Named Executive Officers	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary	☐	☐	☐

4.	ELECTION OF NOMINEES - To elect each of (01) David S. Seltzer, (02) Reuben Seltzer, (03) Martin M. Goldwyn, (04) Yashar Hirshaut, M.D., (05) Jack van Hulst, (06) Anthony J. Puglisi and (07) Bruce W. Simpson to serve as director of the Company, until the Company’s 2014 Annual Meeting of Stockholders in the event the Merger is not completed, or until his resignation or removal

FOR all nominees listed above (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
5.	To ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
6.	To approve, in a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers	☐	☐	☐

		FOR	AGAINST	ABSTAIN
7.	In their discretion upon such other matters as may properly come before the Meeting	☐	☐	☐

This Proxy will be voted as directed or, if no direction is given, will be voted FOR the adoption of the Merger Agreement and the approval of the Merger, FOR the election of the nominees and the approval of proposals 2, 3, 5 and 6.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	,	2013.

(Please sign your name exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

HI-TECH PHARMACAL CO., INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HI-TECH PHARMACAL CO., INC.

IN CONNECTION WITH ITS 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held [            ], 2013

The undersigned stockholder of Hi-Tech Pharmacal Co., Inc. (the “Company”) hereby appoints David S. Seltzer and William Peters or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the 2013 annual meeting of stockholders of the Company to be held on [            ], 2013, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes set forth on the reverse side.

Please mark, sign, date and mail this proxy in the envelope provided.

(Continued on the reverse side)